As filed with Securities and Exchange Commission on November 29, 2002

                                           Registration Statement No. 333-100460
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------
                        Pre-Effective Amendment No. 1 to
                                    Form SB-2
             Registration Statement Under The Securities Act of 1933
                             ----------------------
                                CN Bancorp, Inc.
                 (Name of Small Business Issuer in its Charter)



    Maryland                      6021                       52-1954386
(State or Other      (Primary Standard Industrial        (I.R.S. Employer
Jurisdiction of       Classification Code Number)      Identification Number)
Incorporation or
Organization)
                              7401 Ritchie Highway
                           Glen Burnie, Maryland 21061
                                  410-760-7000
        (Address and telephone number of principal executive offices and principal place of business)



   Jan W. Clark, President                           Copies To:
       CN Bancorp, Inc.                  Frank C. Bonaventure, Jr., Esquire
     7401 Ritchie Highway                     Kenneth B. Abel, Esquire
 Glen Burnie, Maryland 21061               Ober, Kaler, Grimes & Shriver,
         410-760-7000                        A Professional Corporation
                                               120 E. Baltimore Street
                                              Baltimore, Maryland 21202
                                                    410-685-1120
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: |X|

                                                 CALCULATION OF REGISTRATION FEE

                                        Amount to be     Proposed maximum    Proposed maximum
Title of each class of securities to     registered       offering price    aggregate offering       Amount of
            be registered                                    per unit              price          registration fee


Common Stock, $10.00 par value          344,828 Shares         $14.50          $5,000,006              $460
--------------------------------------------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject To Completion, Dated _________________

                                CN Bancorp, Inc.
                         344,828 Shares of Common Stock

         This is an initial public offering of shares of our common stock. We are selling up to 344,828 shares at $14.50 per share. We will not apply for listing of our common stock on any stock exchange or on The Nasdaq Stock Market. An established public market does not currently exist for our common stock.

         Investing in the common stock involves substantial risk. You should read carefully the section called "Risk Factors" beginning on page __ of this prospectus.


         One or more of our directors and officers will offer and sell the shares of common stock in the offering. There is no underwriter involved in the offering. Therefore, we will receive all of the offering proceeds without deducting any commissions or fees.


                                                                        Per
                                                                       Share               Total
                                                                   ---------------     ---------------
Public Offering Price..........................................            $14.50          $5,000,006
Underwriting Discounts and Commissions.........................              None                None
Proceeds to CN Bancorp, Inc. (before expenses).................            $14.50          $5,000,006


         The offering is scheduled to end on _________, but we may extend the offering until ________, at the latest. We intend to impose a minimum purchase for any investor of 345 shares and a maximum purchase of 15,000 shares, although we reserve the right to accept subscriptions for more or less.

         The offering will be conducted on a best efforts basis, which means that we are not required to sell any specific number of shares or dollar amount of common stock. We have not made any arrangements to place funds received from investors in an escrow, trust or similar account. A subscription for shares, once executed and delivered by an investor, is irrevocable. Funds received from an investor will be available for our immediate use once we accept the investor's subscription.


         The common stock does not represent a deposit account or other obligation of CN Bancorp, Inc.'s banking subsidiary, County National Bank. The common stock is not and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         Neither the Securities and Exchange Commission nor any state securities commission nor any agency regulating financial institutions has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is ___________

RED HERRING LEGEND:

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the entire prospectus, including the information under "Risk Factors," before making any decision to buy our common stock.


                    CN Bancorp, Inc. and County National Bank

         CN Bancorp, Inc., a Maryland corporation, was formed in 1996 as a bank holding company for County National Bank, a new community bank serving Anne Arundel County, Maryland. After five years in operation, County National Bank had assets in excess of $102 million and deposits in excess of $89 million at June 30, 2002. We offer a broad range of deposit and credit products from branches in Glen Burnie, Pasadena, and Odenton, Maryland. Our directors and officers are community leaders, dedicated not only to serving our customers for whom relationship-based banking is very important, but also to serving our neighbors and friends through civic and charitable activities.

         The executive offices of CN Bancorp, Inc. and County National Bank are located at 7401 Ritchie Highway, Glen Burnie, Maryland 21061. The telephone number is 410-760-7000.

                                  The Offering

Common stock offered                              344,828 shares.

Common stock to be outstanding
after the offering                                1,204,828 shares (assuming all
                                                  shares are sold). Excludes an
                                                  aggregate of 1,203,431 shares
                                                  of common stock reserved for
                                                  issuance upon the exercise of
                                                  outstanding warrants.


Purpose of the Offering;
Use of Proceeds                                   We are seeking to raise
                                                  capital in the offering to
                                                  support our growth, and will
                                                  use the net proceeds from the
                                                  offering for general corporate
                                                  purposes. We are seeking to
                                                  raise capital at this time
                                                  because we believe that market
                                                  conditions for offerings by
                                                  community banks are currently
                                                  favorable.


Maximum Subscription                              15,000 shares (the maximum
                                                  subscription may be increased
                                                  if approved by our board of
                                                  directors).

Minimum Subscription                              345 shares (the minimum
                                                  subscription may be decreased
                                                  if approved by our board of
                                                  directors).

Termination Date                                  The offering will end on ,
                                                  unless earlier terminated or
                                                  extended by us in our sole
                                                  discretion to a date no later
                                                  than ______.



Risk Factors                                      An investment in the common
                                                  stock involves a high degree
                                                  of risk. See "Risk Factors."
--------------------------------------------------------------------------------

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following table summarizes our selected consolidated financial information and other financial data. The selected balance sheet and statement of income data, insofar as they relate to the years ended December 31, 2001 and 2000, are derived from our audited consolidated financial statements. The selected consolidated financial data for the six-month periods ended June 30, 2002 and 2001 are derived from our unaudited consolidated financial statements. In our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of and for the six-month periods ended June 30, 2002 and 2001 have been included. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2002 are not necessarily indicative of results that may be expected for the full year ending December 31, 2002.

                                                          At and for the Six Months Ended   At and for the Year Ended
                                                                       June 30,                    December 31,
                                                           --------------------------      ---------------------------
(In thousands except per share data)                           2002            2001           2001             2000
                                                           --------------------------      ---------------------------

Statement of Operations Data:

Interest income                                            $    2,587           2,963           5,668           5,685

Interest expense                                                  850           1,245           2,234           2,461
                                                           --------------------------      ---------------------------
          Net interest income                                   1,737
                                                                                1,718           3,434           3,224

Provision for loan losses                                          66              63             138             172
                                                           --------------------------      ---------------------------
Net interest income after provision for loan losses             1,671
                                                                                1,655           3,296           3,052

Other income                                                      362             206             525             389

Other expense                                                   1,686           1,596           3,267           2,929
                                                           --------------------------      ---------------------------
Net income before taxes                                           347
                                                                                  265             554             512

Income taxes                                                      120              88             186             198
                                                           --------------------------      ---------------------------
                                                           $      227             177             368             314
                                                           ==========================      ============================


                                       4


Per Share Data:
Earnings per share, basic                                  $     0.26            0.21            0.43            0.37
Earnings per share, diluted                                      0.21            0.17            0.35              NA
Cash dividends                                                   0.06              --              --              --
Book value per share                                            10.34            9.88           10.09            9.73
Tangible book value per share                                   10.34            9.88           10.09            9.73
Weighted average shares outstanding, basic                    860,000         860,000         860,000         860,000
Weighted average shares outstanding, diluted                1,090,019       1,044,593       1,044,593              NA
Shares outstanding at end of period                           860,000         860,000         860,000         860,000

Balance Sheet Data:
Total Assets                                               $  102,070          84,865          88,074          83,515
Securities available for sale, value                           16,066           6,018           7,498          12,333
Securities held to maturity, at cost                            4,250           5,750           5,000           2,750
Loans receivable, net of unearned income                       63,037          54,997          59,861          51,888
Allowance for loan losses                                         729             706             781             670
Premises and equipment, net                                     3,457           3,607           3,529           3,744
Non-interest bearing deposits                                  23,946          19,488          19,341          18,536
Interest bearing deposits                                      66,006          54,139          58,498          52,117
                                                           --------------------------      ---------------------------
          Total deposits                                       89,952          73,627          77,839          70,653
                                                           --------------------------      ---------------------------


Securities sold under agreements to repurchase                  2,905           2,584           1,377           4,311

Stockholders' equity including unrealized gains
  and losses                                                    8,892           8,501           8,677           8,367

Selected Performance and Other Ratios:
     Return on average stockholders' equity                      2.54%           2.13%           4.37%           3.91%
     Return on average assets                                    0.24%           0.21%           0.43%           0.40%
     Net interest margin                                         3.94%           4.42%           4.36%           4.51%
     Other income to average assets                              0.38%           0.24%           0.61%           0.50%
     Other expenses to average assets                            1.76%           1.88%           3.80%           3.75%
     Dividend payout ratio                                      22.91%           0.00%           0.00%           0.00%
     Number of branches                                             3               3               3               3
     Allowance for loan losses to total loans                     1.2%            1.3%            1.3%            1.3%
     Non-performing loans to total loans                          0.4%            0.6%            0.6%            0.2%
     Allowance for loan losses to non-performing loans          311.5%          202.3%          233.1%          697.9%

Applicable Capital Ratios:
     Tier 1 risk-based capital                                   12.8%           14.0%           13.5%           14.3%
     Total risk-based capital                                    13.8%           15.2%           14.8%           15.5%
     Leverage capital                                             9.2%            9.7%            9.7%            9.9%
     Stockholders' equity to total assets                         8.7%           10.0%            9.9%           10.0%

                               RECENT DEVELOPMENTS

         The consolidated financial information and other financial data presented below as of September 30, 2002 and for the three and nine month periods ended September 30, 2002 and 2001 is unaudited. In our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of and for the three and nine-month periods ended September 30, 2002 and 2001 have been included. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine-month period ended September 30, 2002 are not necessarily indicative of results that may be expected for the full year ending December 31, 2002.


                         CN BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
              December 31, 2001 and September 30, 2002 (Unaudited)



                                                                     (Unaudited)
                                                                     September 30,       December 31,
                                                                          2002               2001
                                                                     -------------      -------------
                                  ASSETS

Cash and due from banks                                              $   3,171,935          3,007,814
Federal funds sold                                                      10,378,156          6,113,947
Certificates of deposit                                                  2,923,475          2,915,735
Investment securities - available for sale                              12,146,401          7,002,001
Investment securities - held to maturity                                 6,042,874          4,999,988
Other securities                                                           496,200            496,200
Loans receivable, net of allowance for loan losses                      62,223,552         59,079,547
Accrued interest receivable on loans and securities                        413,253            403,121
Property, equipment and leasehold improvements, net                      3,430,120          3,528,756
Income taxes receivable and deferred                                       155,282            128,470
Cash surrender value of life insurance                                   1,220,892                 --
Prepaid expenses and other assets                                          323,532            398,568

                                                                     -------------      -------------
             Total Assets                                            $ 102,925,672         88,074,147
                                                                     =============      =============

                                LIABILITIES

Deposits                                                             $  91,213,798         77,838,781
Securities sold under agreements to repurchase                           2,442,220          1,377,080
Accounts payable and accrued expenses                                      394,679            180,964

                                                                     -------------      -------------
             Total Liabilities                                          94,050,697         79,396,825
                                                                     -------------      -------------

                                                                     (Unaudited)
                                                                     September 30,       December 31,
                                                                          2002               2001
                                                                     -------------      -------------
                           STOCKHOLDERS' EQUITY

  Preferred stock - $.01 par value; authorized 5,000,000 shares
      None issued or outstanding                                                --                 --
  Common stock - $10 par value; authorized 5,000,000 shares
     Issued and outstanding: 860,000 shares                              8,600,000          8,600,000
  Less: Cost of offering                                                  (102,955)          (102,955)
  Additional paid in capital                                                 3,434              3,434
  Retained earnings                                                        287,403            175,615
  Accumulated other comprehensive income:
        Unrealized gains on securities available for sale                   87,093              1,228
                                                                     -------------      -------------

             Total Stockholders' Equity                                  8,874,975          8,677,322
                                                                     -------------      -------------

  Total Liabilities and Stockholders' Equity                         $ 102,925,672         88,074,147
                                                                     =============      =============



                         CN BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
         For the Three and Nine Months Ended September 30, 2002 and 2001
                                   (Unaudited)

                                                         For the Three Months             For the Nine Months
                                                          Ended September 30,             Ended September 30,
                                                     ----------------------------     ---------------------------
                                                         2002             2001            2002            2001
                                                     -----------      -----------     -----------     -----------
Interest income:
   Interest and fees on loans                        $ 1,065,923        1,118,225       3,213,785       3,311,406
   Federal funds sold                                     34,191           63,666         118,916         299,232
   Certificates of deposit                                11,458           22,150          33,999          87,798
   Securities                                            201,363          193,791         533,363         662,179
                                                     -----------      -----------     -----------     -----------
                                                       1,312,935        1,397,832       3,900,063       4,360,615
                                                     -----------      -----------     -----------     -----------
Interest expense:
   Certificates of deposit, $100,000 or more              96,704           70,484         272,714         365,318
   Other deposits                                        323,265          440,775         977,786       1,293,483
   Repurchase agreements                                   8,346           20,664          28,314         117,959
                                                     -----------      -----------     -----------     -----------
                                                         428,315          531,923       1,278,814       1,776,760
                                                     -----------      -----------     -----------     -----------
             Net interest income                         884,620          865,909       2,621,249       2,583,855

Provision for loan losses                                 28,000           39,000          93,594         102,206
                                                     -----------      -----------     -----------     -----------
             Net interest income after provision
              for loan losses                            856,620          826,909       2,527,655       2,481,649
                                                     -----------      -----------     -----------     -----------

Other income:
   Fees and service charges from
      depository accounts                                160,770          110,978         466,624         285,612

                                                         For the Three Months             For the Nine Months
                                                          Ended September 30,             Ended September 30,
                                                     ----------------------------     ---------------------------
                                                         2002             2001            2002            2001
                                                     -----------      -----------     -----------     -----------
   Other income                                           36,030           20,231          92,418          51,734
                                                     -----------      -----------     -----------     -----------
                                                         196,800          131,209         559,042         337,346
                                                     -----------      -----------     -----------     -----------
Operating expenses:
   Compensation and related expenses                     460,411          417,404       1,322,186       1,232,436
   Occupancy and equipment                               156,593          159,380         458,863         460,390
   Other operating expenses                              274,505          252,316         796,063         731,717
   Failed merger costs                                   210,000               --         210,000              --
                                                     -----------      -----------     -----------     -----------
                                                       1,101,509          829,100       2,787,112       2,424,543
                                                     -----------      -----------     -----------     -----------
Net income (loss) before income taxes                    (48,089)         129,018         299,585         394,452
Income tax expense (benefit)                             (35,468)          44,392          84,597         132,608
                                                     -----------      -----------     -----------     -----------
             NET INCOME (LOSS)                       $   (12,621)          84,626         214,988         261,844
                                                     ===========      ===========     ===========     ===========

Basic earnings (loss) per share                      $      (.01)     $       .10     $       .25     $       .30
                                                     ===========      ===========     ===========     ===========
Diluted earnings per share                                   N/A      $       .08     $       .19     $       .25
                                                     ===========      ===========     ===========     ===========



Significant Event

         In September 2002, we charged-off $210,000 of previously capitalized costs incurred in connection with our failed acquisition of North Arundel Savings Bank, FSB. Taking into account an approximately $77,000 tax benefit, this charge-off resulted in an approximate $133,000 reduction in our net income during the quarter and nine months ended September 30, 2002. For more information about our failed acquisition of North Arundel Savings Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Event."

Financial Condition

         At September 30, 2002 we had total assets of $102,925,672, as compared to $88,074,147 at December 31, 2001.

         Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased $3,144,005, or 5.3%, to $62,223,552 at September 30, 2002, from $59,079,547 at December 31, 2001. Residential real estate loans increased by $2,048,866 (14.4%), commercial real estate loans increased by $189,794 (1.0%), real estate construction loans increased $479,404 (12.0%), commercial loans increased by $558,485 (3.4%) and installment and other loans decreased by $127,507 (2.4%) during the nine months ended September 30, 2002.

         At September 30, 2002, our allowance for loan losses equaled $757,000 or 1.20% of loans receivable. This compares to $781,000 or 1.30% of loans receivable at December 31, 2001.

         The securities portfolio at September 30, 2002 amounted to $18,685,475, an increase of $6,187,286, or 49.5%, from the amount at December 31, 2001. Available for sale investment securities increased to $12,146,401 at September 30, 2002 from $7,002,001 at December 31, 2001. Held to maturity securities increased to $6,042,874 at September 30, 2002 from $4,999,988 at December 31, 2001. The increase in the securities portfolio is attributable to the funds obtained through increased deposit levels. The carrying value of available for sale securities includes unrealized gains of $141,892 at September 30, 2002 (reflected as unrealized appreciation of $87,093 in stockholders' equity after deferred taxes) as compared to net unrealized appreciation of $2,001 ($1,228 net of taxes) as of December 31, 2001.

         Total deposits at September 30, 2002 were $91,213,798, an increase of $13,375,017, or 17.2% over total deposits of $77,838,781 at December 31, 2001.

         Total stockholders equity was $8,874,975 at September 30, 2002 representing an increase of $197,653 from December 31, 2002. The increase from December 31, 2001 is attributable to earnings of $214,988 (which was negatively impacted by the charge-off from the failed acquisition) plus an increase in other comprehensive income of $85,865 less dividends declared of $103,200 ($0.12 per share through September 30, 2002, none during 2001).

         At September 30, 2002, we continued to exceed all regulatory capital requirements to be considered a "well capitalized" financial institution under federal regulations.

Comparison of Operating Results for the Nine Months Ended September 30, 2002 and 2001

         Net Income

         Net income for the nine months ended September 30, 2002 was $214,988, a decrease of $46,856, or 17.9%, from $261,844 for the same period during 2001. Without the charge-off for the failed acquisition and related income tax effect, net income would have been $347,907 for the nine months ended September 30, 2002, an increase of $86,063, or 32.9%, from the same period in 2001.

         Net Interest Income

         Total interest income decreased by $460,552, or 10.6%, to $3,900,063 for the nine months ended September 30, 2002, as compared to the nine months ended September 30, 2001. This decrease is primarily attributable to substantial reductions in market interest rates. The effect on interest income of decreasing interest rates was somewhat offset by increases in interest earning assets during the first nine months of 2002 as compared to the same period during 2001.

         Interest expense decreased by $497,946, or 28.0%, to $1,278,814 for the nine months ended September 30, 2002, as compared to the nine months ended September 30, 2001. This decrease is primarily attributable to substantial reductions in market interest rates. The reduction in interest expense from reduced interest rates was offset in part by expenses resulting from an increase in average interest bearing liabilities during the first nine months of 2002 as compared to the same period during 2001.

         Net interest income increased by $37,394, or 1.4%, for the first nine months of 2002 as compared to the same period during 2001. Net interest income increased because the net interest income on the growth of interest earning assets and interest bearing liabilities exceeded the effect of the declines in market interest rates.

         Provision for Loan Losses

         The provision for loan losses was $93,594 for the nine months ended September 30, 2002, as compared to $102,206 for the nine months ended September 30, 2001. The provision for loan losses did not increase as much as the increase in loans primarily because the majority of the loan increase was in real estate secured loans which have low loss estimates.

         Non-interest Income

         Non-interest income during the period consisted primarily of customer service fees, fees and charges from electronic funds transactions and other income. Non-interest income increased $221,696, or 65.7%, to $559,042 for the nine months ended September 30, 2002, as compared to $337,346 for the nine months ended September 30, 2001. This increase was primarily attributable to fees earned under an overdraft privilege program initiated in late 2001, increases in cash surrender value of owned life insurance contracts, continued increases in the number of customer accounts, usage of debit cards by customers and the use of owned ATM machines by non-customers. Also included in the increase was the recovery of a recorded charge for a cash shortage of approximately $7,500 during 2002.

         Non-interest Expense

         Non-interest expense was $2,787,112 for the nine months ended September 30, 2002, representing an increase of $362,569, or 15.0%, as compared to $2,424,543 during the nine months ended September 30, 2001. Included in this increase is the charge-off of $210,000 of previously capitalized costs incurred in connection with our failed acquisition of North Arundel Savings Bank, FSB. Without this charge-off, non-interest expenses would have increased by $152,569 or 6.3%.

         Income Taxes

         Income tax expense was $84,597 (28.2% of pre-tax net income) for the nine months ended September 30, 2002, as compared to $132,608 (33.6% of pre-tax net income) for the same period in 2001. Included in the 2002 income tax expenses is the tax benefit of $77,081 relating to the charge-off of failed acquisition expenses. The decrease in the effective tax rate in 2002 versus 2001 reflects higher levels of tax exempt interest income for state tax purposes and tax exempt income from bank owned life insurance contracts acquired in June 2002.

Comparison of Operating Results for the Three Months Ended September 30, 2002 and 2001

         Net Income (Loss)

         The net loss for the three months ended September 30, 2002 was $12,621, as compared to net income of $84,626 for the three months ended September 30, 2001. Without the charge-off of failed acquisition expenses and related income tax effect, net income would have been $120,298 for the three months ended September 30, 2002, an increase of $35,672, or 42.2%, from the same period in 2001.

         Net Interest Income

         Total interest income decreased by $84,897, or 6.1%, to $1,312,935 for the three months ended September 30, 2002, as compared to the three months ended September 30, 2001. This decrease is primarily attributable to substantial reductions in market interest rates. The effect on interest income of decreasing interest rates was somewhat offset by increases in interest earning assets during this three month period of 2002 as compared to the same period during 2001.

         Interest expense decreased by $103,608, or 19.5%, to $428,315 for the three months ended September 30, 2002, as compared to the three months ended September 30, 2001. This decrease is primarily attributable to substantial reductions in market interest rates. The reduction in interest expense from reduced interest rates was offset in part by expenses resulting from an increase in average interest bearing liabilities during this three month period of 2002 as compared to the same period during 2001.

         Net interest income increased by $18,711, or 2.2%, for the period from June 30, 2002 to September 30, 2002, as compared to the same period during 2001. Net interest income increased because the net interest income on the growth of interest earning assets and interest bearing liabilities exceeded the effect of the declines in market interest rates.

         Provision for Loan Losses

         The provision for loan losses was $28,000 for the three months ended September 30, 2002, as compared to $39,000 for the three months ended September 30, 2001. The provision for loan losses did not increase as much as the increase in loans primarily because the majority of the loan increase was in real estate secured loans which have low loss estimates.

         Non-interest Income

         Non-interest income during the period consisted primarily of customer service fees, fees and charges from electronic funds transactions and other income. Non-interest income increased $65,591, or 50.0%, to $196,800 for the three months ended September 30, 2002, as compared to $131,209 for the three months ended September 30, 2001. This increase was primarily attributable to fees earned under an overdraft privilege program initiated in late 2001 and increases in cash surrender value of owned life insurance contracts. Income also increased because of continued increases in the number of customer accounts, usage of debit cards by customers and the use of owned ATM machines by non-customers.

         Non-interest Expense

         Non-interest expense was $1,101,509 for the three months ended September 30, 2002, representing an increase of $272,409, or 32.9%, as compared to $829,100 during the three months ended September 30, 2001. Included in this increase is the charge-off of $210,000 of previously capitalized costs incurred in connection with the failed acquisition of North Arundel Savings Bank. Without this charge-off, non-interest expenses would have increased by $62,409 or 7.5%.

         Income Taxes

         Income tax benefit was $35,468 related to the recorded loss for the three months ended September 30, 2002, as compared to an expense of $44,392 for the same period in 2001. Included in the 2002 income tax benefit is the tax benefit of $77,081 relating to the charge-off of failed acquisition expenses. The tax benefit is 73.8% of the pre-tax loss during the quarter ended September 30, 2002, since the quarterly loss offsets taxable income from the prior quarter of 2002.


                                  RISK FACTORS

         An investment in the common stock involves substantial risks. You should carefully read the following, together with the other information in this prospectus, before making a decision to purchase the common stock.

         Because County National Bank Serves A Limited Market Area In Maryland, We Could Be More Adversely Affected By An Economic Downturn In Our Market Area Than Our Larger Competitors Which Are More Geographically Diverse. Currently, our strategy as a community bank is to serve a limited market area in Anne Arundel County, Maryland, and geographic diversification is not currently part of our community bank focus. As a result, if our market area suffers an economic downturn, our business and financial condition may be more severely affected by such circumstances. Our larger bank competitors serve a more geographically diverse market area, parts of which may not be affected by the same economic conditions that exist in our market area.

         We Depend Heavily On Our Key Personnel, Including Jan W. Clark and John
G. Warner, and Our Business Could Suffer If Something Were To Happen To Either Of These Officers Or If Either Of Them Were To Leave. Mr. Clark is the president and chairman of the board of directors of CN Bancorp, Inc. and president and chief executive officer of County National Bank. Mr. Warner is the executive vice president of CN Bancorp, Inc. and County National Bank. Both of these individuals provide valuable services to us and would be difficult to replace. In addition, we rely upon these officers to develop business and maintain customer relationships. If either of these individuals were to leave for any reason, our business could suffer.

         Our Management Will Have Broad Discretion In Allocating The Net Proceeds From The Offering And May Not Allocate the Proceeds In The Most Profitable Manner. We will use the net proceeds from the offering for general corporate purposes. Until utilized, we anticipate that net offering proceeds will be invested in government securities. We have not otherwise made a specific allocation for the use of the net proceeds. Therefore, our management will have broad discretion as to the timing and specific application of the net proceeds, and investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the net proceeds. Although we intend to use the net proceeds to serve CN Bancorp, Inc.'s best interests, our application may not ultimately reflect the most profitable application of the net proceeds. As a result, it is possible that our return on equity will decrease following the offering. See "Use of Proceeds."

         Because Our Loan Portfolio Consists Largely Of Commercial Real Estate And Business Loans, Our Portfolio Carries A Higher Degree Of Risk Than Would A Portfolio Comprised Primarily Of Residential Mortgage Loans. County National Bank's loan portfolio is made up largely of commercial business loans and commercial real estate loans for owner-occupied properties. County National Bank also offers construction loans, consumer loans and mortgage loans for owner-occupied residential properties. Commercial business and commercial real estate loans generally carry a higher degree of credit risk than do residential mortgage loans because of several factors including larger loan balances, dependence on the successful operation of a business or a project for repayment, or loan terms with a balloon payment rather than full amortization over the loan term. See "Business of CN Bancorp, Inc. and County National Bank--Loan Portfolio" for more information about our loan portfolio and the associated lending risks.





         If Our Allowance For Loan Losses Is Not Sufficient To Cover Actual Loan Losses, Our Earnings Will Decrease. Like all financial institutions, County National Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance, based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio. Because County National Bank has only been in existence since December 1996, its loan loss experience is limited and management's evaluation of the loan loss allowance has not been tested during all economic business cycles. If management's assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, our earnings will suffer.

         The Market Value Of Our Investments Could Negatively Impact Stockholders' Equity. Approximately 79% of our securities investment portfolio as of June 30, 2002 has been designated as available-for-sale pursuant to Statement of Financial Accounting Standards (SFAS) No. 115 relating to accounting for investments. SFAS 115 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be "marked to market" and reflected as a separate item in stockholders' equity, net of tax. Also, at June 30, 2002, we maintained approximately 16% of total assets in securities available for sale. If the market value of the investment portfolio declines, this could cause a corresponding decline in stockholders' equity.

         Because There Is No Minimum Number Of Shares To Be Sold, You May Be One Of Only A Small Number Of Investors In The Offering And, As A Result, A Substantial Percentage Of The Offering Proceeds May Be Used To Pay Offering Expenses. There is no minimum amount of shares that must be sold in the offering. Therefore, the proceeds from the sale of any shares will be available to CN Bancorp, Inc. immediately whether or not we sell any shares other than the shares that you purchase. To the extent that we sell significantly less than all of the shares being offered, a substantial percentage of the offering proceeds may be used to pay for offering expenses, and not for our general corporate purposes. Also, to the extent that we sell less than all the shares being offered, we may be required to curtail significantly our and County National Bank's expected growth strategy. If the growth strategy is limited, CN Bancorp, Inc. and County National Bank will not be able to grow as quickly as they could if they had more capital.

         Government Regulation Might Negatively Impact Our Operating Results. CN Bancorp, Inc. and County National Bank operate in a highly regulated environment and are subject to examination, supervision and comprehensive regulation by federal and state regulatory agencies. Banking regulations, designed primarily for the safety of depositors and not stockholders of CN Bancorp, Inc., may limit our growth and the return to investors by restricting activities such as the payment of dividends; mergers with, or acquisitions by, other institutions; investments; loans and interest rates; interest rates paid on deposits and the creation of branch offices. Laws and regulations could change at any time, and changes could adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. See "Supervision and Regulation" for more information about applicable banking regulations.


         Our Lending Limit May Limit Our Growth. We are limited in the amount we can loan to a single borrower by the amount of County National Bank's capital. Generally, under current law, we may lend up to 15% of County National Bank's unimpaired capital and surplus to any one borrower. Based upon our current capital levels, the amount we may lend is significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our lending limit from doing business with us. We accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy is not always available.


         County National Bank Faces Substantial Competition Which Could Adversely Affect Our Growth And Operating Results. County National Bank operates in a competitive market for financial services and faces intense competition from other financial institutions both in making loans and in attracting deposits. Many of these financial institutions have been in business for many years, are significantly larger, have established customer bases, have greater financial resources and lending limits than County National Bank, and are able to offer certain services that we are not able to offer. See "Business of CN Bancorp, Inc. and County National Bank--Competition" for more information about competition in our market area.

         Our Ability To Compete May Suffer If We Cannot Take Advantage Of Technology Because We Do Not Have A Large Branch Network. Our business strategy relies less on our customers' access to a large branch network and more on personal relationships. Further, the market for financial services is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, PC banking with Internet access, telephone banking, debit cards and so-called "smart" cards. Our ability to compete successfully may depend on the extent to which we can take advantage of technological changes and the extent to which our customers embrace technology to do their banking transactions. More information about our online banking services appears under the caption

"Business of CN Bancorp, Inc. and County National Bank--Other Banking and Financial Services."

         We Will Not Have A Large Number Of Shareholders Or A Large Number Of Shares Outstanding After The Offering, Which May Limit Your Ability To Sell Or Trade The Shares After The Offering. While the common stock purchased in the offering will be freely transferable by most investors immediately upon issuance, we do not anticipate an active market for trading following the offering. You should only invest in the common stock if you have a long-term investment objective. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. At this time, we do not intend to list the common stock on any national securities exchange or on The Nasdaq Stock Market. See "The Offering--Limited Market for Shares" for more information about trading of our shares.


         Our Stock Value May Suffer From Anti-Takeover Provisions That May Impede Potential Takeovers. Provisions in our corporate documents and in Maryland corporate law may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include, but are not limited to:

         o the election of members of our board of directors to staggered three-year terms;

         o the absence of cumulative voting by stockholders in the election of directors;

         o        provisions governing nominations of directors by stockholders;

         o        provisions governing the submission of stockholder proposals;

         o our ability to issue preferred stock and additional shares of common stock without stockholder approval;

         o a supermajority voting provision which requires an 80% vote to affect a change in control or amendment to our charter;

         o directors may only be removed for cause and by an affirmative vote of 80% of the stockholders; and

         o        our bylaws may only be amended by our board of directors.

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Description Of Capital Stock" for a description of anti-takeover provisions in our corporate documents and under Maryland law.


         Stock Ownership By CN Bancorp, Inc. Management And Their Affiliates May Allow Them To Control CN Bancorp, Inc. And Block Certain Transactions That Require Stockholder Approval, Including Transactions In Which Stockholders Would Otherwise Receive A Premium

For Their Shares. Our directors and officers and County National Bank's directors and officers currently own 293,031 shares of our common stock and on a fully diluted basis own 896,593 shares of our common stock. This represents approximately 34.07% of the outstanding shares and 43.45% of the outstanding shares on a fully diluted basis. If these directors and officers do not purchase any shares in the offering, they will own approximately 24.32% of the shares (37.23% on a fully diluted basis) if all of the shares are sold. We expect that at least some of our and County National Bank's directors and officers will purchase shares in the offering. Because of the large percentage of stock held by our and County National Bank's directors and officers, these persons could influence the outcome of any matter submitted to a vote of our stockholders. In particular, because more than 20% of the shares outstanding after the offering will be held by such persons, this group could, by voting against a proposal submitted to stockholders, block the approval of any proposal which requires the affirmative vote of 80% of the stockholders. Those proposals include certain business combinations and charter amendments. See "Description of Capital Stock" for more information about stockholder voting and other charter provisions.


         We Intend To Remain Independent Which May Mean You Will Not Receive A Premium For Your Common Stock. We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

         The Offering Price Of The Common Stock May Not Be Indicative Of The Future Price Of Our Common Stock. Because there is no active trading market for our common stock, our board of directors established the offering price based on factors it considered appropriate. Also, there is no underwriter involved in the offering. When an underwriter is involved, the offering price typically reflects market forces at work because the underwriter works with the issuer to price the offering, based on factors that include demand for the shares from securities dealers and the underwriter's analysis of the issuer's financial performance. Although imperfect, this process provides some protection that the offering price is the market price. Accordingly, we cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price. See "The Offering--How We Determined the Price Per Share" for information on how our board of directors established the offering price.


         Because Our Stock Is Not Guaranteed Or Insured By Any Governmental Agency You Could Lose Your Entire Investment. The shares of common stock offered by this prospectus are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risk, including the possible loss of your entire investment.


         If We Issue Additional Stock In The Future, Your Percentage Of Ownership Of CN Bancorp, Inc. Will Be Reduced. As a stockholder of CN Bancorp, Inc., you will not have preemptive rights with respect to the issuance of additional shares of common stock or the issuance of any other class of stock. This means that if we decide to issue additional shares of stock, you will not automatically be entitled to purchase additional shares to maintain your percentage of ownership. In addition, if we sell additional shares in the future, it is possible that those shares may be issued on terms more favorable than the terms of the offering. Also, we have issued warrants to purchase 343,431 shares of common stock at $10.00 per share and warrants to purchase 860,000 shares of common stock at $12.00 per share. The exercise of these warrants or options would dilute your ownership interest in CN Bancorp, Inc.

         You Will Experience Immediate Dilution In Net Tangible Book Value Per Share From the Offering Price. CN Bancorp, Inc.'s current stockholders acquired their common stock at a cost below the price at which the common stock is being offered in the offering, and purchased or were issued warrants to purchase shares of common stock with an exercise price below the price at which the common stock is being offered in the offering. Furthermore, the offering price of the common stock in the offering is higher than the current book value per share of the common stock. Consequently, investors in the offering will incur immediate and substantial dilution. See "Dilution" for more information about the dilution to investors in the offering.


         Our Ability To Pay Cash Dividends Is Restricted By Government Regulations And Will Be Dependent Upon The Success of County National Bank. Holders of shares of our common stock are entitled to dividends if, when and as declared by our board of directors out of funds legally available for that purpose. Although we have paid dividends in the past and anticipate that we will continue to pay dividends in the future, our ability to pay dividends will depend on our compliance with certain dividend regulations imposed upon us as a bank holding company. Also, our current ability to pay dividends depends on the ability of County National Bank to pay dividends to us. County National Bank's ability to pay dividends to us is dependent upon its profitability and compliance with certain regulatory requirements applicable to it. We cannot assure investors in the offering that we will be able to continue paying dividends. See "Common Stock Prices and Dividends" and "Supervision and Regulation" for more information regarding our dividend policy and the restrictions imposed on us in the payment of dividends.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


      We have made forward-looking statements in this prospectus, including under the sections entitled "Prospectus Summary," "Risk Factors," "Business of CN Bancorp, Inc. and County National Bank," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts. Words such as "believe," "expect," "anticipate," "intend," "seek," "could," "will," "predict," "potential," "continue," "may," "plans," "estimates" and similar expressions, or the negative of these and similar expressions, are intended to identify such forward-looking statements.


      Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, in addition to those discussed in the section entitled "Risk Factors" beginning on page __ and elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate and governmental regulations.

      All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

                                  THE OFFERING

General


         We are offering for sale up to 344,828 shares of common stock at a price of $14.50 per share. We must receive subscriptions to purchase shares no later than 5:00 p.m., Eastern Time, on ___________, unless we elect to terminate or extend the offering. We reserve the right to terminate the offering at any time prior to ____________, or to extend the expiration date to ____________, 2003. Investors must subscribe to purchase a minimum of 345 shares (for a minimum investment of $5,002.50), and may only subscribe to purchase a maximum of 15,000 shares (for a maximum investment of $217,500 (subject to our right to permit smaller or larger subscriptions at our discretion). In general, if an entity (by itself or acting in concert with others) will own five percent (5%) or more or an individual (by him or herself or acting in concert with others) will own ten percent (10%) or more of the common stock outstanding after the offering, the entity or individual must file certain information or applications with bank regulatory agencies prior to purchasing shares in the offering.

Plan of Distribution

         One or more of our directors and officers will offer and sell the shares of common stock in the offering. These directors and officers will not receive, directly or indirectly, any sales commission or other special compensation for such services, but will be reimbursed for reasonable expenses. We believe these directors and officers will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1 promulgated under that act. We will not engage an underwriter and, accordingly, will not pay any underwriting discounts or commissions for the sale of the shares.

         We intend to sell most of our shares in the offering to individuals and businesses in Anne Arundel County, Maryland and surrounding counties (and Baltimore City) who share our belief in the benefits of a community bank. Our marketing efforts will be focused on persons and businesses in Anne Arundel County and the surrounding Maryland counties (and Baltimore City). Our directors and officers will also market our common stock to some of their personal contacts outside of this area. Our marketing will be accomplished through a combination of telephone calls, mail, and personal visits and meetings.

         The offering will be conducted on a best efforts basis, which means that we are not required to sell any specific number of shares or dollar amount of common stock. We have not made any arrangements to place funds received from investors in an escrow, trust or similar account. A subscription for shares, once executed and delivered by an investor, is irrevocable. Funds received from an investor will be available for our immediate use once we accept the investor's subscription.

How to Subscribe


         If you wish to purchase shares, you must complete and sign the subscription agreement accompanying this prospectus and deliver the completed subscription agreement to CN Bancorp, Inc. prior to the termination date of the offering, together with payment in full of the subscription price of all shares subscribed for. Such payment must be by check or bank draft drawn upon a U.S. bank, payable to "CN Bancorp, Inc." If you wish to wire funds to us, you may call CN Bancorp, Inc. at 410-760-7000 to obtain wiring instructions. If paying by uncertified personal check, you should allow at least five business days prior to the termination date for the funds to clear.

         The address to which Subscription Agreements and payment of the subscription price should be delivered is:


                                CN Bancorp, Inc.
                              7401 Ritchie Highway
                           Glen Burnie, Maryland 21061
              Attention: Michael T. Storm, Chief Financial Officer
                           Telephone No.: 410-760-7000

          We recommend that you send your Subscription Agreement and payment by registered mail, return receipt requested, and allow a sufficient number of days for delivery and clearance of payment prior to the termination date of the offering. THE FULL SUBSCRIPTION PRICE FOR THE SHARES SUBSCRIBED MUST BE INCLUDED WITH THE SUBSCRIPTION AGREEMENT. FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT MAY CAUSE US TO REJECT THE SUBSCRIPTION.


Acceptance, Cancellation and Refunding of Subscriptions

         Although subscribers may not revoke their subscriptions, subscription agreements are not binding on us until we accept them. We reserve the right to reject, at our sole discretion, any subscription agreement or to allot a smaller number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed or otherwise, we may take into account, among other things, the order in which subscriptions were received; a subscriber's potential to do business with, or to direct customers to, County National Bank; our desire to have a broad distribution of stock ownership and legal or regulatory restrictions.

         If we reject all or a portion of any subscription, we will promptly return to the subscriber the amount submitted, or the rejected or canceled portion thereof, without interest or deduction.


         Certificates representing shares duly subscribed and paid will be issued by CN Bancorp, Inc. as soon as practicable after the offering.

How We Determined the Price Per Share

         Our board of directors set the offering price for the shares of common stock at $14.50 per share. This price is the same as the price at which shares of our common stock were sold on the OTC Bulletin Board in late August 2002 and early October 2002. In setting the offering price at the same price as these two trades, the board of directors considered our present earnings and prospects for future earnings, the prospects of the banking industry in which we compete, the board of directors' belief that there is a high demand for shares of our common stock, the price at which shares were sold in private transactions of which the board was aware prior to the shares being quoted on the OTC Bulletin Board, a July 2002 appraisal received in connection with our failed acquisition of North Arundel Savings Bank, FSB (which appraisal determined that our shares had a fair market value of $14.13 per share as of that date) and the fact that trading of our common stock on the OTC Bulletin Board is not active and may not be reflective of the market value of our common stock.

         Because the offering may take place over a period of several months, sales prices for our common stock on the OTC Bulletin Board may vary during the offering. Regardless of the price at which shares are sold on the OTC Bulletin Board, the offering price will not change.

         For more information regarding our failed acquisition of North Arundel Savings Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Event."

Limited Market for Shares

         Except for shares held by affiliates, the shares sold in the offering will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. However, we do not anticipate that an active trading market for the shares will develop in the foreseeable future. Currently our shares are quoted for trading on the OTC Bulletin Board operated by the National Association of Securities Dealers under the symbol "CNBE."

         The trading markets for securities on the OTC Bulletin Board typically lack the depth, liquidity and orderliness necessary to maintain a liquid market. An active public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Also, factors such as the limited size of this offering and the limited number of current stockholders of CN Bancorp, Inc. means that there can be no assurance of the development in the foreseeable future of an active and liquid market for the common stock. If a market for the common stock does not develop, any investment in the common stock will be highly illiquid, and purchasers in this offering may not be able to liquidate their investments in the event of an emergency or for any other reason.

                                    DILUTION

         The difference between the $14.50 offering price of the common stock and the net tangible book value of a share of common stock after the offering is the dilution in the value of the common stock offered to investors. CN Bancorp, Inc.'s net tangible book value for each share of common stock is determined by dividing the net tangible book value of CN Bancorp,

Inc. by the number of shares of common stock outstanding. CN Bancorp, Inc.'s net tangible book value is determined by subtracting CN Bancorp, Inc.'s total liabilities from its total tangible assets.

         At June 30, 2002, the net tangible book value of CN Bancorp, Inc. was $8,892,000 or $10.34 per share of common stock. On a fully diluted basis, giving effect to warrants to purchase 343,431 shares of common stock at $10.00 per share and warrants to purchase 860,000 shares of common stock at $12.00 per share, the net tangible book value of CN Bancorp, Inc. at June 30, 2002 would be $10.98 per share. On an as adjusted basis, giving effect to the charge-off in September 2002 of previously capitalized costs incurred by CN Bancorp, Inc. in connection with its failed acquisition of North Arundel Savings Bank, FSB, the net tangible book value of CN Bancorp, Inc. would be $8,762,000 or $10.19 per share of common stock ($10.91 per share on a fully diluted basis). For more information regarding the September 2002 charge-off, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Subsequent Event."


         Assuming the sale of all 344,828 shares of common stock in the offering at the offering price of $14.50 per share, and after giving effect to the estimated offering costs, at June 30, 2002, the adjusted net tangible book value of CN Bancorp, Inc. would be $13,692,000 or $11.36 per share, and the adjusted fully diluted net tangible book value of CN Bancorp, Inc. would be $27,446,000 or $11.40 per share. Giving effect to the September 2002 charge-off, the adjusted net tangible book value of CN Bancorp, Inc. would be $13,562,000 or $11.26 per share ($27,316,000 or $11.34 per share on a fully diluted basis). Without giving effect to the September 2002 charge-off, the dilution would be $3.14 per share or $3.10 per share on a fully diluted basis, or approximately 21.7% less or 21.4% less on a fully diluted basis than the price per share paid in the offering. Giving effect to the September 2002 charge-off, the dilution would be $3.24 per share or $3.16 per share on a fully diluted basis, or approximately 22.3% less or 21.8% less on a fully diluted basis than the price per share paid in the offering.

         The following tables illustrate the dilution to new investors assuming that we sell 10%, 50% and 100% of the common stock being offered.



Without Giving Effect to September 2002 Charge-Off                    Without Dilution                      Fully Diluted
                                                                10%          50%        100%         10%          50%        100%
                                                                ---          ---        ----         ---          ---        ----

Offering price per share                                    $   14.50    $   14.50   $   14.50   $   14.50    $   14.50   $   14.50

    Net tangible book value per share before offering           10.34        10.34       10.34       10.98        10.98       10.98

    Increase attributable to investors in the offering          (0.06)        0.50        1.02       (0.04)        0.18        0.42
                                                            ---------    ---------   ---------   ---------    ---------   ---------

Pro forma net tangible book value per share after offering      10.28        10.84       11.36       10.94        11.16       11.40

Dilution per share to new investors                         $    4.22    $    3.66   $    3.14   $    3.56    $    3.34   $    3.10
                                                            =========    =========   =========   =========    =========   =========

Dilution as a percentage of offering price                      29.10%       25.24%      21.66%      24.55%       23.03%      21.38%

Giving Effect to September 2002 Charge-Off                               Without Dilution                   Fully Diluted
                                                                 10%          50%        100%        10%          50%        100%
                                                                 ---          ---        ----        ---          ---        ----

Offering price per share                                    $   14.50    $   14.50   $   14.50   $   14.50    $   14.50   $   14.50

    Net tangible book value per share before offering           10.19        10.19       10.19       10.91        10.91       10.91

    Increase attributable to investors in the offering          (0.06)        0.52        1.07       (0.03)        0.19        0.43
                                                            ---------    ---------   ---------   ---------    ---------   ---------

Pro forma net tangible book value per share after offering      10.13        10.71       11.26       10.88        11.10       11.34

Dilution per share to new investors                         $    4.37    $    3.79   $    3.24   $    3.62    $    3.40   $    3.16
                                                            =========    =========   =========   =========    =========   =========

Dilution as a percentage of offering price                      30.14%       26.14%      22.34%      25.00%       23.45%      21.79%


The public offering price is substantially higher than the pro forma net tangible book value per share. Investors will incur immediate and substantial dilution.

                                 USE OF PROCEEDS


         The following table sets forth the calculation of our net proceeds from the offering at the public offering price of $14.50 per share and the use of the net proceeds. Because this is a best efforts offering and there is no minimum number of shares that must be sold, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering.

                                           10%            50%            100%
                                           ---            ---            ----

Shares of common stock sold                34,483        172,414        344,828

Public offering price                  $    14.50     $    14.50     $    14.50

Gross offering proceeds                $  500,004     $2,500,003     $5,000,006

Estimated expenses of the offering        200,000        200,000        200,000
                                       ----------     ----------     ----------

Net proceeds from the offering         $  300,004     $2,300,003     $4,800,006
                                       ==========     ==========     ==========

Use of net proceeds:

     General corporate purposes        $  300,004     $2,300,003     $4,800,006
                                       ==========     ==========     ==========



         We are seeking to raise capital in the offering to support our growth, and will use the net proceeds from the offering for general corporate purposes. The net proceeds will support our growth by giving us the ability to:

         o provide additional capital to County National Bank to support its lending and/or investment activities, and/or

         o support the future expansion of our operations through the establishment of additional branch offices, the expansion of or introduction of new banking products and services in response to market demands, acquisitions of other financial institutions, expansion into other lending markets and/or diversification into other banking related businesses (although, other than our intent to open a new branch during 2003, no such transactions are specifically being considered at this time).

If we open a new branch in 2003, we anticipate costs associated with the new branch to total approximately $1,100,000, comprised of approximately:

         o        $500,000 of property acquisition costs;

         o        $350,000 of construction costs;

         o        $150,000 for furniture, fixtures and equipment;

         o        $50,000 for security costs; and

         o $50,000 for miscellaneous pre and post-opening expenses, including legal and accounting fees, regulatory application fees, training costs and salary expenses and promotion expenses.

         We have not otherwise made a specific allocation for the use of the net proceeds. Until utilized, we anticipate that net offering proceeds will be invested in government securities.




                        COMMON STOCK PRICES AND DIVIDENDS

         There is no established trading market for CN Bancorp, Inc. common stock. In August 2002, CN Bancorp, Inc.'s common stock was first quoted for trading on the OTC Bulletin Board operated by the National Association of Securities Dealers under the symbol "CNBE." Prior to August 2002, the common stock was traded only in private transactions and only a very limited and sporadic basis.

         At June 30, 2002, CN Bancorp, Inc. had 182 stockholders of record. Common stock outstanding at that date was 860,000 shares. In addition, at that date, CN Bancorp, Inc. had outstanding warrants to purchase 343,431 shares of common stock exercisable at $10.00 per share and warrants to purchase 860,000 shares of common stock exercisable at $12.00 per share.


            CN Bancorp, Inc. has paid three dividends since its inception. In January, April and October 2002, CN Bancorp, Inc. paid a dividend of $0.03 per share. CN Bancorp, Inc.'s continued ability to pay dividends will depend on its compliance with certain dividend regulations imposed upon it as a bank holding company by the Federal Reserve Board. In addition, CN Bancorp, Inc.'s ability to pay dividends currently depends on the ability of County National Bank to pay dividends to CN Bancorp, Inc. County National Bank may not be able to pay dividends to CN Bancorp, Inc. unless it complies with certain regulatory requirements. For more information regarding these regulatory requirements, see "Supervision and Regulation." In addition, CN Bancorp, Inc. will consider a number of other factors, including its earnings prospects, financial condition and cash needs before deciding to pay additional dividends in the future.

              BUSINESS OF CN BANCORP, INC. AND COUNTY NATIONAL BANK


General

         CN Bancorp, Inc. is the bank holding company for County National Bank. CN Bancorp, Inc.'s principal asset is its investment in all of the issued and outstanding capital stock of County National Bank, and its principal business is commercial banking.

         In August 2001, the Federal Reserve Board approved CN Bancorp, Inc.'s election as a financial holding company. This means that, subject to Federal Reserve Board regulations, CN Bancorp, Inc. may engage in certain non-banking activities that are "financial in nature." For example, financial holding companies may engage or provide insurance underwriting and agency services, investment advisory services and merchant banking and underwriting services, and may deal or make a market in securities. We will consider business opportunities outside of commercial banking if a favorable opportunity is presented.





         County National Bank serves individuals and small to medium sized businesses in Anne Arundel County, Maryland, with a specific focus in central and northern Anne Arundel County. County National Bank offers a wide range of deposit accounts and commercial and consumer loans, tax deferred accounts, safe deposit boxes, and other services to its customers. Telephone and online banking is available 24 hours a day. At June 30, 2002, County National Bank had assets in excess of $102 million and deposits in excess of $89 million.

         County National Bank's mission statement is to:

         o Provide the highest quality products and personalized services to meet the financial needs of our community and customers; and

         o Provide sound management to maximize our leadership position, never losing sight of the well-being of our neighbors, friends, employees and stockholders.

Purpose of the Offering

         Currently, our overall market plan is to increase our market share in Anne Arundel County and surrounding areas through the establishment of additional branch locations and by continuing to provide a high level of service to our customers. We intend to open at least one new branch location during 2003. We are seeking to raise capital in the offering to support our growth. As indicated under the caption "Use of Proceeds, " the net offering proceeds will support our growth by giving us the ability to

         o provide additional capital to County National Bank to support its lending and/or investment activities, and/or

         o support the future expansion of our operations through the establishment of additional branch offices, the expansion of or introduction of new banking products and services in response to market demands, acquisitions of other financial institutions, expansion into other lending markets and/or diversification into other banking related businesses (although, other than our intent to open a new branch during 2003, no such transactions are specifically being considered at this time).

Our History

         CN Bancorp, Inc. was incorporated under the laws of the State of Maryland on January 22, 1996, primarily to own all of the outstanding shares of capital stock of a proposed national bank to be named County National Bank.

         The organizers of CN Bancorp, Inc. and County National Bank, most of whom are still directors and/or officers today, formed CN Bancorp, Inc. and County National Bank to fill what they believed was a need for a new community bank in Anne Arundel County, Maryland dedicated to providing excellent customer service and high quality banking products to the local community. Several of the organizers, including Jan W. Clark, previously were officers and/or directors of The Bank of Glen Burnie, and left those positions in 1995.

         To raise the capital necessary to organize County National Bank, CN Bancorp, Inc. conducted a private placement offering of its common stock. The private placement closed in December 1996, with CN Bancorp, Inc. selling all 860,000 shares that were offered, and raised gross offering proceeds of $8,600,000. County National Bank opened for business on December 19, 1996 from its Pasadena, Maryland location.


Bank Location and Market Area


         County National Bank serves its customers from branches located in Glen Burnie, Pasadena and Odenton, Maryland and an additional ATM in Glen Burnie.

         Central and northern Anne Arundel County continues to grow both in commerce and population. BWI Airport, located in northern Anne Arundel County, is the region's fastest growing airport and among the thirty busiest in North America. Businesses have expanded and new businesses are opening to take advantage of needed aviation related ancillary and support services. A new mega-mall, Arundel Mills, opened in 2000 with over 3,000 new jobs and an anticipated three million visitors per year. In addition, Anne Arundel County Community College has a 65,000 square foot campus under construction at the Arundel Mills site. The housing market remains steady with strong demand in new housing as well as in the resale of homes in established neighborhoods.


         The county's economy is associated with industry and commerce. There are over 5,000 business establishments in the northern Anne Arundel County market area. The industries include high technology, communication, distribution and computer support services.

Environmental related technology, regional data centers and the sciences are a growing segment of the commerce.

Loan Portfolio

         County National Bank offers a broad range of loans, including commercial loans, real estate loans, consumer loans and residential mortgage and home equity loans. Commercial business and commercial real estate loans for owner-occupied properties are County National Bank's primary loan products.

         The goal of County National Bank's lending program is to meet the credit needs of our client base while using sound credit principles to protect the quality of our assets. Our business and credit strategy are relationship driven, and County National Bank strives to provide a reliable source of credit, a variety of credit alternatives and personalized advice.

         County National Bank has a legal lending limit of approximately $1.4 million to any one borrower, which constitutes approximately 15% of County National Bank's unimpaired capital and surplus. We participate with other lenders in loans that exceed County National Bank's lending limits. We do not believe that loan participations purchased by County National Bank necessarily pose any greater risk of loss than loans that County National Bank originates.

         At June 30, 2002, County National Bank's loan portfolio was comprised of the following loans outstanding:

               Real estate - construction     $ 4,411,422            7%
               Residential real estate         16,035,708         25.4%
               Commercial real estate          20,941,539         33.2%
               Commercial - other              16,206,252         25.7%
               Installment and other            5,468,692          8.7%
                                              -----------        ------
                                              $63,063,613          100%

         The following is a description of the types of loans in our loan portfolio and the anticipated risks associated with each type of loan:

         o Commercial loans for business purposes including working capital, equipment purchases, lines of credit, letters of credit and government contract financing.

                  Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to repay using his or her employment and other income and which are secured by real property which can be valued easily, commercial business loans are riskier and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans depends substantially on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

         o Real estate loans, including land development and construction loan financing, primarily for owner-occupied premises.

                  Commercial real estate loans usually are larger and present more risk than do residential mortgage loans. Because payments on loans secured by commercial real estate depend on the successful operation or management of the properties that secure the loans, repayment can be affected significantly by downturns in the real estate market or in the economy.

                  Construction loans generally involve a higher degree of credit risk than residential mortgage loans. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared with the estimated cost of construction and, in the case of owner-occupied premises, the success of the owner's business. If the estimate of value proves to be inaccurate, the value of the project when completed could be insufficient to ensure full repayment of the loan.

         o Consumer loans including automobile and personal loans, including personal lines of credit.

                  Consumer loans may present greater credit risk than residential mortgage loans because many consumer loans are unsecured or are secured by rapidly depreciating assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation. Consumer loan collections depend on the borrower's continuing financial stability. If a borrower suffers personal financial difficulties, the loan may not be repaid. Also, various federal and state laws, including bankruptcy and insolvency laws, may limit the amount we can recover on such loans.

         o Residential mortgage loans, including first and second mortgage loans and home equity loans secured by single-family owner-occupied residences.

                  We require private mortgage insurance for loans in excess of 90% of a property's value and, generally, we do not make loans with loan-to-value ratios in excess of 80%. Generally, our residential mortgage loans are "ARM" loans and we generally do not make 30-year or 15-year fixed rate mortgage loans. We typically retain and service our residential mortgage loans.

Deposits

         County National Bank offers a wide range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, tax deferred accounts, interest bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. We pay competitive interest rates on time and savings deposits.

Other Banking and Financial Services

         We offer commercial customers cash management services such as sweep accounts, account reconciliation and wire transfers of funds. Additionally, we make available telephone banking, ATM/debit cards, safe deposit boxes, after-hours deposit services, travelers checks, direct deposit of payroll and ACH origination for automated transactions for various accounts.

         In addition, we offer our customers the ability to access information about their accounts and view information about County National Bank's services and products on County National Bank's website, www.countynational.com. Online banking permits customers to make transfers of funds among accounts, download information to financial software packages, and send e-mail to County National Bank personnel.

         County National Bank will consider offering additional banking products and services as warranted by customer demand. We believe that our data processing capability, provided through a third party vendor, will be adequate to support the introduction of new products and services.

Competition

         Deregulation of financial institutions and acquisitions of banks across state lines has resulted in widespread changes in the financial services industry. In our market areas in Anne Arundel County, Maryland, we face strong competition from large banks headquartered within and outside of Maryland. In addition, we compete with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies and others providing financial services. Many of our competitors can finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and offer services that we cannot or will not offer. Also, larger institutions have substantially higher lending limits than County National Bank has. Some of our competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.

Employees

         County National Bank had 38 full time employees and 5 part time employees as of June 30, 2002.

Properties

         Glen Burnie, Maryland

         Since July 1997, County National Bank has leased three contiguous parcels from Tate Properties, L.L.C.: (1) 0.38 acres of land at 7405 Ritchie Highway, Glen Burnie, Maryland on which we constructed a 2,922 square foot branch building; (2) 0.725 acres of land with a 8,811 square foot building at 7401-7403 Ritchie Highway, Glen Burnie, Maryland which we use for our administration offices; and (3) a 1,290 square foot house on a 0.26 acre lot currently subleased to unrelated tenants for $938 per month.

         The landlord is an entity owned by the family of Creston G. Tate, a stockholder and director of CN Bancorp, Inc. and a director of County National Bank. The initial term of the lease required monthly payments of $10,300 and expired on May 31, 2001. The first year of the first five-year renewal term began on June 1, 2001 at a base rent of $11,000 per month. Thereafter, base rent will increase annually based on increases in the consumer price index for the Washington Baltimore area. The lease contains two additional five-year renewal options and contains an option for the bank to purchase the parcels from January 1, 2015 until May 1, 2016 at their appraised value. The bank is responsible for payment of real estate taxes, insurance, utilities and maintenance for the parcels.

         Pasadena, Maryland

         County National Bank leases 0.68 acres of land containing a 1,500 square foot building at 4001 Mountain Road, Pasadena, Maryland from an unaffiliated party for use as a bank branch. The initial term of the lease required monthly payments of $1,300 per month and expired on September 30, 2001. The first year of the first five-year renewal term began on October 1, 2001 at a base rent of $1,450 per month. Thereafter, base rent will increase annually based on increases in the consumer price index for the Washington Baltimore area. The lease contains four additional five-year renewal options, a right of first refusal in the event of the sale of the property and an option for the bank to purchase the property for its appraised value from January 1, 2026 until May 30, 2026. The bank is responsible for payment of real estate taxes, insurance, utilities and maintenance for the property.

         Odenton, Maryland

         County National Bank acquired a 1.1 acre lot at 8759 Piney Orchard Parkway, Odenton, Maryland on which we built a 2,116 square foot bank branch. The branch was opened in June 1999. This property is lien free. As part of the land purchase, the seller agreed to a covenant prohibiting the operation of another banking institution in the shopping center in which our branch is located.

         Linthicum, Maryland


         On July 10, 2001, County National Bank entered into a contract to purchase the building and real property located at 504 and 506 Camp Meade Road, Linthicum, Maryland, for use as a future branch site. The purchase price is approximately $550,000, subject to certain adjustments as provided in the contract of sale. Closing on the contract is contingent upon the receipt by County National Bank of all necessary government permits and approvals and completion of an adequate feasibility study. Absent an extension, the contract is set to terminate on December 31, 2002. As of the date of this prospectus, the necessary permits and approvals have not be obtained or received. If the property is purchased, County National Bank intends to expand the existing building for use as the branch.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

         The following discussion and analysis of the financial condition and results of operations of CN Bancorp, Inc. should be read in conjunction with CN Bancorp, Inc.'s audited consolidated financial statements, including the related footnotes thereto, included elsewhere in this prospectus.

                                    Overview

         CN Bancorp, Inc.'s growth has been consistent since it started operations in December 1996. Assets totaled $102,069,700 at June 30, 2002, $88,074,147 at December 31, 2001, $83,515,138 at December 31, 2000 and
$70,466,079 at December 31, 1999. Loans receivable, net, increased by $3,228,769 (5.5%) from December 31, 2001 to June 30, 2002, $7,861,090 (15.3%) from December
31, 2000 to December 31, 2001 and $6,561,597 (14.7%) from December 31, 1999 to
December 31, 2000. Deposits increased by $12,113,479 (15.6%) during the six months ended June 30, 2002, $7,185,515 (10.2%) during 2001 and $8,729,601
(14.1%) during 2000. This growth contributed to the increase in the annual net income of CN Bancorp, Inc. from $313,952 in 2000 to $367,929 in 2001.

         CN Bancorp, Inc.'s return on average equity has increased over the past three years from 1.80% in 1999 to 3.91% in 2000 and to 4.37% in 2001. The return on average equity during the first six months of 2002 was 2.54% (5.08% annualized). The return on average assets was 0.40% in 2000, 0.43% in 2001 and 0.24% (0.48% annualized) during the first six months of 2002. Average equity to average assets was 10.3%, 9.8% and 9.4% at December 31, 2000, 2001 and June 30, 2002, respectively, as CN Bancorp, Inc.'s assets grew. CN Bancorp, Inc. declared two dividends of $.03 per share each ($.06 per share total) during the first six months of 2002 (none in prior periods), which comprised approximately 23% of earnings during the six months ended June 30, 2002.

                                Subsequent Event


         In September 2002, CN Bancorp, Inc. charged-off $210,000 of previously capitalized costs incurred in connection with its failed acquisition of North Arundel Savings Bank, FSB. Taking into account an approximately $77,000 tax benefit, this charge-off will result in an approximately $133,000 reduction in CN Bancorp, Inc.'s assets and stockholders' equity. The effect of the charge-off will be reflected in CN Bancorp, Inc. consolidated statements of financial condition and operations as of and for the period ending September 30, 2002.


         In February 2001, CN Bancorp, Inc. and North Arundel Savings Bank, FSB entered into an acquisition agreement, which was amended and restated in December 2001. Pursuant to that agreement, CN Bancorp, Inc. proposed to acquire all of the outstanding shares of capital stock of North Arundel Savings Bank, FSB after it converted from a mutual federal savings bank to a Maryland-chartered capital stock commercial bank. CN Bancorp, Inc. proposed to finance the transaction through sales of its common stock. The transaction was subject to regulatory approval from, among others, federal and state bank regulatory authorities. In late August, early September 2002, it became apparent to CN Bancorp, Inc. that the regulatory approvals could not be obtained on terms acceptable to CN Bancorp, Inc. Accordingly, as permitted by the acquisition agreement, CN Bancorp, Inc. terminated the acquisition agreement effective as of September 11, 2002.

                              Results Of Operations

Net Interest Income and Net Interest Margin

         Net interest income is the amount by which interest earned on assets exceeds the interest paid on interest-bearing liabilities. CN Bancorp, Inc.'s principal interest earning assets are loans to businesses and individuals. Interest-bearing liabilities consist primarily of savings accounts, money market accounts and certificates of deposit. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of earning assets.

Six months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

         Total interest income decreased by $375,655 or 12.7% to $2,587,128 for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. This decrease is primarily attributable to the decrease in the yield on interest earning assets from 7.63% during the first half of 2001 to 5.87% during the first half of 2002. The reduced yield reflects the substantial decline in market interest rates during 2001. The effect on interest income of decreasing interest rates was somewhat offset by the $10.4 million increase in interest earning assets during the first six months of 2002 as compared to the same period during 2001.

         Interest expense decreased by $394,338 or 31.7% to $850,499 for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. This decrease is primarily attributable to the decrease in the cost of interest bearing liabilities from 4.32% during the first half of 2001 to 2.58% during the first half of 2002. The reduced yield reflects the substantial decline in market interest rates during 2001. The reduction in interest expense from reduced interest rates was offset in part by expenses resulting from an increase in average interest bearing liabilities of $8.3 million during the six months of 2002 as compared to the same six-month period of 2001.

         Net interest income increased by $18,683 or 1.1% for the first six months of 2002 as compared to the same period during 2001. The net interest spread for the first six months of 2002 was 3.29% as compared to 3.31% for the same period in 2001. For the six months ended June 30, 2002, CN Bancorp, Inc.'s net interest margin was 3.94% as compared to 4.42% during the same period in 2001. The effect of the increase in average interest bearing assets on the net interest income exceeded the effect of the declines in market interest rates.

2001 Compared to 2000

         Total interest income declined by $16,858 or 0.3% to $5,667,911 for the year ended December 31, 2001 as compared to 2000. This decrease is primarily attributable to the decline in interest income resulting from market interest rate reductions during 2001 exceeding the increase in interest income from more interest earning assets. Average interest earning assets increased by $7,202,000 to $78,711,000 in 2001 and the yield on the interest earning assets declined to 7.20% in 2001 from 7.95% in 2000.

         Interest expense decreased by $226,959 or 9.2% to $2,234,104 for the year ended December 31, 2001 as compared to 2000. This decrease resulted from the decline in interest expense attributable to declining market interest rates during 2001 exceeding the increase in interest expense from more interest bearing liabilities. Average interest bearing liabilities increased by $6,053,000 to $57,942,000 in 2001and the cost of the interest bearing funds declined to 3.86% in 2001 from 4.74% in 2000.

         Net interest income increased by $210,101 or 6.5% in 2001. The net interest spread was 3.34% in 2001 as compared to 3.21% in 2000. For 2001, CN Bancorp, Inc.'s net interest margin was 4.36% as compared to 4.51% for 2000.

         The tables below present a summary of CN Bancorp, Inc.'s average balances, rates, interest income and expense, the interest rate spread and net interest margins for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000.


                                     AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

                                                                   SIX MONTHS ENDED JUNE 30,
(in thousands)                                              2002                                     2001
                                           ---------------------------------------    --------------------------------------
                                            Average                       Yield/       Average                        Yield/
                                            Balance       Interest         Rate        Balance      Interest          Rate
                                           ---------------------------------------    --------------------------------------
Assets:
Interest-Earning Assets:
  Federal funds sold                       $  9,894       $     85          1.72%     $  9,360      $    236           5.04%
  Interest bearing deposits                   2,920             22          1.51%        2,708            66           4.87%
  Investment securities                      13,901            332          4.78%       14,134           468           6.62%
  Unrealized gains/losses on available
    For sale securities
                                                                                                         (18)            72
  Loans receivable                           62,169          2,148          6.91%       52,107         2,193           8.42%
  Allowance for loan losses                    (755)            --            --          (687)           --             --
                                           --------------------------------------     --------------------------------------
                                             61,414          2,148          7.00%       51,420         2,193           8.53%
                                           --------------------------------------     --------------------------------------

   Total Interest Earning Assets             88,111          2,587          5.87%       77,694         2,963           7.63%
                                           --------------------------------------     --------------------------------------
Non-interest Earning Assets                   7,526                                      7,312
                                           --------                                   --------
TOTAL                                      $ 95,637                                   $ 85,006
                                           ========                                   ========

Liabilities and Stockholders' Equity:
Interest -Bearing Liabilities:
  Interest bearing demand deposits         $ 11,275       $     52          0.92%     $ 11,609      $    136           2.34%
  Savings accounts                           19,507            152          1.56%       18,443           342           3.71%
  Time deposits                              31,915            626          3.92%       23,524           670           5.70%
  Securities sold under agreements
    to repurchase                             3,221             20          1.24%        4,037            97           4.81%
                                           --------------------------------------     --------------------------------------

  Total Interest Bearing Liabilities         65,918            850          2.58%       57,613         1,245           4.32%
Non-interest Bearing Liabilities:
  Demand deposits                            20,508                                     18,830
  Other                                         265                                        235
                                           --------                                   --------
    Total Liabilities                        86,691                                     76,678
Stockholders' Equity                          8,946                                      8,328
                                           --------                                   --------
TOTAL                                      $ 95,637                                   $ 85,006
                                           ========                                   ========

                                                          --------                                  --------
Net Interest Income                                       $  1,737                                  $  1,718
                                                          ========                                  ========

Net Interest Spread                                                          3.29%                                     3.31%
Net Interest Margin                                                          3.94%                                     4.42%
Ratio of Interest-Earning Assets
  To Interest-Bearing Liabilities           133.67%                                    134.85%


Yields on securities are calculated based on amortized cost versus fair values.
Nonaccruing loans are included in the average loan balances outstanding.



                                     AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE
                                                     YEARS ENDED DECEMBER 31,
(in thousands)                                              2001                                     2000
                                           -------------------------------------      -----------------------------------
                                            Average                      Yield/        Average                    Yield/
                                            Balance       Interest        Rate         Balance      Interest       Rate
                                           -------------------------------------      -----------------------------------
Assets:
Interest-Earning Assets:
  Federal funds sold                       $  8,133       $    336         4.13%      $  8,345      $    534        6.40%
  Interest bearing deposits                   2,993            102         3.41%         2,832           176        6.21%
  Investment securities                      13,587            836         6.15%        12,062           802        6.65%
  Unrealized gains/losses on available
    for sale securities                          75                                         (1)
  Loans receivable                           54,640          4,394         8.04%        48,857         4,173        8.54%
  Allowance for loan losses
                                               (717)            --           --           (586)           --          --
                                           -------------------------------------      -----------------------------------
                                             53,923          4,394         8.15%        48,271         4,173        8.64%
                                           -------------------------------------      -----------------------------------

   Total Interest Earning Assets             78,711          5,668         7.20%        71,509         5,685        7.95%
                                           -------------------------------------      -----------------------------------
Non-interest Earning Assets                   7,157                                      6,586
                                           -------                                    --------
TOTAL                                      $ 85,868                                   $ 78,095
                                           ========                                   ========

Liabilities and Stockholders' Equity:
Interest -Bearing Liabilities:
  Interest bearing demand deposits         $ 10,954       $    218         1.99%      $ 11,106      $    324        2.92%
  Savings accounts                           19,602            597         3.05%        16,449           754        4.58%
  Time deposits                              24,124          1,291         5.35%        21,643         1,223        5.65%
  Securities sold under agreements
    To repurchase                             3,262            128         3.92%         2,691           160        5.95%
                                           -------------------------------------      -----------------------------------
  Total Interest Bearing Liabilities         57,942          2,234         3.86%        51,889         2,461        4.74%

Non-interest Bearing Liabilities:
  Demand deposits                            19,259                                     17,912
  Other                                         245                                        255
                                           -------                                    --------
    Total Liabilities                        77,446                                     70,056
Stockholders' Equity                          8,422                                      8,039
                                           -------                                    --------
TOTAL                                      $ 85,868                                   $ 78,095
                                           ========                                   ========

                                                          --------                                  --------
Net Interest Income                                       $  3,434                                  $  3,224
                                                          ========                                  ========

Net Interest Spread                                                        3.34%                                    3.21%
Net Interest Margin                                                        4.36%                                    4.51%
Ratio of Interest-Earning Assets
  to Interest-Bearing Liabilities           135.84%                                    137.81%

Yields on securities are calculated based on amortized cost versus fair values.
Nonaccruing loans are included in the average loan balances outstanding.



         The tables below present the relative contribution of changes in volumes and changes in rates to the changes in net interest income for the first six months of 2002 and the last two years. The change in the interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                              RATE/VOLUME ANALYSIS

                                 June 30, 2002 vs June 30, 2001
                                                             Increase (Decrease)
                                                     Volume          Rate         Total
                                                   ---------------------------------------
         Interest-Earning Assets:

            Federal funds and interest bearing
             deposits with banks                   $  18,555       (212,503)      (193,948)
            Securities                                (7,730)      (128,658)      (136,388)
            Loans receivable                         423,483       (468,802)       (45,319)
                                                   ---------------------------------------
            Net Change in Interest Income            434,308       (809,963)      (375,655)
                                                   ---------------------------------------

                                       34


         Interest Bearing Liabilities:

            Interest bearing deposits                175,345       (492,356)      (317,011)
            Securities sold under agreements
               to repurchase                         (19,659)       (57,668)       (77,327)
                                                   ---------------------------------------
               Net Change in Interest Expense        155,686       (550,024)      (394,338)
                                                   ---------------------------------------

         Change in Net Interest Income             $ 278,622       (259,939)        18,683
                                                   =======================================



                                                                    RATE/VOLUME ANALYSIS

                                                    2001 vs 2000                                    2000 vs 1999
                                                 Increase (Decrease)                             Increase (Decrease)
                                      Volume            Rate           Total            Volume            Rate             Total
                                   ---------------------------------------------      ---------------------------------------------
Interest-Earning Assets:

   Federal funds and interest
     bearing deposits with banks   $    (3,589)     $  (267,862)     $  (271,451)     $   114,607      $   146,672      $   261,279
   Securities                          106,380          (72,993)          33,387          361,867           67,458          429,325
   Loans receivable                    493,924         (272,718)         221,206          773,520           53,771          827,291
                                   ---------------------------------------------      ---------------------------------------------
      Net Change in Interest
       Income                          596,715         (613,573)         (16,858)       1,249,994          267,901        1,517,895
                                   ---------------------------------------------      ---------------------------------------------

Interest Bearing Liabilities:

   Interest bearing deposits         1,157,341       (1,352,614)        (195,273)        (106,527)         898,733          792,206
   Securities sold under
     agreements to repurchase           33,831          (65,517)         (31,686)          88,244           66,363          154,607
                                   ---------------------------------------------      ---------------------------------------------
      Net Change in Interest
        Expense                      1,191,172       (1,418,131)        (226,959)         (18,283)         965,096          946,813
                                   ---------------------------------------------      ---------------------------------------------

Change in Net Interest Income      $  (594,457)     $   804,558      $   210,101      $ 1,268,277      $  (697,195)     $   571,082
                                   =============================================      =============================================

Provision for Loan Losses

         Originating loans involves a degree of risk that credit losses will occur in varying amounts according to, among other factors, the type of loans being made, the credit-worthiness of the borrowers over the term of the loans, the quality of the collateral for the loan, if any, as well as general economic conditions. The provision for loan losses and the allowance for loan losses are based on management's ongoing assessment of CN Bancorp, Inc.'s credit exposure and consideration of certain other relevant factors. The provision for loan losses represents the amount charged against earnings and is determined based upon several factors including: a continuous review of delinquency rates; delinquent, classified and nonaccrual loans, large loans and overall portfolio quality; regular examination and review of the portfolio by regulatory authorities and third party loan review firms; analytical review of loan charge off experience;

historical experience; concentrations of risk, if any; and management's judgement relative to economic conditions and the nature of the portfolio.


         The adequacy of the allowance for loan losses is evaluated based upon loan categories except for loans rated substandard, doubtful or loss, which are evaluated separately and assigned loss amounts based upon the evaluation. Loss ratios are applied to each category of loan to determine estimated loss amounts. Categories of loans are identified as consumer (secured and unsecured), commercial (secured and unsecured) and mortgage loans (residential and commercial real estate). Loss ratios are determined based upon peer group loss ratios adjusted for the effect of current economic conditions (currently weakened), any industry concentration or identified weakness in an industry (none currently), credit management and underwriting policies changes, secured versus unsecured nature of loan category and adjustments to the peer group losses based upon local considerations. In particular, peer group loss ratios are modified to recognize that CN Bancorp, Inc.'s loans are primarily to small and medium size businesses which do not necessarily have the resources to timely adjust to changes in economic conditions. CN Bancorp, Inc. uses peer group loss ratios because its loan portfolio has not been tested during all economic business cycles since it has only been operating since December 1996. CN Bancorp, Inc.'s actual losses have been lower than those of its peer group.

         At June 30, 2002, the range of the loss ratios used to determine estimated losses by loan category were: consumer loans - 1.25% to 1.95%; commercial loans - 1.07% to 1.42%; and, mortgage loans - 0.55% to 1.25%. Additional losses are estimated resulting from additional identified risks factors, such as loans with underwriting standard deviations, the level and direction of payment delinquencies and the level of unsecured credit. These additional loss estimates are not allocated to the separate loan categories.

         The adequacy of the allowance for loan losses is reviewed at least quarterly. Loans are assigned a risk rating upon inception based upon risk rating criteria consistent with regulatory definitions. The risk rating is adjusted, as necessary, if loans becomes delinquent, if significant adverse information is discovered regarding the underlying credit and, in the case of commercial loans and commercial real estate loans, the normal periodic review of the underlying credit indicate that a change in risk rating is appropriate. An estimated "low" and "high" loss percentage is applied to loans in each risk rating. These loss percentages increase as the loan risk rating increases. Loans rated as substandard, doubtful or loss are evaluated separately and assigned loss amounts based upon the separate evaluation. Risks factors identified beyond individual loan risks, such as economic conditions, underwriting standard deviations and loan concentrations are quantified based upon management's estimations of loss exposure. Loss percentages used are generally based upon management's best estimates as we have limited historical loss data because of the relative short period of time that we have been operating. Estimated "low" and "high" allowance for loan loss amounts are derived by accumulating the estimated losses using the "low" and "high" loss percentages for each risk rating and adding losses based upon separate loan evaluations and identified other risks. The actual allowance for loan losses is compared to this range to ascertain that it falls in, and is reasonably situated within, the range.

         At June 30, 2002, the "low" and "high" allowance determination resulted in a "low" allowance of 1.03% of loans and a "high" allowance of 1.25% of loans. The actual allowance for loan losses was 1.16% of loans.

         In addition, on at least a quarterly basis, we compare our allowance for loan losses (as a percent of loans) to peer group levels to ascertain the reasonableness of our estimates.

         The provision for loan losses was $65,594 for the six months ended June 30, 2002 as compared to $63,206 for six months ended June 30, 2001. The provision for loan losses did not increase as much as the increase in loans because a majority of the increase in loans was in real estate secured loans which have low loss estimates. Commercial loans, which usually have higher risks of loss, declined.

         The provision for loan losses was $138,206 and $171,844 during 2001 and 2000, respectively. The provision for loan losses declined from 2000 to 2001 because of (i) the increase in the portfolio of real estate secured loans, which have low loss estimates, along with the decease in the portfolio of commercial loans, which have higher risks of loss; (ii) an additional loss provision on a specific loan during 2000 of approximately $20,000; (iii) management's recognition during 2001 of the relatively low level of payment delinquencies that CN Bancorp, Inc. was experiencing and improvements made in CN Bancorp, Inc.'s credit risk management system.

         The allowance for loan losses represents 1.16% of loans receivable at June 30, 2002 and 1.30% and 1.29% of loans receivable at December 31, 2001 and 2000, respectively. CN Bancorp, Inc. has no exposure to foreign countries or foreign borrowers. Management believes that the allowance for loan losses is adequate for each period presented.


         The table below sets forth the period end loans receivable balances and summarizes CN Bancorp, Inc.'s loan loss experience for the periods presented as well as certain ratios related to net charge-offs and the allowance for loan losses (ALL) as a percent of the total loan portfolio.

                                              SUMMARY OF LOAN LOSS EXPERIENCE

                                          Six Months
                                           Ended           Year Ended December 31,
                                        June 30, 2002       2001           2000
                                        -------------    ------------------------
(in thousands)
Loans receivable before ALL               $ 63,037         59,861         51,888
                                          ========       =======================

Average loan balances                     $ 62,169         54,640         48,857
                                          ========       =======================

Allowance for loan losses:

Beginning balance                         $    781            670            500
   Charge-offs:
      Commercial loans                        (118)           (25)            --
      Consumer loans                            --             (2)            (3)

                                       37


   Recoveries - Consumer loans                  --             --              1
   Provision for loan losses                    66            138            172
                                          --------       -----------------------
Ending balance                            $    729            781            670
                                          ========       =======================

Ratios:
Net charge-offs to average                                                 loans
                                              0.19%          0.05%          0.01%
Net charge-offs to provision for loan
   losses                                   178.79%         19.57%          1.16%
Allowance for loan losses to loans
   receivable                                 1.16%          1.30%          1.29%



         Commercial loan charge-offs during 2002 exceeded the provision for loan losses because the losses were recognized in 2001. The 2002 charge-offs related to two commercial customers.


         The table below illustrates the estimated breakdown of the allowance for loan losses as allocated to various segments of the loan portfolio.


                                                            ALLOWANCE FOR LOAN LOSSES BY CATEGORY

                                    June 30, 2002                 December 31, 2001               December 31, 2000
                                -----------------------------------------------------------------------------------------
                                               % of Loans                    % of Loans                      % of Loans
                                                in each                        in each                        in each
                               Allocated      Category to      Allocated     Category to     Allocated      Category to
                               Allowance      Total Loans      Allowance     Total Loans     Allowance      Total Loans
                                 Amount        Receivable       Amount        Receivable       Amount        Receivable
                                 ------        ----------       ------        ----------       ------        ----------
(In thousands)
Consumer loans                    $ 77             8.7%          $ 70             8.9%          $ 36             5.5%
Home Equity loans                   28             6.7%            31             7.7%            25             6.4%
Real estate loans                  260            58.9%           237            56.2%           168            53.9%
Commercial loans                   323            25.7%           394            27.2%           386            34.2%
Unallocated to loan type            41              --             49              --             55              --
                                  ----------------------------------------------------------------------------------
                                  $729           100.0%          $781           100.0%          $670           100.0%
                                  ==================================================================================


The allowance for loan losses is reviewed at least quarterly for its adequacy.

Non-interest Income

Six months ended June 30, 2002 compared to six months ended June 30, 2001

         Non-interest income consisted primarily of customer service fees, fees and charges from electronic funds transactions and other income. Non-interest income increased $156,105, or 75.7%, to $362,242 for the six months ended June 30, 2002 as compared to $206,137 for the six months ended June 30, 2001. This increase was primarily attributable to fees earned under an overdraft privilege program initiated in late 2001, continued increases in the number of customer accounts, increases in the use of debit cards by customers and increases in the use of owned ATM machines by non-customers. Also included in the increase was the recovery of a recorded charge for a cash shortage of approximately $7,500 and the increase in cash surrender value of life insurance of $5,223.

2001 Compared to 2000

         Non-interest income consisted primarily of customer service fees, fees and charges from electronic funds transactions as well as gains on sales of assets. Non-interest income increased $135,604, or 34.9%, to $524,598 for 2001 as compared to $388,994 during 2000. This increase was attributable to gains on sales of securities in 2001 in the amount of $19,062 and the increased number of customer accounts, increased use of debit cards by customers and increased use of owned ATM machines by non-customers.

Non-interest Expense

Six months ended June 30, 2002 compared to six months ended June 30, 2001

         Non-interest expense was $1,685,603 for the six months ended June 30, 2002 representing an increase of $90,160 or 5.7%, as compared to $1,595,443 during the six months ended June 30, 2001. The expenses have increased to support the higher activity level of CN Bancorp, Inc. during the periods. Compensation and benefits increased 5.7%, depreciation and amortization expenses decreased by 2.8%, data processing expenses increased 14.9% and other operating expenses increased 6.9% during the six months ended June 30, 2002 as compared to the same period during 2001.

2001 Compared to 2000

         Non-interest expense was $3,266,743 for 2001 representing an increase of $337,439, or 11.5%, compared to $2,929,304 in 2000. These expenses have increased to support the higher activity level of CN Bancorp, Inc. during 2001 evidenced by the 15.3% increase in loans and 10.2% increase in deposits.

         Below is a summary of non-interest expenses for the years ended December 31, 2001 and 2000:

                                                               NON-INTEREST EXPENSES

                                             Year             Year               Change          Change
                                             2001             2000                 $                %
                                         ---------------------------------------------------------------

Compensation and benefits                $1,641,125         1,490,092           151,033           10.1%

Rent expense                                143,625           129,755            13,870           10.7%

Other facility /equipment expense           135,767           132,290             3,477            2.6%


                                       39



Depreciation and amortization               340,209           315,710            24,499            7.8%

Data processing expenses                    158,442           119,653            38,789           32.4%

Marketing and advertising                    68,229            57,115            11,114           19.5%

Other operating expenses                    779,346           684,689            94,657           13.8

                                         -------------------------------------------------------------
                                         $3,266,743         2,929,304           337,439           11.5%
                                         =============================================================

         Compensation and benefit expenses increased because of normal salary increases and an increase in the number of employees necessary to manage the increased lending and depository activities of the institution. Further, health benefit expenses increased as insurance premiums increased.

         Rent expense increased during 2001 reflecting scheduled rent increases in existing office facility leases during the year.


         Marketing and advertising expenses increased in 2001 as the result of the use of a marketing firm to enhance County National Bank's marketing and product training functions.


         Depreciation and amortization expense increased in 2001 because of the full year's depreciation of the cost of new equipment placed in service during 2000 as well as upgraded computer equipment and software systems installed during 2000 and 2001.

         Data processing expenses increased primarily because of the upgrading of data communication services during the year as well as increases related to the growth in banking activity during the year.


         Other operating expenses increased because of the increased level of banking activity from 2000 to 2001 as loan and deposit levels grew.


Income Taxes


         Income tax expense was $120,065 (34.5% of pre-tax net income) for the six months ended June 30, 2002 as compared to $88,216 (33.2% of pre-tax net income) for the same period in 2001. Income tax expense was $185,527 (33.5% of pre-tax net income) for 2001 as compared to $197,600 (38.6% of pre-tax net income) for 2000. The decrease in the effective tax rate in 2001 versus 2000 reflects higher levels of tax exempt interest income for state tax purposes.


Net Income

Six months ended June 30, 2002 compared to six months ended June 30, 2001

         Net income for the six months ended June 30, 2002 was $227,609, an increase of $50,391, or 28.4%, from $177,218 for the same period during 2001. The increase in net income was the result of increases in net interest income of $18,683 and non-interest income of $156,105, offset by increases in the provision for loan losses of $2,388, non-interest expenses of $90,160 and income tax expenses of $31,849.

2001 Compared to 2000

         Net income for 2001 was $367,929, an increase of $53,977, or 17.2%, from $313,952 for 2000. The increase in net income was the result of increases in net interest income of $210,101 and non-interest income of $135,604 and decreases in the provision for loan losses of $33,638 and income tax expenses of $12,073, offset by an increase in non-interest expenses of $337,439.

                               Financial Condition

Securities

         CN Bancorp, Inc.'s portfolio is composed primarily of interest-earning bills, notes and bonds issued by the United States government and its direct and sponsored agencies. The portfolio provides a source of liquidity, collateral for repurchase agreements and public funds as well as being a means of diversifying CN Bancorp, Inc.'s earning asset portfolio. While CN Bancorp, Inc. generally intends to hold its investment portfolio assets until maturity, a significant portion of the portfolio is classified as available for sale. Securities so classified are accounted for at fair value with the unrealized appreciation and depreciation reported as a separate component of stockholders' equity, net of income tax effects. Securities classified in the held to maturity category are accounted for at amortized cost. CN Bancorp, Inc. invests in securities for the yield they produce and not to profit from trading the securities. There are no trading securities in the portfolio.

         The securities portfolio at June 30, 2002 amounted to $20,316,366, an increase of $7,818,177, or 62.6%, from the amount at December 31, 2001. Available for sale investment securities increased to $15,570,171 at June 30, 2002 from $7,002,001 at December 31, 2001. Held to maturity securities decreased to $4,249,995 at June 30, 2002 from $4,999,988 at December 31, 2001. The increase in available for sale securities is attributable to the investment of funds obtained through increased deposit levels. The carrying value of available for sale securities includes unrealized gains of $64,984 at June 30, 2002 (reflected as unrealized appreciation of $39,887 in stockholders' equity after deferred taxes) as compared to net unrealized appreciation of $2,001 ($1,228 net of taxes) as of December 31, 2001.

         The securities portfolio at December 31, 2001 amounted to $12,498,189, a decrease of $2,584,969, or 17.1% from the amount at December 31, 2000. Available for sale investment securities declined to $7,002,001 at December 31, 2001 from $11,811,333 at December 31, 2000. Held to maturity securities increased to $4,999,988 at December 31, 2001 from $2,750,025 at December 31, 2000. The carrying value of available for sale securities includes net unrealized appreciation of $2,001 at December 31, 2001 (reflected as unrealized appreciation of $1,228 in stockholders' equity after deferred taxes) as compared to net unrealized depreciation of $95,886 ($58,855 net of taxes) as of December 31, 2000.

         The table below presents the composition and carrying amounts of securities in the portfolio as of June 30, 2002, December 31, 2001 and December 31, 2000.

                                        SECURITIES

                                         June 30,       December 31,     December 31,
                                          2002             2001             2000
                                        -------          -------          -------
(In thousands)
Available for sale securities:

   U.S. Treasury securities             $    --               --              250
   U.S Government agencies               15,570            7,002           11,561
   Equity securities                        496              496              522
                                        -------          -------          -------
                                         16,066            7,498           12,333

Held to maturity securities:

   U.S. Treasury securities                  --              250              500
   U.S Government agencies                4,250            4,750            2,250

                                        -------          -------          -------
                                          4,250            5,000            2,750
                                        -------          -------          -------

  Total securities                      $20,316           12,498           15,083
                                        =======          =======          =======


         The tables below show the maturities and average weighted yields for the securities portfolio at June 30, 2002 and December 31, 2001. All the U.S. Government agencies debt securities are callable by the respective agencies under the securities' terms.


                                           MATURITIES and WEIGHTED AVERAGE YIELDS on SECURITIES
                                                          June 30, 2002

                                                                   After one but within
                                       Within one year                  five years                      Over five years
                                    Amount          Yield         Amount           Yield             Amount         Yield
                                   ------------------------      --------------------------        ------------------------
(In thousands)
Amortized cost basis:
   U.S. Government agencies        $  250             6.25%        19,505             4.07%            --
   Equity securities                   --                              --                             496             5.14%
                                   ------------------------      --------------------------        ------------------------
          Total securities         $  250             6.25%        19,505             4.07%           496             5.14%
                                   ========================      ==========================        ========================

Carrying Value:
  U.S. Government agencies         $  250                          19,570                             --
  Equity securities                    --                              --                            496
                                   ------                        --------                          -----
          Total securities         $  250                          19,570                            496
                                   ======                        ========                          =====

                                                         December 31, 2001
                                                                  After one but within
                                       Within one year                  five years                     Over five years
                                    Amount          Yield         Amount           Yield             Amount         Yield
                                   ------------------------      --------------------------        ------------------------
(In thousands)
Amortized cost basis:
   U.S. Treasury securities        $  250             6.15%            --                              --
   U.S. Government agencies           250             6.25%        11,500             5.21%            --
   Equity securities                   --                              --                             496             5.52%
                                   ------------------------      --------------------------        ------------------------
          Total securities         $  500             6.20%        11,500             5.21%           496             5.52%
                                   ========================      ==========================        ========================


Carrying Value:
   U.S. Treasury Securities        $  250                              --                             --
   U.S. Government agencies           250                          11,502                             --
   Equity securities                   --                              --                            496
                                   ------                        --------                          -----
          Total securities         $  500                          11,502                            496
                                   ======                        ========                          =====


Loans

         The loan portfolio comprises the majority of CN Bancorp, Inc.'s earning assets. Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased $3,228,769 or 5.5% to $62,308,316 at June 30, 2002 from $59,079,547 at December 31, 2001. Loans receivable were 61.0% of assets and 69.3% of deposits at June 30, 2002 as compared to 67.1% of assets and 75.9% of deposits at December 31, 2001. Residential real estate loans increased by $1,808,393 (12.7%), commercial real estate loans increased by $938,496 (4.7%), real estate construction loans increased $410,660 (10.3%), installment and other loans increased by $145,602 (2.7%), and commercial loans decreased by $92,177 (0.6%) during the six months ended June 30, 2002.

         Loans receivable increased $7,861,090 or 15.3% to $59,079,547 at December 31, 2001 from $51,218,457 at December 31, 2000. Loans receivable were 67.1% of assets and 75.9% of deposits at December 31, 2001 as compared to 61.3% of assets and 72.5% of deposits at December 31, 2000. Residential real estate loans and commercial real estate loans increased 33.5% and 16.8%, respectively, as CN Bancorp, Inc. concentrated on real estate secured lending for predominately owner-occupied properties. Installment and other loans increased by $2,469,000 (86.6%) in 2001 as compared to 2000 primarily because of increased loans secured by boats. Real estate construction loans increased by 13.9% and commercial loans decreased by 8.2% in 2001 as compared to 2000.

         Loans secured by real estate comprise the majority of the loan portfolio. The majority of the borrowers reside, work and/or conduct business in CN Bancorp, Inc.'s primary market area of Anne Arundel County, Maryland.

         The table below presents loans by major categories as of the dates indicated.

                                                             LOANS AS OF DECEMBER 31,

                                             2001                %               2000               %
                                           --------          --------          --------         --------
(In thousands)
Real estate -construction                  $  4,001                 7%         $  3,512                7%
Residential real estate                      14,228                24%           10,656               21%
Commercial real estate                       20,003                33%           17,123               33%
Commercial-other                             16,298                27%           17,747               34%
Installment and other                         5,323                 9%            2,853                5%
                                           --------          --------          --------         --------
                                             59,853               100%           51,891              100%
                                                             ========                           ========

Unearned loan fees and costs, net                 8                                  (3)
Allowance for loan and lease losses            (781)                               (670)
                                           --------                            --------
                                           $ 59,080                            $ 51,218
                                           ========                            ========

         The table below sets forth the maturity distributions of the loan receivable portfolio as of December 31, 2001.


                                                    LOAN MATURITIES AS OF DECEMBER 31, 2001

                                               1 year                        After
                                              or less        1-5 years      5 years         Total
                                              -------        ---------      -------         -----
(In thousands)
Maturity of Loans Receivables:

Real estate -construction                     $   700            282          3,019          4,001
Residential real estate                           431          2,049         11,748         14,228
Commercial real estate                          2,471          3,365         14,167         20,003
Commercial-other                                8,342          6,648          1,308         16,298
Installment and other                           1,092          1,997          2,234          5,323
                                              -------        -------        -------        -------
   Total loans receivables                    $13,036         14,341         32,476         59,853
                                              =======        =======        =======        =======

(In thousands)
Fixed interest rates                                         $ 5,033            388
Floating and adjustable interest rates                         9,308         32,088
                                                             -------        -------
   Total loans receivables                                   $14,341         32,476
                                                             =======        =======


         The real estate construction maturities include the permanent loan period, if applicable.

Loan and Asset Quality

         County National Bank has written loan policies that require that certain underwriting, documentation and credit analysis standards be met for approval and funding of loans. Management and third party reviewers periodically review adherence to the policies. Exceptions to the policies, when made, are documented, justified and approved by management. Lending authority (secured and unsecured) is assigned to individual officers, the loan committee, the executive committee and the full board of directors of County National Bank under the loan policies.

         Delinquent loans, and the level thereof, are reviewed monthly and presented to the board of directors of County National Bank. A listing of loans classified less than "pass" according to the loan policy is presented to the audit/compliance committee of the board of directors at least quarterly. Generally, loans that have payments ninety days or more past due are placed on non-accrual status unless there is a reasonable expectation of the timely collection of all amounts past due. Payments on non-accrual loans are allocated to principal and interest according to the original loan terms unless collection of all amounts due under the loan agreement is in doubt, in which case collections are applied to principal loan balances.

         CN Bancorp, Inc. had no real estate owned or other assets acquired through foreclosure, deeds in lieu of foreclosure or repossession at June 30, 2002 or December 31, 2001.

         The table below presents information regarding non-performing loans at June 30, 2002 and December 31, 2001 and 2000.


                                                               NON-PERFORMING LOANS

                                                        June 30,   December 31,  December 31,
                                                         2002         2001          2000
                                                         ----         ----          ----
(In thousands)
Non-accruing commercial loans                            $234          335             96
Accruing loans past due 90 days or longer                  --           --             --
                                                         ----         ----         ------
  Total non-performing loans                             $234          335             96
                                                         ====         ====         ======

Non-accruing loans:
  Interest income not recorded on non-
     accruing loans                                      $  6           15              1
  Interest income included in net income
     for period on non-accruing loans collections        $  3            8             --

Ratios:
  Non-performing loans to total loans                    0.38%        0.56%          0.19%
  Non-performing loans to total assets                   0.23%        0.38%          0.11%
  Allowance for loan losses to non-
     performing loans                                    311.54%      233.13%      697.92%
  Commitments to lend additional funds to
     non-performing loan customers                       $ --           --             --

Restructured loans                                       None         None           None

         During 2001, secured commercial loans to companies controlled by one individual totaling $254,015 were placed on non-interest accrual status. During 2002, these loans were considered impaired, as defined, and the carrying value of the loans reduced to $155,450 through charge-offs and collections. Another secured commercial loan with a balance of $78,743 at June 30, 2002 and $81,146 at December 31, 2001 ($95,732 at December 31, 2000) is not accruing interest but interest is recognized upon collection of funds from the customer. Unrecognized interest on the loans at December 31, 2001 was $14,673 (nominal at December 31, 2000). There are no commitments to lend funds to debtors whose loans are on non-interest accrual status or are considered impaired.


Deposits

         Deposits are the major source of funds for lending and investment activities. Total deposits at June 30, 2002 were $89,952,260, an increase of $12,113,479, or 15.6% over total deposits of $77,838,781 at December 31, 2001.
This net increase included a 23.8% increase in total non-interest demand deposits, 5.6% increase in interest bearing demand deposits (savings, NOW and money market accounts) and 20.2% increase in time deposits.

         Total deposits at December 31, 2001 were $77,838,781, an increase of $7,185,615, or 10.2% over total deposits of $70,653,266 at December 31, 2000.
This net increase included a 2.2% decrease in total demand deposits, a 11.5% increase in savings deposits and a 25.3% increase in time deposits.

         The average balances and average rates paid on deposits during the six months ended June 30, 2002 and the years ended December 31, 2001 and 2000 are shown in the tables below. All deposits are domestic deposits.


                                                      AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

                                   June 30, 2002                  December 31, 2001                December 31, 2000
                             --------------------------------------------------------------------------------------------
                             Average            Average      Average             Average        Average          Average
                             Balance             Rate        Balance              Rate          Balance            Rate
                             -------             ----        -------              ----          -------            ----
(In thousands)
Interest bearing:
  Demand deposits            $11,275             0.92%        $10,954              1.99%        $11,106             2.92%
  Savings accounts            19,507             1.56%         19,602              3.05%         16,449             4.58%
  Time deposits               31,915             3.92%         24,124              5.35%         21,643             5.65%
Non-interest bearing:
  Demand deposits             20,508                           19,259                            17,912
                             --------------------------------------------------------------------------------------------
     Total                   $83,205             2.00%        $73,939              2.85%        $67,110             3.43%
                             ============================================================================================

         The table below shows the maturities and amounts of time certificates (there are no other time deposits) issued in denomination of $100,000 or more at June 30, 2002 and December 31, 2001.


                                                                 DEPOSIT MATURITIES


                                                       June 30, 2002         December 31, 2001
                                                    ---------------------  ----------------------
(In thousands)
Three months or less                                           $   5,839                   2,356
Over three months but within six months                              946                   1,812
Over six months but within twelve months                           2,725                     598
Over twelve months                                                 3,435                   3,345
                                                    ---------------------  ----------------------
   Total                                                      $   12,945                   8,111
                                                    =====================  ======================


Other Borrowed Funds

         CN Bancorp, Inc. enters into sales of securities under agreements to repurchase the same securities with customers, which mature from one day to thirty days from the transaction date. These transactions are accounted for as borrowings and are secured by notes and bonds in the investment portfolio. The amount borrowed under repurchase agreements was $2,904,681 at June 30, 2002, $1,377,080 at December 31, 2001 and $4,311,235 at December 31, 2000. The
increase at June 30, 2002 was primarily attributable to transactions with one customer. The decrease during 2001 was attributable to termination of thirty-day agreements with several customers totaling $3.3 million.

         CN Bancorp, Inc. had no long-term debt during 2000 through June 30, 2002.


         The table below sets forth information regarding borrowing from repurchase agreements during the first six months of 2002 and the years ended December 31, 2001 and 2000.


                                                                          OTHER BORROWINGS

                                                            June 30,          December 31,           December 31,
                                                              2002                2001                   2000
                                                     ------------------   -------------------   -------------------

Total outstanding at period-end                             $2,904,681            $1,377,080            $4,311,235
Average interest rate at period-end                              1.25%                 1.25%                 6.15%
Average balance during the period                           $3,221,368            $3,261,501            $2,691,186
Average interest rate during the period                          1.24%                 3.92%                 5.95%
Maximum balance during the period                           $3,995,336            $5,733,457            $4,949,201

Asset/Liability Management

         A principal objective of CN Bancorp, Inc.'s asset/liability management policy is to minimize exposure to changes in interest rates by an ongoing review of the maturity and re-pricing of interest-earning assets and interest-bearing liabilities. The asset/liability committee and the executive committee of the board of directors of County National Bank oversee this review.

         The executive committee establishes policies to control interest rate sensitivity. Interest rate sensitivity is the volatility of a bank's earnings resulting from movements in the market interest rates. Management monitors rate sensitivity in order to reduce vulnerability to interest rate fluctuations while maintaining adequate capital levels and acceptable levels of liquidity. Monthly financial reports supply management with information to evaluate and manage rate sensitivity and adherence to policy. CN Bancorp, Inc.'s asset/liability policy's goal is to manage assets and liabilities in a manner that stabilizes net interest income and net economic value within a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to achieve dependable, steady growth in net interest income regardless of the behavior of interest rates in general.

         As part of the interest rate risk sensitivity analysis, the asset/liability committee examines the extent to which CN Bancorp, Inc.'s assets and liabilities are interest rate sensitive and monitors the interest rate sensitivity gap. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market rates. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or re-price within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If re-pricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

         CN Bancorp, Inc. currently has a negative gap over the short term, which suggests that the net yield on interest earning assets may decrease during periods of rising interest rates. However, a simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rate, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

         The table below presents CN Bancorp, Inc.'s interest rate sensitivity at December 31, 2001. Because certain categories of securities and loans are prepaid before their maturity date even without regard to interest rate fluctuations, certain assumptions have been made to calculate the expected maturity of securities and loans.

                                                          RATE SENSITIVITY ANALYSIS

                                                     December 31, 2001
                                                 ---------------------------
                                    0-3              4-6             7-12           >1&<5
                                   Months          Months           Months           Years         5 YRS +          Total
                                 --------         --------         --------        --------        --------        --------
(in thousands)
ASSETS
Federal funds sold               $  6,114               --               --              --              --        $  6,114
Interest bearing deposits           2,916               --               --              --              --           2,916
Securities, at cost                   250               --              250          11,500              --          12,000
Loans                              15,665            4,224            8,448          31,409             107          59,853
                                 --------         --------         --------        --------        --------        --------
Total                              24,945            4,224            8,698          42,909             107          80,883
                                 --------         --------         --------        --------        --------        --------

LIABILITIES
Savings/Money Market/NOW           29,512               --               --              --              --          29,512
Certificates of deposit             6,109            4,902            3,917          14,057              --          28,985
Repurchase agreements               1,377               --               --              --              --           1,377
                                 --------         --------         --------        --------        --------        --------
Total                              36,998            4,902            3,917          14,057              --          59,874
                                 --------         --------         --------        --------        --------        --------

GAP:
  Period                         $(12,053)            (678)           4,781          28,852             107        $ 21,009
                                 ========         ========         ========        ========        ========        ========

  Cumulative                                      $(12,731)          (7,950)         20,902          21,009
                                                  ========         ========        ========        ========



Life Insurance

         We have life insurance policies on the lives of the following executive officers: Jan W. Clark (president and chief executive officer of CN Bancorp, Inc. and County National Bank), John G. Warner (Executive Vice President of CN Bancorp, Inc. and County National Bank) and Michael L. Derr (vice president of County National Bank). The total cash surrender value of the policies was $1,205,223 at June 30, 2002. The policies were purchased in June 2002 in connection with the County National Bank Executive Supplemental Retirement Plan (SERP). For more information regarding the SERP and these policies, see "Management--Supplemental Executive Retirement Plan."


Liquidity

         Liquidity represents CN Bancorp, Inc.'s ability to efficiently manage cash flows to support the lending activities and the requirements of depositors. Liquidity is essential to fund fluctuations in the balance sheet and provide funds for growth. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.


         Liquidity, which generally is maintained in cash and amounts due from banks and federal funds sold ("asset liquidity"), totaled $10,887,018 at June 30, 2002 compared to $9,121,761 at December 31, 2001 and $ 9,598,385 at December
31, 2000. Additional sources of asset liquidity include funds held in time deposits and cash flow from the investment and loan portfolios. Liquidity needs may also be met by selling securities available for sale, selling loans or raising additional capital. At June 30, 2002, available for sale debt securities totaled $15,570,171 as compared to $7,002,001 at December 31, 2001 and $11,811,333 at December 31, 2000.


         Liability liquidity sources include attracting deposits at competitive rates. In addition, CN Bancorp, Inc. has established a two million dollar line of credit with a correspondent commercial bank as a reliable source for short-term funds. Borrowing under this line would be collateralized by securities in the investment portfolio. CN Bancorp, Inc. has never borrowed funds under this facility.


         CN Bancorp, Inc. has sufficient liquidity to meet its loan commitments as well as fluctuations in deposits. Maturing certificates of deposit are usually retained as we offer competitive rates on certificates of deposit. Management is not aware of any demands, trends, commitments, or events that would result in CN Bancorp, Inc.'s inability to meet anticipated or unexpected liquidity needs.

         CN Bancorp, Inc. is a single bank holding company with no current business operations other than managing its investment in County National Bank and holding a small amount of cash. CN Bancorp, Inc. pays its expenses, which are small, from its own cash and from dividends from County National Bank. County National Bank may only pay dividends to CN Bancorp, Inc. if it complies with certain regulatory requirements. For more information regarding these regulatory requirements, see "Supervision and Regulation." To the extent that CN Bancorp, Inc. retains net offering proceeds, it will have additional capital to meet its ongoing obligations.
See "Use of Proceeds."


Capital Adequacy


         Risk-based capital provides the basis for which all banks are evaluated by regulators in terms of capital adequacy by assigning varying risk weights to the individual assets held by a bank. Weights are also assigned to the "credit-equivalent" amounts of certain off-balance sheet items. Under applicable regulations, banks are rated as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized" based upon its capital levels. Banks that are classified as "undercapitalized," "significantly undercapitalized" or "critically undercapitalized" are subject to increased regulatory oversight.

         Risk-based capital standards require a bank to have Tier 1 capital of at least 4% and total capital (including Tier 1 capital) of at least 8% of risk-weighted assets to be considered "adequately capitalized." The standards require a bank to have Tier 1 capital of at least 6% and total capital (including Tier 1 capital) of at least 10% of risk-weighted assets to be considered "well capitalized." Tier 1 capital includes common stockholders' equity, plus the net unrealized depreciation (or less the unrealized net appreciation) on securities available for sale, net of tax, less intangible assets.


         The table below provides a comparison of CN Bancorp, Inc.'s risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the indicated periods.


                                                         RISK-BASED CAPITAL RATIOS
                                                                                                         Minimum Ratios
                                                                                          ------------------------------------------
                                                                                               To be
                                  June 30,          December 31,        December 31,         "Adequately           To be "Well
                                    2002                2001                2002             Capitalized"           Capitalized"
                               ----------------  ------------------- ----------------- ------------------------- -------------------

     Total capital                  13.8%              14.8%               15.5%                  8.0%                   10.0%
     Tier I                         12.8%              13.5%               14.3%                  4.0%                   6.0%
     Leverage Total                 9.2%                9.7%                9.9%                  4.0%                   5.0%

         At June 30, 2002 and December 31, 2001 and 2000, CN Bancorp, Inc. exceeded the capital requirements necessary to be considered a "well capitalized" financial institution under federal regulations.


Effects of Inflation

         CN Bancorp, Inc.'s asset and liability structure is primarily monetary in nature. As such, asset and liability values tend to move in concert with inflation. Changes in interest rates may have a more significant impact on financial performance than the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or at the same magnitude as prices of other goods and services, and may frequently reflect government policy initiatives or economic factors not measured by price index. As previously discussed, CN Bancorp, Inc. strives to manage its interest sensitive assets and liabilities in order to offset the effects of rate changes and inflation.

                           SUPERVISION AND REGULATION

         Both CN Bancorp, Inc. and County National Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not stockholders. The following references to the laws and regulations under which CN Bancorp, Inc. and County National Bank are regulated are brief summaries, and are qualified in their entirety by reference to such laws and regulations. We cannot predict the nature or the extent of the effect on our business and earnings that new federal or state legislation may have in the future.

Federal Bank Holding Company Regulation

         CN Bancorp, Inc. is a bank holding company under the Bank Holding Company Act of 1956, as amended. As such, CN Bancorp, Inc. is subject to regulation and examination by the Federal Reserve Board, and is required to file periodic reports and any additional information that the Federal Reserve Board may require. The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries and acquiring or retaining direct or indirect control of any company engaged in any activities closely related to banking or managing or controlling banks.

         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act ("GLBA"). Effective March 11, 2000, pursuant to authority granted under the GLBA, a bank holding company may elect to become a financial holding company and thereby engage in a broader range of financial and other activities than are permissible for traditional bank holding companies. In order to qualify for the election, all of the depository institution subsidiaries of the bank holding company must be well capitalized and well managed, as defined by regulation, and all of its depository institution subsidiaries must have achieved a rating of satisfactory or better with respect to meeting community credit needs.

         Pursuant to the GLBA, financial holding companies are permitted to engage in activities that are "financial in nature" or incidental or complementary thereto and not a substantial risk to the safety and soundness of the depository institution or the financial system in general, as determined by the Federal Reserve Board. The GLBA identifies several activities as "financial in nature," including, among others, insurance underwriting and agency, investment advisory services, merchant banking and underwriting, and dealing or making a market in securities. Being designated a financial holding company will allow insurance companies, securities brokers and other types of financial companies to affiliate with and/or acquire depository institutions. CN Bancorp, Inc. became a financial holding company in 2001.

         The status of CN Bancorp, Inc. as a registered bank holding company under the Bank Holding Company Act and a financial holding company under the GLBA does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

         The Federal Reserve Board must approve, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank, or the merger or consolidation by a bank holding company with another bank holding company. Under the Riegle-Neal Act, the restrictions on interstate acquisitions of banks by bank holding companies were repealed as of September 29, 1995. The effect of the repeal of these restrictions is that, subject to certain time and deposit base requirements, CN Bancorp, Inc. may acquire a bank located in Maryland or any other state, and a bank holding company located outside of Maryland can acquire any Maryland-based bank holding company or bank.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by statute on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on taking such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. In 1997, the Federal Reserve Board adopted amendments to its Regulation Y, creating exceptions to the Bank Holding Company Act's anti-tying prohibitions that give bank subsidiaries of holding companies greater flexibility in packaging products and services with their affiliates.

         In accordance with Federal Reserve Board policy, CN Bancorp, Inc. is expected to act as a source of financial strength to County National Bank and to commit resources to support County National Bank in circumstances in which CN Bancorp, Inc. might not otherwise do so. The Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

         The Federal Reserve Board imposes risk-based capital measures on bank holding companies in order to insure their capital adequacy. As a bank holding company with less than $150,000,000 in assets, CN Bancorp, Inc. is currently exempt from most of these risk-based capital measures. However, the Federal Reserve Board still requires that CN Bancorp, Inc. remain adequately capitalized and have the ability to retire any debt within 25 years from the date it is incurred.

         CN Bancorp, Inc., as a bank holding company, is subject to dividend regulations of the Federal Reserve System. In general, a small bank holding company that has a debt to equity ratio greater than 1:1 is not expected to pay corporate dividends until such time as its debt to equity ratio declines to 1:1 or less and its bank subsidiary is otherwise well managed, well capitalized and not under any supervisory order. CN Bancorp, Inc. is a small bank holding company, and does not have a debt to equity ratio that is greater than 1:1.

State Bank Holding Company Regulation

         CN Bancorp, Inc. is a Maryland-chartered bank holding company and is subject to various restrictions on its activities as set forth in Maryland law, in addition to those restrictions set forth in federal law.

         Under Maryland law, an existing bank holding company that desires to acquire a Maryland state-chartered bank or trust company, a federally-chartered bank with its main office in Maryland, or a bank holding company that has its principal place of business in Maryland, must file an application with the Maryland Commissioner of Financial Regulation. In approving the application, the Maryland Commissioner of Financial Regulation must consider whether the acquisition may be detrimental to the safety and soundness of the entity being acquired or whether the acquisition may result in an undue concentration of resources or a substantial reduction in competition in Maryland. The Maryland Commissioner of Financial Regulation may not approve an acquisition if, on consummation of the transaction, the acquiring company, together with all its insured depository institution affiliates, would control 30% or more of the total amount of deposits of insured depository institutions in Maryland. The Maryland Commissioner of Financial Regulation has authority to adopt by regulation a procedure to waive this requirement for good cause. In a transaction for which approval of the Maryland Commissioner of Financial Regulation is not required due to an exemption under Maryland law, or for which federal law authorizes the transaction without application to the Maryland Commissioner of Financial Regulation, the parties to the acquisition must provide written notice to the Maryland Commissioner of Financial Regulation at least 15 days before the effective date of the transaction.

Regulation of Depository Institution

         General

         County National Bank, as a national banking association whose accounts are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation up to the maximum legal limits, is subject to regulation, supervision and regular examinations by the Office of the Comptroller of the Currency. County National Bank is a member of the Federal Reserve System and, as such, is subject to certain regulations issued by the Federal Reserve Board. County National Bank also is subject to applicable banking provisions of Maryland law insofar as they do not conflict with or are not preempted by federal law. The regulations of these various agencies govern most aspects of County National Bank's business, including setting required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices.

         Competition among commercial banks, savings and loan associations and credit unions has increased following enactment of legislation that greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. Banks in the Washington, D.C./Maryland/Virginia area can, subject to limited restrictions, acquire or merge with a bank in another of the jurisdictions and can branch de novo in any of the jurisdictions.

         Banking is a business that depends on interest rate differentials. In general, the

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

differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of a bank's earnings. Thus, the earnings and growth of County National Bank is subject to the influence of economic conditions generally, both domestic and foreign, and also on the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, which regulates the supply of money. We cannot predict the nature and timing of changes in such policies and their impact on County National Bank.

         Branching and Interstate Banking

          Beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate bank merger transactions without regard to whether such a transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Act. Furthermore, under the Riegle-Neal Act, interstate acquisitions of branches are permitted if the law of the state in which the branch is located permits such acquisitions. The Riegle-Neal Act also authorizes the Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation to approve interstate branching de novo by national and non-member banks, respectively, but only in states which specifically allow for such branching.

         The District of Columbia, Maryland and Virginia have all enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

         Capital Adequacy Guidelines

         The Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation have all adopted risk-based capital adequacy guidelines by which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

         Since December 31, 1992, national banks have been expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk-weighted assets (a "Total Risk-Based Capital Ratio) of 8%. At least half of this amount (4%) should be in the form of core capital.

         Tier 1 capital for national banks generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 capital), less goodwill, without adjustment in accordance with Statement of Financial Accounting Standards 115. Tier 2 capital consists of the following: hybrid capital instruments, perpetual preferred stock which is not otherwise eligible to be included as Tier 1 capital, term subordinated debt and intermediate-term preferred stock, and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a commercial bank, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one-to-four-family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards, are assigned a 50% level in the risk-weighing system, as are certain privately issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

         In addition to the risk-based capital requirements, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation have established a minimum 3% Leverage Capital Ratio (Tier 1 capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4%-5% or more. Under the applicable regulations, highest-rated banks are those that the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank that has less than the minimum Leverage Capital Ratio requirement must submit to the applicable regulator for review and approval of a reasonable plan describing the means and timing by which the bank will achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such a plan is deemed to be operating in an unsafe and unsound manner and could be subject to a cease-and-desist order.

         The Office of the Comptroller of the Currency's and the Federal Deposit Insurance Corporation's regulations also provide that any insured depository institution with a Leverage Capital Ratio less than 2% is deemed to be operating in an unsafe or unsound condition. Operating in an unsafe or unsound manner could lead the Federal Deposit Insurance Corporation to terminate deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios if it has entered into and is in compliance with a written agreement with the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation to increase its Leverage Capital Ratio to such level as the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance by the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or their respective designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

         Prompt Corrective Action

         Each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. Under applicable regulations, a bank will be deemed to

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

be: (i) "well capitalized" if it has a Total Risk-Based Capital Ratio of 10% or more, a Tier 1 Risk-Based Capital Ratio of 6% or more, a Leverage Capital Ratio of 5% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk-Based Capital Ratio of 8% or more, a Tier 1 Risk-Based Capital Ratio of 4% or more and a Leverage Capital Ratio of 4% or more (3% under certain circumstances); (iii) "undercapitalized" if it has a Total Risk-Based Capital Ratio that is less than 8%, a Tier 1 Risk-Based Capital Ratio that is less than 4% or a Leverage Capital Ratio that is less than 4% (3.3% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk-Based Capital Ratio that is less than 6%, a Tier 1 Risk-Based Capital Ratio that is less than 3% or a Leverage Capital Ratio that is less than 3%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

         County National Bank is classified as well capitalized by its primary regulator in its latest report.

         An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. The federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving the capital restoration plan, subject to extensions by the applicable agency.

         An institution required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty is limited to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty expires after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, is subject to the restrictions in Section 38 of the Federal Deposit Insurance Act which are applicable to significantly undercapitalized institutions.

         A critically undercapitalized institution will be placed in conservatorship or receivership within 90 days unless the Federal Deposit Insurance Corporation formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the Federal Deposit Insurance Corporation or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the four calendar quarters after the date it becomes critically undercapitalized must be placed in receivership.

         Immediately upon becoming undercapitalized, an institution becomes subject to statutory provisions which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth
of the institution's assets and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include requiring the institution to raise additional capital, restricting transactions with affiliates, requiring divestiture of the institution or the sale of the institution to a willing purchaser, and any other supervisory action that the agency deems appropriate. Significantly undercapitalized and critically undercapitalized institutions are subject to these and additional mandatory and permissive supervisory actions.

         Regulatory Enforcement Authority

         The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") included substantial enhancement to the enforcement powers available to federal banking regulators. This enforcement authority included, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined in FIRREA. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. FIRREA significantly increased the amount of and grounds for civil money penalties and requires, except under certain circumstances, public disclosure of final enforcement actions by the federal banking agencies.

         Deposit Insurance

         The Federal Deposit Insurance Corporation has adopted a risk-based deposit insurance assessment system. The Federal Deposit Insurance Corporation assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (i) well capitalized, (ii) adequately capitalized or (iii) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the Federal Deposit Insurance Corporation by the institution's primary federal regulator and information that the Federal Deposit Insurance Corporation determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory subcategory to which it is assigned.

         Assessment rates for BIF insured deposits currently range from 0 basis points to 27 basis points. County National Bank has been assigned to a capital and supervisory subcategory that has an assessment rate of 0%. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates in certain circumstances, including to maintain or achieve a designated reserve ratio for BIF deposits. The Federal Deposit Insurance Corporation has exercised its authority to raise rates in the past and may raise insurance premiums in the future. If such action is taken by the Federal Deposit Insurance Corporation, it could have an adverse effect on the earnings of CN Bancorp, Inc.

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

         Under the Federal Deposit Insurance Act, insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation.

         Transactions with Affiliates and Insiders

         County National Bank is subject to the provisions of Section 23A of the Federal Reserve Act which place limits on the amount of loans or extensions of credit to affiliates (as defined in the Federal Reserve Act), investments in or certain other transactions with affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates.
Section 23A limits the aggregate amount of transactions with any individual affiliate to ten percent (10%) of the capital and surplus of County National Bank and also limits the aggregate amount of transactions with all affiliates to twenty percent (20%) of capital and surplus. Loans and certain other extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited.

         County National Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates (as defined in the Federal Reserve Act) unless the transactions are on terms substantially the same, or at least as favorable to such institution and/or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated entities. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

         County National Bank is subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer or a greater-than-10% stockholder of a bank as well as certain affiliated interests of any of the foregoing may not exceed, together with all other outstanding loans to such person and affiliated interests, the loans-to-one-borrower limit applicable to national banks (generally 15% of the institution's unimpaired capital and surplus), and all loans to all such persons in the aggregate may not exceed the institution's unimpaired capital and unimpaired surplus. Regulation O also prohibits the making of loans in an amount greater than $25,000 or 5% of capital and surplus but in any event not over $500,000, to directors, executive officers and greater-than-10% stockholders of a bank, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the bank with any "interested" director not participating in the voting. Furthermore, Regulation O requires that loans to directors, executive officers and principal stockholders of a bank be made on terms substantially the same as those that are offered in comparable transactions to unrelated third parties unless the loans are made pursuant to a benefit or compensation program that is widely available to all employees of the bank and does not give preference to insiders over other employees. Regulation O also prohibits a depository institution from paying overdrafts over $1,000 of any of

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

its executive officers or directors unless they are paid pursuant to written pre-authorized extension of credit or transfer of funds plans.

         All of County National Bank's loans to its and CN Bancorp, Inc.'s executive officers, directors and greater-than-10% stockholders, and affiliated interests of such persons, comply with the requirements of Sections 23A, 23B and 22(h) of the Federal Reserve Act and Regulation O.

         Loans to One Borrower

         County National Bank is subject to the statutory and regulatory limits on the extension of credit to one borrower. Generally, the maximum amount of total outstanding loans that a national bank may have to any one borrower at any one time is 15% of the bank's unimpaired capital and surplus. A national bank may lend an additional 10% on top of the 15% if the amount that exceeds 15% of the bank's unimpaired capital and surplus is fully secured by readily marketable collateral.

         Liquidity

         County National Bank is subject to the reserve requirements of Federal Reserve Board Regulation D, which applies to all depository institutions. As of November 19, 2001, amounts in transaction accounts above $5,700,000 and under $41,300,000 must have reserves held against them in the ratio of three percent (3%) of the amount. Amounts above $41,300,000 require reserves of $1,239,000 plus 10% of the amount in excess of $41,300,000.

         Dividends

         The principal source of CN Bancorp's revenues will be derived from dividends received from its subsidiary bank and interest income it receives from the offering proceeds. The amount of dividends that may be paid by County National Bank to CN Bancorp, Inc. depends on its earnings and capital position and is limited by statute, regulations and policies. As a national bank, County National Bank may not pay dividends from its paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including provisions for loan losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits for the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, County National Bank may not pay a dividend if, after paying the dividend, it would be undercapitalized.

         Community Reinvestment Act

         The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve

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


Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. An institution's CRA activities are considered in, among other things, evaluating mergers, acquisitions and applications to open a branch or facility, as well as determining whether the institution will be permitted to exercise certain of the powers allowed by the GLBA. The CRA also requires all institutions to make public disclosure of their CRA ratings. County National Bank was examined for CRA compliance in December 1998 and received a CRA rating of "Satisfactory." County National Bank is scheduled for a new CRA exam during the first quarter of 2003.


                                   MANAGEMENT

Directors and Executive Officers

         CN Bancorp, Inc.'s directors and executive officers and County National Bank's directors and executive officers are as follows:


              Name                  Age                                      Position
              ----                  ---                                      --------

Jan W. Clark                         66    Chairman of the Board of Directors, and President and Chief Executive
                                           Officer of CN Bancorp, Inc.; Director, President and Chief Executive Officer
                                           of County National Bank
John E. DeGrange, Sr.                59    Vice Chairman of the Board of Directors of CN Bancorp, Inc.; Vice Chairman
                                           of the Board of Directors of County National Bank
Carl L. Hein, Jr.                    75    Director and Treasurer of CN Bancorp, Inc.;
                                           Director and Treasurer of County National Bank
Creston G. Tate                      75    Director of CN Bancorp, Inc.; Director of County National Bank
John G. Warner                       60    Director and Executive Vice President of CN Bancorp, Inc.; Director and
                                           Executive Vice President of County National Bank
Gerald V. McDonald                   67    Director of CN Bancorp, Inc.; Chairman of the Board of Directors of County
                                           National Bank
F. Paul Dorr, Jr.                    62    Director of County National Bank
Robert P. Musselman, Sr.             62    Director of County National Bank
Daljit Singh Sawhney                 60    Director of County National Bank
LeRoy C. Taylor                      68    Director of County National Bank
K. Patricia Wellford                 61    Director of County National Bank
Michael T. Storm                     51    Chief Financial Officer of CN Bancorp, Inc.; Senior Vice President and Chief
                                           Financial Officer of County National Bank
Michael L. Derr                      52    Vice President, County National Bank

Messrs. Hein and Warner's terms as directors of CN Bancorp, Inc. expire at the 2003 annual meeting of stockholders of CN Bancorp, Inc.

Messrs. DeGrange and Tate's terms as directors of CN Bancorp, Inc. expire at the 2004 annual meeting of stockholders of CN Bancorp, Inc.

Messrs. McDonald and Clark's terms as directors of CN Bancorp, Inc. expire at the 2005 annual meeting of stockholders of CN Bancorp, Inc.

Jan W. Clark is the chairman of the board of directors and president and chief executive officer of CN Bancorp, Inc., and he is a director and president and chief executive officer of County National Bank. He has held these positions since 1996, with the exception of his position as chairman, which he assumed in May 2000. Mr. Clark was the former president and chief executive officer of The Bank of Glen Burnie, having served in that capacity from 1991 to March 1995. Mr. Clark was a director of The Bank of Glen Burnie from 1988-1995, where he served on various board of directors' committees. Mr. Clark also served as a director of North Arundel Savings Bank, FSB from 1975 to 1988. Prior to becoming president of The Bank of Glen Burnie, Mr. Clark was a principal of the accounting firm of Clark and Anderson, of which he was one of the founders. He has been a certified public accountant since 1969.

John E. DeGrange, Sr. has been a director of CN Bancorp, Inc. and of County National Bank since 1996. He became vice chairman of the board of directors of County National Bank in May 1999 and vice chairman of the board of directors of CN Bancorp, Inc., in May 2000. Mr. DeGrange was the president of DeGrange Lumber Company, Inc. from 1962 until November 1995, and from 1965 until 1996 he was an officer of The DeGrange Company, a company formed to hold real estate for DeGrange Lumber Company, Inc. Mr. DeGrange was a director of The Bank of Glen Burnie from 1984 to 1995. Mr. DeGrange was the treasurer of Glen Burnie Bancorp from 1993 to 1995. Since 1996, Mr. DeGrange has been a self-employed painting contractor.

Carl L. Hein, Jr. is a director and the treasurer of CN Bancorp, Inc. and a director and the treasurer of County National Bank. He has served in those capacities since 1996. Mr. Hein is currently the president of Hein Bros, Inc. and has served in that capacity for over 20 years. Hein Bros, Inc. is a third generation business located in Glen Burnie, Maryland and is a major supplier of heating fuel to retail and commercial customers. The company provides maintenance service for heating and air conditioning systems in addition to its fuel and heating and oil sales.

Creston G. Tate has been a director of CN Bancorp, Inc. and of County National Bank since 1996. Mr. Tate is the president and chief executive officer of Tate Chrysler Plymouth (Glen Burnie); Tate Dodge, Inc.; Tate Dodge, Chrysler Plymouth; Tate Chrysler Plymouth of Frederick, Inc.; and Tate Chevrolet, Geo, BMW, Inc., and has served in those capacities for over 35 years.

John G. Warner has served as executive vice president of CN Bancorp, Inc. and County National Bank and as a director of CN Bancorp, Inc. and of County National Bank since 1996. From 1991 until 1996, Mr. Warner was a consultant in the construction industry. From 1990 to 1991, Mr. Warner was president of First Federal Savings Bank of Annapolis. From 1989 to 1990, Mr.

Warner was a senior vice president in the lending division of First Annapolis Savings Bank. Prior to those positions, Mr. Warner served in management capacities for over 25 years with several commercial banks, including Maryland National Bank and State National Bank of which he was the president.

Gerald V. McDonald has been a director of CN Bancorp, Inc. since 2001. He has served as a director of County National Bank since 1997 and presently serves as Chairman of the Board. Since 1967, Mr. McDonald has served as the president of Chesapeake Optical Company, a manufacturer of prescription lenses. He also is the vice president of York Optical, Inc. Since 1978, Mr. McDonald also has been the president of Ferguson Test Kits, a manufacturer of drug test kits.


F. Paul Dorr, Jr. has been a director of County National Bank since 1999. Since 1958, Mr. Dorr has owned and served as the president of F.P. Dorr & Sons, Inc., an automotive service company located in Crownsville, Maryland. Mr. Dorr was a director of The Bank of Glen Burnie from 1986 to 1995.


Robert P. Musselman, Sr. has been a director of County National Bank since 1996. Mr. Musselman currently is the president of Musselman's Dodge, Inc. and has served in that capacity for over five years. Mr. Musselman owns a number of businesses in the Anne Arundel County area including Musselman's Dodge, Inc., Robert Musselman's Body Shop, Inc., Modern Builders Plus, Drum Point Associates, Trigroup, LLC and Terrie's Auto Sales. Mr. Musselman was a director of Severn Savings Bank, FSB, from 1986 to 1989.

Dr. Daljit Singh Sawhney has been a director of County National Bank since 1996. Dr. Sawhney currently practices medicine in Glen Burnie, Maryland and is president of Sawhney-Khandelival, P.A. Dr. Sawhney has served in this capacity since 1975. Dr. Sawhney received his medical training at the Amritson Medical College in Punjab, India and served his internship at Harbor Hospital Center in Baltimore. Dr. Sawhney also is executive vice president of Sawhney Neurology, P.A. and president of Crain Towers, Inc., a real estate concern.

LeRoy C. Taylor has been a director of County National Bank since 1996, and has served as chairman of the bank's audit committee since 1996. Since 1975, Mr. Taylor has been a certified public accountant in private practice in Baltimore and Glen Burnie, Maryland. Mr. Taylor is a member of the Maryland Association of Certified Public Accountants and was director of the North Anne Arundel County Chamber of Commerce in 1985.

K. Patricia Wellford has been a director of County National Bank since 1996. Mrs. Wellford was a director of The Bank of Glen Burnie from 1990 to 1995. Mrs. Wellford serves as a director of the Odenton Heritage Society, the Hospice of the Chesapeake, the Odenton Health Association and as an advisory director of the Greater Odenton Improvement Association. From 1994 to 1998, Ms. Wellford served as an administrative aide to a Maryland state delegate. She has been retired since 1998.

Michael T. Storm has been the senior vice president and chief financial officer of County National Bank since 1998 and chief financial officer of CN Bancorp since 2001. Prior to joining County National Bank, he was a self-employed banking consultant during 1997, and he served as the executive vice president and chief financial officer of Annapolis National Bank from 1990-1997.

Michael L. Derr joined County National Bank in May 2001 as a vice president. From 1999 until 2001, he served as senior vice president and chief operating officer of Harbor Capital National Bank in Rockville, Maryland. Prior to joining the organizing efforts of Harbor Capital National Bank, Mr. Derr was president of MLD Consulting, Inc., a bank consulting company, which he founded in 1998. Mr. Derr previously served as assistant vice president and vice president of operations at The Bank of Glen Burnie from 1989 to 1998. From 1972 to 1989, Mr. Derr held various positions, including vice president of operations, at Citizen Savings Bank, FSB.

         The directors of CN Bancorp, Inc. are divided into three classes, with each class containing one-third of the total number of directors, as near as is possible. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected. Pursuant to the charter of CN Bancorp, Inc., the term of office of one of the three classes of directors expires each year. The officers of CN Bancorp, Inc. are elected annually by the board of directors following the annual meeting of stockholders and serve for terms of one year or until their successors are duly elected and qualified except where a longer term is expressly provided in an employment contract duly authorized and approved by the board of directors of CN Bancorp, Inc.

         Directors of County National Bank are elected annually by CN Bancorp, Inc., its sole stockholder.

Director Compensation

         CN Bancorp Inc. does not currently pay any fees to its directors.

         County National Bank does not currently pay any fees to inside directors. An inside director is a director who is also an employee of the bank. At the present time there are two inside directors, Jan W. Clark and John G. Warner.

         Outside directors of County National Bank are paid $500 per month for meetings attended. Outside directors who are members of the executive committee of the board of directors receive an additional $100 per month. Outside directors who are members of the loan committee of the board of directors receive an additional $250 per month. Outside directors receive $50 for any other committee meeting attended.

Director Emeritus

         Henry L. Hein serves as a director emeritus to CN Bancorp, Inc. and County National Bank. As a director emeritus, Mr. Hein is invited to attend all board meetings and to participate in board discussions, but is not entitled to vote on any matter submitted to a board. Mr. Hein had served on these boards of directors since 1996, and he retired in May 2002. Mr. Hein receives the same fees for attendance at meetings of the board of directors of County National Bank as do outside directors of County National Bank.

Executive Compensation

         The following table summarizes the compensation paid to the president and chief executive officer of CN Bancorp, Inc. and County National Bank, and to each other executive officer whose salary and bonus exceeded $100,000 for the last three fiscal years. Compensation is paid by County National Bank, and no additional compensation is paid by CN Bancorp, Inc.

                           Summary Compensation Table
                                                               Annual Compensation
                Name and                                     ----------------------            Other Annual
           Principal Position                 Year           Salary           Bonus        Compensation(1) (2)
           ------------------                 ----           ------           -----        -------------------
Jan W. Clark                                  2001          $146,259           --                $8,214
President and                                 2000          $140,726           --                $6,401
CEO, County National Bank                     1999          $129,442           --                $6,347
John G. Warner                                2001          $139,535           --                $8,231
Executive Vice                                2000          $134,190           --                $6,477
President, County National Bank               1999          $122,164           --                $6,327

(1)  Amounts include a car allowance and contributions to benefit plans.
(2) CN Bancorp, Inc. does not currently grant equity compensation to its officers, and neither CN Bancorp, Inc. nor County National Bank currently has any long-term incentive plans.

Employment Agreements

         Jan W. Clark and John G. Warner each have an employment agreement with County National Bank. Both agreements are dated December 19, 1996. Each agreement was for an initial term of two years, and each agreement automatically renews for additional two year terms provided that neither party to the agreement notifies the other of his or its desire to terminate the agreement at least thirty days prior to the expiration of the then current term. Each agreement provides for an annual salary, subject to annual merit increases, and for an annual bonus if established by the board of directors at its discretion. The agreement terminates upon the employee's death or disability, or for certain events constituting cause as described in the agreement. If County National Bank terminates employment without cause, the employee is entitled to receive his salary and employee benefits for a period of 24 months following the termination, plus any attorney's fees he incurs to enforce his rights under the agreement.

Supplemental Executive Retirement Plan


      In June 2002, County National Bank purchased bank owned life insurance, referred to as BOLI, as an investment and as a means of funding retirement benefits for certain key executives. These policies, of which County National Bank is the sole beneficiary, are assets of County National Bank, have been paid for in their entirety and are intended to fund all obligations entered into by County National Bank in connection with the County National Bank Executive Supplemental Retirement Plan (SERP).


      In June 2002, County National Bank adopted the SERP as part of its effort to attract and retain qualified executives. To date, County National Bank has entered into Executive Agreements pursuant to the SERP with Jan W. Clark, John
G. Warner, Michael T. Storm and Michael L. Derr.

      Pursuant to the Executive Agreements, County National Bank has agreed to pay certain benefits to each executive upon their retirement, which is defined in the Executive Agreement as 65 years of age, voluntary resignation, involuntary termination or death. While the executive is employed, County National Bank maintains a pre-retirement account as a liability account on its books for the benefit of the executive. The pre-retirement account is increased or decreased each year by the "Index Retirement Benefit" for the year until the executive's termination of employment, death or retirement.

      In general, the Executive Agreements define the Index Retirement Benefit as the excess, if any, of earnings on a life insurance policy or policies purchased (or deemed purchased) by County National Bank over County National Bank's cost of funds for purchasing (or its deemed purchase) the policy or policies. Because the initial cash value (or deemed initial cash value) of the life insurance policies differ for the four executives, the amount in each executive's pre-retirement account will similarly differ. The initial cash value is the starting point from which earnings would accrue on the life insurance policies.

      To effectuate the SERP, County National Bank purchased six life insurance policies for an aggregate one time premium of $1,200,000. Two policies, each with a one time premium of $300,000, were purchased on the life of Jan W. Clark; two policies, each with a one time premium of $200,000, were purchased on the life of John G. Warner; and two policies, each with a one time premium of $100,000, were purchased on the life of Michael L. Derr.

      The premiums on the policies purchased on the lives of Mr. Clark and Mr. Warner establishes the initial cash value for those officers for purposes of determining their Index Retirement Benefit. The premium on one of the policies purchased on the life of Mr. Derr establishes the initial cash value for Mr. Derr for purposes of determining his Index Retirement Benefit. The premium on the other policy purchased on the life of Mr. Derr establishes the initial cash value for Mr. Storm (or in his case the deemed initial cash value) for purposes of determining his Index Retirement Benefit. County National Bank did not purchase a life insurance policy on Mr. Storm because it was not able to obtain such a policy at an acceptable cost.

      Upon the death of Messrs. Clark, Warner and Derr, County National Bank will receive the death benefit payable under the applicable policies. County National Bank intends to hold the policies until the death of these officers. However, County National Bank may liquidate the policies for their cash surrender value.

      The following table describes the approximate initial cash value allocated to the four executives, and the current death benefit payable to County National Bank upon the death of the four executives.

                  Name                  Initial Cash Value         Death Benefit

                  Jan W. Clark      -       $600,000                $1,000,150
                  John G. Warner    -       $400,000                $  772,620
                  Michael T. Storm  -       $100,000                       N/A
                  Michael L. Derr   -       $100,000                $  490,000

      Pursuant to the Executive Agreements, if the executive is continuously employed from the effective date of the SERP (June 3, 2002) to retirement age, the executive is entitled to receive the balance in his pre-retirement account in 120 equal monthly installments commencing 30 days following retirement. In addition, County National Bank will pay the executive the Index Retirement Benefit for each year (and partial year) subsequent to the executive's retirement until the executive's death.

      If the executive dies while there is a balance in the executive's pre-retirement account, County National Bank will pay the balance in a lump sum to the executive's designated beneficiary.

      If the executive voluntarily resigns or is terminated without cause prior to retirement, and the executive had less than five years of service at the time of termination, the executive has no rights to the balance in his pre-retirement account.

      If the executive voluntarily resigns or is terminated without cause prior to retirement, and the executive had five years of service at the time of termination, the executive is entitled to receive 100% of the balance in his pre-retirement account either over 120 equal payments commencing 30 days after the executive reaches retirement age or as may otherwise be determined by County National Bank's board of directors. From the time of termination of employment to the date the executive reaches retirement age, the balance in the executive's pre-retirement account earns interest at the same interest rate as that paid by County National Bank on its retail statement savings accounts.


      If the executive is terminated for cause (as defined in the Executive Agreement), the executive forfeits all rights under the SERP. If the executive is terminated without cause or voluntarily resigns after a change of control (as described below) of CN Bancorp, Inc. or County National Bank, the executive is entitled to benefits following retirement age as if the executive had been continuously employed from the effective date of the SERP to retirement age, and the executive remains eligible for the death benefits described above.

      In general, the Executive Agreement defines a change of control of CN Bancorp, Inc. or County National Bank as

      o the acquisition by any person, entity or group of beneficial ownership of more than 50% of the outstanding capital stock of CN Bancorp, Inc. or County National Bank entitled to vote for the election of directors ("Voting Stock") (other than in connection with stock offerings by CN Bancorp, Inc.);

      o the commencement by any person, entity or group (other than CN Bancorp, Inc. or County National Bank or their subsidiaries or tax-qualified plans sponsored by them) of a tender offer or exchange offer for more than 50% of the outstanding Voting Stock of CN Bancorp, Inc. or County National Bank;

      o the effective time of (a) a merger or consolidation of CN Bancorp, Inc. or County National Bank with another entity as a result of which the holders of the outstanding Voting Stock of CN Bancorp, Inc. or County National Bank immediately prior to such effective time control less than 60% of the Voting Stock of the surviving or resulting entity or (b) a transfer of substantially all of the property of CN Bancorp, Inc. or County National Bank other than to an entity of which CN Bancorp, Inc. or County National Bank own at least 60% of the Voting Stock;

      o the acquisition of any person, entity or group of the control of the election of a majority of CN Bancorp, Inc. or County National Bank's directors; and

      o at such time that, during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of CN Bancorp, Inc. or County National Bank (the "Continuing Directors") cease, for any reason, to constitute at least two-thirds of the board of directors of CN Bancorp, Inc. or County National Bank, provided that any individual whose election or nomination for election as a member of the board of directors was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.


      The SERP is unfunded and the rights of the named executives to the benefits under the SERP is that of a general creditor of County National Bank.

Employer Benefit Plans

         All directors, officers and employees of County National Bank are eligible to participate in County National Bank's loan program pursuant to which such persons are eligible to receive loans from County National Bank at 100 basis points (one percent) below the prevailing market rate for equivalent loans, subject to satisfaction with County National Bank's underwriting standards for such loans.

         County National Bank currently provides health care benefits, including medical, disability and group life insurance, subject to certain deductibles and copayments, for its full time employees.


         County National Bank maintains a 401(k) profit sharing plan for employees who meet the eligibility requirements set forth in the plan. Pursuant to the plan, County National Bank may make a discretionary matching contribution and/or a discretionary profit sharing contribution to the plan. All such contributions must comply with the federal pension laws non-discrimination requirements and the terms of the plan. In determining whether to make a discretionary contribution, County National Bank's board of directors evaluates County National Bank's current and future prospects and management's desire to reward and retain employees and attract new employees. County National Bank may also make discretionary contributions so as to comply with the federal pension laws.


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


                SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the beneficial ownership of CN Bancorp, Inc.'s common stock as of the date of this prospectus by (i) persons believed by CN Bancorp, Inc. to beneficially own more than five percent (5%) of the common stock; (ii) CN Bancorp, Inc.'s directors and executive officers; and (iii) all directors and executive officers of CN Bancorp, Inc. as a group. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

                                         Shares of      Warrants to      Warrants to    Total Number of     Percentage
Name and Address                       Common Stock   Purchase Common  Purchase Common       Shares             of
of Beneficial Owner(1)                      (1)        Stock ($10.00)   Stock ($12.00)    Beneficially     Ownership(1)
                                                            (1)              (1)           Owned (1)
--------------------------------------------------------------------------------------------------------------------------
Louis J. and Mary H. Doetsch               30,000            --              30,000           60,000           6.75%
Henry L. and Caroline Hein(2)              25,000           25,000           25,000           75,000           8.24%
Kenneth W. Musselman                       30,000            --              25,000           55,000           6.22%
Robert P. Musselman, Sr.                   70,000           65,000           70,000          205,000          20.60%
Daljit S. and Pavanjit Sawhney             25,000           50,000           25,000          100,000          10.70%
George W. Stone                            35,000            --              35,000           70,000           7.83%
Jan W. Clark(3)                            10,500           10,500           10,500           31,500           3.58%
John E. DeGrange, Sr.(4)                   20,000           45,000           20,000           85,000           9.19%
Carl L. Hein, Jr.                          25,000           25,000           25,000           75,000           8.24%
Gerald V. and Alberta McDonald             28,500            --              28,500           57,000           6.42%
Creston G. Tate                           100,000          100,000          100,000          300,000          28.30%
John G. Warner(5)                           7,031           12,031            7,031           26,093           2.97%
Directors and Officers as a Group (8      191,031          192,531          191,031          574,593          46.21%
people) (6)

(1) Unless otherwise indicated, the address of each person listed in the foregoing table is the address of CN Bancorp, Inc.

The total number of shares beneficially owned includes shares of common stock owned by the named persons as of the date of this prospectus and shares of common stock subject warrants held by the named persons that are exercisable as of, or within 60 days of, the date of this prospectus.

The shares of common stock subject to warrants are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

In June 1997, CN Bancorp, Inc. issued warrants to purchase a total of 343,431 shares of common stock at $10.00 per share. The warrants became exercisable in March 1998 and will expire in March 2006.

In January 1999, CN Bancorp, Inc. issued warrants to purchase a total of 860,000 shares of common stock at $12.00 per share. The warrants became exercisable in January 2000 and expire on January 5, 2004.

(2) Includes 100 shares and 200 shares issuable upon exercise of warrants for which Mr. Henry L. Hein has sole investment and voting power.

(3) Mr. Clark has sole investment power with respect to 600 shares and 1,200 shares issuable upon exercise of warrants, and shares investment and voting power with his wife with respect to 9,900 shares and 19,800 shares issuable upon exercise of warrants.

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


(4) Mr. DeGrange has sole investment and voting power with respect to 8,100 shares and 16,200 shares issuable upon exercise of warrants. He shares investment and voting power with his wife with respect to 1,900 shares and 3,800 shares issuable upon exercise of warrants. Includes 45,000 shares issuable upon exercise of warrants owned by DeGrange Family Partnership, and 10,000 shares and 10,000 shares issuable upon exercise of warrants owned by DeGrange Lumber Company, Inc.

(5) Mr. Warner has sole investment and voting power with respect to 5,031 shares and 15,062 shares issuable upon exercise of warrants. He shares investment and voting power with his mother with respect to 2,000 shares and 4,000 shares issuable upon exercise of warrants.

(6) Total includes Michael T. Storm and Michael L. Derr. Mr. Derr and Mr. Storm do not beneficially own any shares of common stock.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Warrants


         On June 16, 1997, CN Bancorp, Inc. issued and sold to Jan W. Clark, a family general partnership controlled by John E. DeGrange, Sr., Carl L. Hein, Henry L. Hein, Robert P. Musselman, Sr., Shirley S. Palmer, Daljit Singh Sawhney, Creston G. Tate, LeRoy C. Taylor, John G. Warner and K. Patricia Wellford, for $0.01 each, a warrant to purchase one share of CN Bancorp, Inc. common stock for each share purchased by such persons in CN Bancorp, Inc.'s private placement offering in 1996. As a result, CN Bancorp, Inc. issued warrants to purchase a total of 343,431 shares to these persons. The warrants are exercisable at $10.00 per share, which was the price at which shares were offered in the private placement offering. The warrants became exercisable in March 1998, and will expire in March 2006.

         Each of the named individuals, other than Ms. Palmer, is a current or former director of CN Bancorp, Inc. and/or County National Bank. Ms. Palmer previously was the assistant secretary of CN Bancorp, Inc. and is currently its secretary. Each of the named individuals was an organizer of County National Bank.


         CN Bancorp, Inc. provided each common stockholder of record on December 31, 1998 a dividend consisting of a warrant to acquire additional common stock. The warrants were issued on January 4, 1999. Each share of stock owned entitled the stockholder to a warrant to acquire an additional share of common stock for $12.00 per share. As a result, warrants to purchase a total of 860,000 shares were issued. The warrants may be exercised on or after January 5, 2000 and expire on January 5, 2004.

Lease


         We lease space for our administrative offices and for County National Bank's Glen Burnie branch from a company controlled by Creston G. Tate, a director of CN Bancorp, Inc. and County National Bank. The terms of the lease are described in the section of this prospectus captioned "Business of CN Bancorp, Inc. and County National Bank--Properties." We believe that the lease terms are at least as favorable as those that could be obtained from an unrelated third party.

Banking Transactions

         Our directors and officers and the business and professional organizations with which they are associated have and will continue to have banking transactions with County National Bank in the ordinary course of business. Any loans and loan commitments are made in accordance with all applicable laws. Loans to directors and officers must comply with County National Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from considering any such loan application. At June 30, 2002, the aggregate outstanding principal amount of indebtedness to County National Bank by directors and executive officers of CN Bancorp, Inc. and County National Bank was approximately $4,100,000.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 5,000,000 shares of common stock, $10.00 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of the date of this prospectus, 860,000 shares of common stock are issued and outstanding and held by 182 stockholders of record. In addition, warrants to purchase 1,203,431 shares of common stock are outstanding as of the date of this prospectus. The following summary of certain terms of our common stock and preferred stock is necessarily general and reference should be made in each case to our charter and bylaws which are filed as exhibits to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

         In general, stockholders or subscribers for our stock have no personal liability for the debts and obligations of CN Bancorp, Inc. because of their status as stockholders or subscribers, except to the extent that the subscription price or other agreed consideration for the stock has not been paid.

Common Stock

         We are authorized to issue 5,000,000 shares of common stock, par value $10.00 per share. Upon completion of the offering, including the shares of common stock currently issued and outstanding, a maximum of 1,204,828 shares of common stock will be issued and outstanding (not including any shares issuable upon the exercise of our outstanding warrants). The outstanding shares of common stock currently are, and the shares of common stock to be issued in the offering will be, upon payment as described in this prospectus, fully paid and non-assessable. Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when the board of directors of CN Bancorp, Inc. declares dividends from funds legally available. In addition, holders of common stock share ratably in the net assets of CN Bancorp, Inc. upon the voluntary or involuntary liquidation, dissolution or winding up of CN Bancorp, Inc., after distributions are made to anyone with more senior rights.

         In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. Holders of common stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe to any securities of CN Bancorp, Inc.

         Our charter grants to the board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, the board of directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to classify or reclassify any unissued shares of our common stock.

Preferred Stock

         We are authorized to issue 5,000,000 shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time by the board of directors in one or more series. Prior to issuance of shares of each series of preferred stock, the board of directors is required by the Maryland General Corporation Law ("MGCL") to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no present plans to issue any preferred stock.

Anti-Takeover Provisions in our Charter and Bylaws

         Extraordinary Transactions. Pursuant to the MGCL, a corporation generally cannot amend its charter (except in compliance with specific provisions of the MGCL), consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of at least two-thirds of the shares entitled to vote on the matter, unless a lesser or greater percentage is set forth in the corporation's charter. Our charter requires that these matters be approved by the affirmative vote at least 80% of all the votes entitled to be cast.

         Classification of the Board of Directors. Our charter and bylaws provide that we shall have six directors, and that the number of directors may be increased or decreased by the board of directors. Our directors are divided into three classes -- Class A, Class B and Class C -- each class consisting of an equal number of directors, or as nearly equal as possible and each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. A classified board of directors promotes continuity and stability of management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. We believe that classification of the board of directors will help to assure the continuity and stability of CN Bancorp, Inc.'s business strategies and policies as determined by the board of directors.

         Absence Of Cumulative Voting. There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation's board of directors. The absence of cumulative voting means that the holders of a majority of our shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Removal of Directors. Our charter and bylaws provide that a director may only be removed by the affirmative vote of at least 80% of the votes entitled to be cast on the matter. Furthermore, the MGCL provides that if a corporation's directors are divided into classes, a director may only be removed for cause.

         Amendment of Bylaws. Our bylaws may only be amended by our Board of Directors. Stockholders have no authority to amend our bylaws.

         Authorized Shares. As indicated above, our charter authorizes the issuance of 5,000,000 shares of common stock and 5,000,000 shares of preferred stock. The authorization of a large number of common and preferred stock provides our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock based compensation (although no such compensation exists as of the date of this prospectus). However, the unissued authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of CN Bancorp, Inc. Also, as indicated above, the board of directors' right to reclassify any unissued shares of common stock and to set the terms of one or more series of preferred stock has anti-takeover effects.

         Procedures For Stockholder Nominations And Proposals. Our bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to our secretary at least 60 and not more than 90 days prior to the meeting. Nominations and proposals that fail to follow the prescribed procedures will not be considered. We believe that it is in our and our stockholders best interests to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors or proposals for new business. This advance notice requirement also may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

         Limitations On Liabilities. Our charter provides that the personal liability of our directors and officers for monetary damages is eliminated to the fullest extent permitted by Maryland law. Maryland law currently provides that directors and officers of corporations that have adopted such a provision will generally not be so liable, except:

         o To the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; and

         o To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Our charter also provides that we will indemnify our officers and directors against liabilities and will advance expenses to such persons prior to a final disposition of an action to the fullest extent permitted by Maryland law. The rights of indemnification provided in our charter are not exclusive of any other rights which may be available under any insurance or other agreement, by resolution of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, our bylaws authorize us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of CN Bancorp, Inc., whether or not we would have the power to provide indemnification to such person.

         These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under provisions of our charter, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Anti-Takeover Provisions in the MGCL

         In addition to the provisions contained in our charter and bylaws, the MGCL includes certain provisions applicable to Maryland corporations that may have an anti-takeover effect, including, but not limited to, the provisions discussed below.

         Business Combinations. Under the MGCL, certain "business combinations" between a Maryland corporation and an "Interested Stockholder" (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
(i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. They also do not apply if the company has fewer than 100 beneficial owners of stock.

         Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Summary of Anti-Takeover Provisions.

         The foregoing provisions of our charter and bylaws and Maryland law could have the effect of discouraging an acquisition of CN Bancorp, Inc. or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make CN Bancorp, Inc. less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

         Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in CN Bancorp, Inc.'s best interests and the best interests of its stockholders. In the board of directors' judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of the stockholders. Accordingly, the board of directors believes that it is in CN Bancorp, Inc.'s best interests and in the best interests of its stockholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of CN Bancorp, Inc.'s true value and where the transaction is in the best interests of all stockholders.

         Despite the board of directors' belief as to the benefits to CN Bancorp, Inc. of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

Transfer Agent

         At present, we serve as our own transfer agent and intend to continue to do so after the offering.

                         SHARES ELIGIBLE FOR FUTURE SALE

         No established public market exists for our shares, and we do not expect one to develop in the foreseeable future. However, if a market did develop, the sale of a substantial number of shares in that market could decrease the prevailing market price of our stock and also could impair our ability to raise more funds in the future.

         All shares sold in the offering will be freely tradable without restriction, except for any shares purchased by an "affiliate" of CN Bancorp, Inc. Shares purchased by an affiliate of CN Bancorp, Inc. may not be resold unless they are registered under the Securities Act of 1933 or sold pursuant to an exemption from registration including that set forth in Securities and Exchange Commission Rule 144. All of CN Bancorp, Inc.'s and County National Bank's executive officers and directors will be considered "affiliates" of CN Bancorp, Inc.

         As of the date of this prospectus, we have 860,000 shares of common stock outstanding, all of which are freely tradable except for shares held by affiliates of CN Bancorp, Inc., and we have issued warrants to purchase up to 1,203,431 shares of common stock. Currently, any shares issuable upon exercise of the warrants will constitute "restricted securities" within the meaning of Rule 144 and may not be resold unless they are registered under the Securities Act of 1933 or sold pursuant to an exemption from registration including that set forth in Rule 144.

           In general, under Rule 144 as currently in effect, a person that has beneficially owned shares of common stock that are restricted securities for at least one year, or an affiliate who holds non-restricted shares, would be entitled to sell within any three month period a number of shares that does not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by CN Bancorp, Inc. or (ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for CN Bancorp, Inc. by Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland.

                                     EXPERTS

         The audited financial statements of CN Bancorp, Inc. included in this prospectus have been included in reliance upon the report of Anderson Associates, LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

                       HOW TO FIND ADDITIONAL INFORMATION

         We are not currently required to file reports with the Securities and Exchange Commission, although we will do so after the offerings. We will furnish stockholders with annual reports containing audited financial statements. We may also send other reports to keep stockholders informed of our business.

         We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission, and this prospectus was included in the Registration Statement. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street,

N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may contact the SEC by calling 1-800-SEC-0330. These materials may also be accessed via the Securities and Exchange Commission's Internet website. The address of that website is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize all material provisions of such contracts or other documents. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.


         No one is authorized to give you information that is not included in this prospectus. If someone gives you any other information, you should not rely upon it because we may not have authorized the use of that information. We may deliver this prospectus to a prospective investor and/or sell shares of common stock in the offering even if the information in this prospectus changes after the date on the cover of this prospectus.

         This prospectus is not an offer to sell the common stock and is not a solicitation of an offer to buy the common stock in any state where the offer or sale is not permitted.

                         CN BANCORP, INC. AND SUBSIDIARY


                          INDEX TO FINANCIAL STATEMENTS

                                                                                                       Page

Independent Auditor's Report..........................................................................  F-2

Consolidated Financial Statements

         Consolidated Statements of Financial Condition as of December 31, 2001 and 2000
              and as of June 30, 2002 (unaudited).....................................................  F-3

         Consolidated Statements of Operations for the Years Ended December 31, 2001
              and 2000 and the Six Months Ended June 30, 2002 and 2001 (unaudited)....................  F-4

         Consolidated Statements of Stockholders' Equity for the Years Ended
              December 31, 2001 and 2000 and the Six Months Ended
              June 30, 2002 (unaudited)...............................................................  F-5

         Consolidated Statements of Cash Flows for the Year Ended December 31, 2001
              and 2000 and the Six Months Ended June 30, 2002 and 2001 (unaudited)....................  F-6

         Notes to Consolidated Financial Statements...................................................  F-8

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
CN Bancorp, Inc.
Glen Burnie, Maryland

         We have audited the accompanying consolidated statements of financial condition of CN Bancorp, Inc. and Subsidiary, County National Bank, as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CN Bancorp, Inc. and Subsidiary, County National Bank, as of December 31, 2001 and 2000 and the consolidated results of its operations and cash flows for each of the two years in the two year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




/s/ Anderson Associates, LLP
Anderson Associates, LLP

January 31, 2002
Baltimore, Maryland

                         CN BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         December 31, 2001 and 2000 and
                            June 30, 2002 (Unaudited)

                                                                          Unaudited
                                                                           June 30,                    December 31,
                                                                             2002               2001                 2000
                                                                        -------------       -------------       -------------
                               ASSETS

Cash and due from banks                                                 $   2,242,078           3,007,814           3,991,841
Federal funds sold                                                          8,644,940           6,113,947           5,606,544
Certificates of deposit                                                     2,921,092           2,915,735           3,002,525
Investment securities - available for sale (Note 2)                        15,570,171           7,002,001          11,811,333
Investment securities - held to maturity (Note 2)                           4,249,995           4,999,988           2,750,025
Other securities (Note 2)                                                     496,200             496,200             521,800
Loans receivable, net of allowance for loan losses (Note 3)                62,308,316          59,079,547          51,218,457
Accrued interest receivable on loans and securities                           418,349             403,121             583,799
Property, equipment and leasehold improvements, net (Note 4)                3,457,142           3,528,756           3,743,583
Deferred income taxes (Note 10)                                                93,728             128,470              97,174
Cash surrender value of life insurance                                      1,205,223                --                  --
Prepaid expenses and other assets                                             462,466             398,568             188,157

                                                                        -------------       -------------       -------------
             Total Assets                                               $ 102,069,700          88,074,147          83,515,238
                                                                        =============       =============       =============

                             LIABILITIES

Deposits (Note 5)                                                       $  89,952,260          77,838,781          70,653,266
Securities sold under agreements to repurchase (Note 6)                     2,904,681           1,377,080           4,311,235
Accounts payable and accrued expenses                                         320,768             180,964             183,717

                                                                        -------------       -------------       -------------
             Total Liabilities                                             93,177,709          79,396,825          75,148,218
                                                                        -------------       -------------       -------------

Commitments (Notes 6, 7, 8 and 14)

                STOCKHOLDERS' EQUITY (Notes 7 and 9)
Preferred stock - $.01 par value; authorized 5,000,000 shares
      None issued or outstanding                                                 --                  --                  --
  Common stock - $10 par value; authorized 5,000,000 shares
     Issued and outstanding: 860,000 shares                                 8,600,000           8,600,000           8,600,000
  Less: Cost of offering                                                     (102,955)           (102,955)           (102,955)
  Additional paid in capital                                                    3,434               3,434               3,434
  Retained earnings (deficit)                                                 351,625             175,615            (192,314)
  Accumulated other comprehensive income:
        Unrealized gains (losses) on securities available for sale             39,887               1,228              58,855
                                                                        -------------       -------------       -------------

             Total Stockholders' Equity                                     8,891,991           8,677,322           8,367,020
                                                                        -------------       -------------       -------------

  Total Liabilities and Stockholders' Equity                            $ 102,069,700          88,074,147          83,515,238
                                                                        =============       =============       =============

              The Notes to Consolidated Financial Statements are an integral part of these statements

                                                             F-3

                         CN BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               For the years ended December 31, 2001 and 2000 and
               Six months ended June 30, 2002 and 2001 (Unaudited)


                                                  Unaudited       Unaudited
                                                   June 30,        June 30,              December 31,
                                                     2002            2001            2001            2000
                                                  ----------      ----------      ----------      ----------
Interest income:
   Interest and fees on loans                     $2,147,862       2,193,181       4,394,123       4,172,917
   Federal funds sold                                 84,725         235,566         336,045         533,667
   Certificates of deposit                            22,541          65,648         102,182         176,011
   Securities                                        332,000         468,388         835,561         802,174
                                                  ----------      ----------      ----------      ----------
                                                   2,587,128       2,962,783       5,667,911       5,684,769
                                                  ----------      ----------      ----------      ----------
Interest expense:
   Certificates of deposit, $100,000 or more         176,010         151,255         301,155         298,841
   Other deposits                                    654,521         996,287       1,804,995       2,002,582
   Repurchase agreements                              19,968          97,295         127,954         159,640
                                                  ----------      ----------      ----------      ----------
                                                     850,499       1,244,837       2,234,104       2,461,063
                                                  ----------      ----------      ----------      ----------

             Net interest income                   1,736,629       1,717,946       3,433,807       3,223,706

Provision for loan losses (Note 3)                    65,594          63,206         138,206         171,844
                                                  ----------      ----------      ----------      ----------
            Net interest income after
              provision for loan losses            1,671,035       1,654,740       3,295,601       3,051,862
                                                  ----------      ----------      ----------      ----------

Other income:
   Fees and service charges from
      depository accounts                            325,371         190,365         446,362         345,340
   Other income                                       36,871          15,772          59,174          43,654
   Gain on sale of securities                           --              --            19,062            --
                                                  ----------      ----------      ----------      ----------
                                                     362,242         206,137         524,598         388,994
                                                  ----------      ----------      ----------      ----------
Operating expenses:
   Compensation and related expenses                 861,775         815,032       1,641,125       1,490,092
   Occupancy and equipment                           302,270         301,010         619,601         577,756
   Other operating expenses                          521,558         479,401       1,006,017         861,456
                                                  ----------      ----------      ----------      ----------
                                                   1,685,603       1,595,443       3,266,743       2,929,304
                                                  ----------      ----------      ----------      ----------
             Net income  before income taxes         347,674         265,434         553,456         511,552
Income tax expense (Note 10)                         120,065          88,216         185,527         197,600
                                                  ----------      ----------      ----------      ----------
             NET INCOME                           $  227,609         177,218         367,929         313,952
                                                  ==========      ==========      ==========      ==========

Basic earnings per share                          $      .26      $      .21      $      .43      $      .37
                                                  ==========      ==========      ==========      ==========
Diluted earnings per share                        $      .21      $      .17      $      .35      $      .30
                                                  ==========      ==========      ==========      ==========

           The Notes to Consolidated Financial Statements are an integral part of these statements

                                                     F-4

                         CN BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               For the years ended December 31, 2001 and 2000 and
                   Six Months Ended June 30, 2002 (Unaudited)

                                                                                              Accumulated
                                                                Additional      Retained         Other
                                   Common         Cost of         Paid in       Earnings     Comprehensive
                                    Stock        Offering         Capital       (Deficit)    Income (Loss)        Total
                                 ----------     ----------      ----------     ----------    --------------    ----------
December 31, 1999                $8,600,000       (102,955)          3,434       (506,266)         (6,039)      7,988,174
Comprehensive income:
   Net income in 2000                  --             --              --          313,952

   Change in unrealized
    gains and losses on
    securities available for
    sale (net of taxes of
    $40,831)                           --             --              --             --            64,894
        Total comprehensive
         Income                                                                                                   378,846
                                 ----------     ----------      ----------     ----------      ----------      ----------
December 31, 2000                 8,600,000       (102,955)          3,434       (192,314)         58,855       8,367,020
                                 ----------     ----------      ----------     ----------      ----------      ----------

Comprehensive income:
   Net income in 2001                  --             --              --          367,929
   Change in unrealized
    gains and losses on
    securities available
    for sale (net of taxes
    of $36,258)                        --             --              --             --           (57,627)
        Total comprehensive
          Income                                                                                                  310,302
                                 ----------     ----------      ----------     ----------      ----------      ----------
December 31, 2001                $8,600,000       (102,955)          3,434        175,615           1,228       8,677,322
                                 ----------     ----------      ----------     ----------      ----------      ----------


Comprehensive income:
   Net income June
        30, 2002                       --             --              --          227,609
   Change in unrealized
    gains and losses on
    securities available
    for sale (net of taxes
    of $25,097)                        --             --              --             --            38,659
        Total comprehensive
          Income                                                                                                  266,268
   Dividends paid                      --             --              --          (51,599)                        (51,599)
                                 ==========     ==========      ==========     ==========      ==========      ==========
June 30, 2002                    $8,600,000       (102,955)          3,434        351,625          39,887       8,891,991
                                 ==========     ==========      ==========     ==========      ==========      ==========

                  The Notes to Consolidated Financial Statements are an integral part of these statements

                                                            F-5

                         CN BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the years ended December 31, 2001 and 2000 and
               Six Months Ended June 30, 2001 and 2000 (Unaudited)

                                                             Unaudited        Unaudited
                                                              June 30,         June 30,                 December 31,
                                                                2002             2001              2001              2000
                                                           ------------      ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                 $    227,609           177,218           367,929           313,952
Adjustments to reconcile net income to net cash
   provided by operations:
   Depreciation and amortization of furniture,
      equipment and leasehold improvements                      163,435           168,206           340,209           315,710
   Gain on sale of securities                                      --                --             (19,062)             --
   Decrease (increase) in accrued interest receivable           (15,228)          143,557           180,678          (212,113)
   Deferred income taxes                                         10,418               224             4,982           197,600
   Provision for loan losses                                     65,594            63,206           138,206           171,844
   (Increase) decrease in other assets                          (63,898)          (95,342)         (210,411)         (107,000)
   (Decrease) increase in other liabilities                     139,804           (30,566)           (2,753)          (22,159)
   Increase in cash surrender  value of life insurance           (5,223)             --                --                --
   Amortization of premium/discount and other                       122           (23,537)          (23,536)           (7,392)
                                                           ------------      ------------      ------------      ------------
Net cash provided  by operating activities                      522,633           402,966           776,242           650,442
                                                           ------------      ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans                                        (3,294,363)       (3,136,038)       (7,999,296)       (6,733,441)
Redemption (investment in) certificates of deposit               (5,357)           (6,951)           86,790        (1,014,362)
Investment in securities - available for sale               (12,505,316)       (7,000,000)      (15,500,000)       (9,371,945)
Investment in securities - held to maturity                  (1,500,000)       (5,000,000)       (6,500,000)             --
Investment in other securities                                     --              (6,850)          (10,400)           (8,650)
Principal proceeds from redemption of securities              6,250,000        15,275,000        22,025,000         2,150,000
Procedures from sales of securities                                --                --           2,519,062              --
Investment in life insurance policies                        (1,200,000)             --                --                --
Purchase of furniture, equipment and leasehold
  improvements                                                  (91,821)          (31,903)         (125,382)         (192,803)
                                                           ------------      ------------      ------------      ------------
Net cash used by investing activities                       (12,346,857)           93,258        (5,504,226)      (15,171,201)
                                                           ------------      ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits including interest credited         12,113,479         2,973,849         7,185,515         8,729,601
Net increase (decrease) in securities sold under
    agreements to repurchase                                  1,527,601        (1,727,691)       (2,934,155)        3,962,871
Dividends paid                                                  (51,599)             --                --                --
                                                           ------------      ------------      ------------      ------------
Net cash provided by financing activities                    13,589,481         1,246,158         4,251,360        12,692,472
                                                           ------------      ------------      ------------      ------------


                    The Notes to Consolidated Financial Statements are an integral part of these statements

                                                              F-6

                         CN BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the years ended December 31, 2001 and 2000 and
               Six Months Ended June 30, 2002 and 2001 (Unaudited)
                                   (Continued)

                                                         Unaudited        Unaudited
                                                          June 30,         June 30,                December 31,
                                                            2002             2001             2001              2000
                                                        ------------     ------------     ------------      ------------

Net increase (decrease) in cash                         $  1,765,257        1,742,382         (476,624)       (1,828,287)
Cash at beginning of period                                9,121,761        9,598,285        9,598,385        11,426,672

                                                        ------------     ------------     ------------      ------------
Cash at end of period                                   $ 10,887,018       11,340,667        9,121,761      $  9,598,385
                                                        ============     ============     ============      ============


Cash and cash equivalents consist of:
     Cash and due from banks                            $  2,242,078        2,828,295        3,007,814         3,991,841
     Federal funds sold                                    8,644,940        8,512,372        6,113,947         5,606,544
                                                        ------------     ------------     ------------      ------------
                                                        $ 10,887,018       11,340,667        9,121,761         9,598,385
                                                        ============     ============     ============      ============


SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid on deposits and repurchase agreements     $    855,861        1,257,659        2,250,768         2,431,603
                                                        ============     ============     ============      ============

Income taxes paid                                       $    110,000          105,000          180,000              --
                                                        ============     ============     ============      ============


                 The Notes to Consolidated Financial Statements are an integral part of these statements

                                                           F-7

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  The Company and its Significant Accounting Policies

      CN Bancorp, Inc. (the Company) was incorporated in January, 1996 under the laws of the State of Maryland to serve as a bank holding company and formed County National Bank (the Bank) as a wholly owned subsidiary. The Company is registered as a bank holding company and the Bank is chartered as a national bank. The Bank opened on December 19, 1996. The Company (as a bank holding company) and the Bank (as a nationally chartered bank) are subject to government supervision, regulations and control.

      The Bank's primary business activity is the solicitation and acceptance of deposits from within its market area and the use of such funds in loans and investments. The Bank is subject to competition from other financial institutions and financial service companies.

      Principles of Consolidation
      ---------------------------

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, County National Bank. All intercompany accounts and transactions have been eliminated in consolidation.

      Basis of Financial Statement Presentation
      -----------------------------------------

      The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. See below for a discussion of the determination of that estimate.

      Securities Available for Sale
      -----------------------------

      Available-for-sale securities consist of bonds and notes not classified as trading securities or as held-to-maturity securities. These securities are reported at their fair value with the unrealized holding gains and losses, net of tax, reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

      Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  The Company and its Significant Accounting Policies - Continued

      Securities Held to Maturity
      ---------------------------

      Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. A charge to operations would occur if the fair value of the securities declines below cost and the Company's intention or ability to hold the securities to maturity changes.


      Other Securities
      ----------------

      As a member of the Federal Reserve Bank of Richmond (Federal Reserve) and the Federal Home Loan Bank of Atlanta (FHLB), the Company is required to acquire and hold stock in these entities. Ownership of stock in these entities is restricted to members and can only be sold to and acquired from the respective entities at par. The Company also owns stock in Atlanta Central Bankers Bank (ACBB), a bank that generally offers product and services only to other banks. Ownership of the ACBB shares is restricted to banks, and there is no active market for the ACBB shares. As there is no readily determinable fair value for these securities, they are carried at cost.


      Loans and Allowance for Loan Losses
      -----------------------------------

      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses and any unamortized deferred fees, costs, premiums and discounts. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

      The accrual of interest on loans is discontinued when, in management's opinion, the full collection of principal or interest is in doubt, or a scheduled loan payment has become over ninety days past due, unless the obligation is well secured and in the process of collection. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

      The Company determines and recognizes impairment of loans in accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan as amended by Statement 118, Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during the period of delay in payment if the Company expects to collect all amounts due, including past-due interest. An impaired loan is measured at the present value of its expected future cash flows

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  The Company and its Significant Accounting Policies - Continued

      Loans and Allowance for Loan Losses - Continued
      -----------------------------------------------

      discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 114 is generally applicable to all loans except large groups or smaller - balance homogeneous loans that are evaluated collectively for impairment. Interest payments received are recognized as interest income or, if ultimate collectibility of principal is in doubt, are applied to principal.


      The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic determination and evaluation of the adequacy of the allowance assesses various factors including inherent losses in all significant loans; known deterioration in concentrations of credit, certain classes of loans or collateral; historical loss experiences; results of independent reviews of loan quality and the allowance for loan losses; trends in portfolio quality, maturity and composition; volumes and trends in delinquencies and non-accrual loans, risk management policies and practices; lending policies and procedures; economic conditions and downturns in specific local industries; and the experience and quality of lending management and staff. Estimated losses in the portfolio are determined by the use of risk ratios applied to the loans based upon internal risk ratings of the loans as well as by applying loss ratios to loans by loan categories. Impaired loans and loans considered substandard or doubtful are evaluated separately to determine loss estimates. The risk ratios include adjustments for the various factors described above. The determination of the allowance for loan losses involves the use of various subjective estimates by management and may result in over or under estimations of the amount of inherent losses in the loan portfolio. Management believes that the recorded allowance for loan losses is appropriate.


      Property, Equipment and Leasehold Improvements
      ----------------------------------------------

      Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations over the estimated useful live of the assets using the straight-line method. Leasehold improvements are amortized to operations over the shorter of the lease term (including renewal options) or the life of the improvement.

      Securities Sold under Agreements to Repurchase
      ----------------------------------------------


      Securities sold under agreements to repurchase are accounted for as borrowings and recorded as a liability at the amount of the repurchase obligation. These transactions mature from one day to thirty days from the transaction date. The Company's repurchase obligations are secured by Company owned securities with market values exceeding the obligations. These securities are segregated from other, non pledged, securities.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  The Company and its Significant Accounting Policies - Continued

      Income Taxes
      ------------

      Deferred income taxes are recognized for temporary differences between the financial reporting basis and the income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Advertising Costs
      -----------------

      The Company expenses advertising costs as incurred ($68,229 in 2001 and $57,115 in 2000 and $28,951 and $34,094 during the six months ended June 30, 2002 and 2001, respectively).

      Earning Per Share
      -----------------


      Basic EPS is computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in the earnings of the Company. The determination of the amount of common stock equivalents arising from the warrants issued by the Company requires the use of the average market price of the common shares during the year. The Company's common shares are not traded on any exchange nor does any broker/dealer make a market in the stock. The Company is aware of a very limited number of common stock ownership changes. These transactions involved a small number of shares and some were not "arms-length" transactions. Management used the stock values of $14.13 and $13.50 to determine dilutive shares at June 30, 2002 and December 31, 2001. These amounts were derived from a 2002 and a 2001 valuation report, respectively, of CN Bancorp, Inc. stock. The 2001 amount was also used for determining diluted earnings per share for 2000.

      The weighted average number of common shares outstanding during 2002, 2001 and 2000 was 860,000 shares. Dilutive securities, comprised of warrants, contributed 184,593 shares during the years ended December 31, 2001 and 2000, as well as the six months ended June 30, 2001, and 230,019 shares during the six months ended June 30, 2002, in the determination of diluted earnings per share.


      Statement of Cash Flows
      -----------------------

      Cash and cash equivalents in the statement of cash flows include cash on hand, non-interest bearing amounts due from correspondent banks and the Federal Reserve and Federal funds sold.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.  Investment Securities


      Available-For-Sale and Held-To-Maturity Securities
      --------------------------------------------------

      Available-for-sale and held-to-maturity investment securities are summarized as follows:

AVAILABLE-FOR- SALE SECURITIES
------------------------------
                                                                     Gross               Gross             Estimated
                                              Amortized            Unrealized          Unrealized            Fair
                                                Cost                 Gains               Losses              Value
                                           ----------------     -----------------    ---------------     --------------
June 30, 2002 (unaudited)
  U.S. Government agency
       notes                                   $15,505,187                71,882              6,898         15,570,171
                                           ================     =================    ===============     ==============


December 31, 2001
  U.S. Government agency
       notes                                    $7,000,000                25,320             23,319          7,002,001
                                           ================     =================    ===============     ==============


December 31, 2000
  U.S. Treasury securities                        $250,000                   273           -                   250,273
  U.S. Government agency
       notes                                    11,501,447                60,021                408         11,561,060
                                           ----------------     -----------------    ---------------     --------------
                                               $11,751,447                60,294                408         11,811,333
                                           ================     =================    ===============     ==============



HELD-TO-MATURITY SECURITIES
---------------------------
                                                                     Gross               Gross             Estimated
                                              Amortized            Unrealized          Unrealized            Fair
                                                Cost                 Gains               Losses              Value
                                           ----------------     -----------------    ---------------     --------------
June 30, 2002 (unaudited)
  U.S. Government agency
      notes                                     $4,249,995                91,585           -                 4,341,580
                                           ================     =================    ===============     ==============

December 31, 2001
  U.S. Treasury securities                       $ 250,033                 1,765           -                   251,798
  U.S. Government agency
      notes                                      4,749,955               105,008           -                 4,854,963
                                           ----------------     -----------------    ---------------     --------------
                                                $4,999,988               106,773            -                5,106,761
                                           ================     =================    ===============     ==============

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.  Investment Securities - Continued

HELD-TO-MATURITY SECURITIES - Continued
---------------------------------------

                                                                     Gross               Gross             Estimated
                                              Amortized            Unrealized          Unrealized            Fair
                                                Cost                 Gains               Losses              Value
                                           ----------------     -----------------    ---------------     --------------
December 31, 2000
  U.S. Treasury securities                        $500,239                 2,103           -                   502,342
  U.S. Government agency
      notes                                      2,249,786                 2,869             10,080          2,242,575
                                           ----------------     -----------------    ---------------     --------------
                                                $2,750,025                 4,972             10,080          2,744,917
                                           ================     =================    ===============     ==============



      During 2001, the Company sold available for sale securities with a cost of $2,500,000 for $2,519,062 realizing gains on the sales of $19,062.


      Securities with a carrying value of $1,352,967 (cost of $1,351,399 and fair value of $1,379,275) were pledged to customers under repurchase agreements at December 31, 2001. At June 30, 2002, securities with a carrying value of $2,859,462 (cost of $2,852,792 and fair value of $2,909,084) were pledged under repurchase agreements.

      The scheduled maturity of securities available-for-sale and held-to-maturity is as follows:


                                                      Available-for-Sale                     Held-to-Maturity
                                              -----------------------------------    ---------------------------------
                                                 Amortized             Fair            Amortized             Fair
                                                   Cost               Value              Cost               Value
                                              ----------------    ---------------    --------------     ---------------
    June 30, 2002 (unaudited):
    Matures within 1 year                           $ -                 -                  249,995             250,782
    Matures after 1 through 5 years                15,505,187         15,570,171         4,000,000           4,090,798
                                              ----------------    ---------------    --------------     ---------------
                                                  $15,505,187         15,570,171         4,249,995           4,341,580
                                              ================    ===============    ==============     ===============

    December 31, 2001:
    Matures within 1 year                           $ -                 -                  499,988             507,500
    Matures after 1 through 5 years                 7,000,000          7,002,001         4,500,000           4,599,261
                                              ----------------    ---------------    --------------     ---------------
                                                  $ 7,000,000          7,002,001         4,999,988           5,106,761
                                              ================    ===============    ==============     ===============

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.  Investment Securities - Continued


      Other Securities
      ----------------

      As a requirement for membership in the Federal Reserve and the FHLB, the Company is required to acquire and hold stock in these entities. The amount of stock that the Company is required to own is determined by separate formulas used by each entity. The Company also voluntarily acquired stock in ACBB. The Company records the Federal Reserve, FHLB and ACBB shares at cost. Investment in the shares of these entities is as follows:



                                                       June 30, 2002       December 31,        December 31,
                                                        (Unaudited)            2001                2000
                                                      ----------------    ----------------    ---------------

   Federal Reserve Bank of
       Richmond Stock                                        $252,000             252,000            252,000
   Federal Home Loan Bank
      of Atlanta stock                                        169,200             169,200            169,200
   Atlantic Central Bankers
      Bank stock                                               75,000              75,000            111,000
                                                      ----------------    ----------------    ---------------
                                                             $496,200             496,000            521,800
                                                      ================    ================    ===============


Note 3.  Loans and Allowance for Loan Losses

      The Bank grants commercial and consumer loans to customers primarily in its market area of Anne Arundel County in Maryland. The principal categories of the loan portfolio are as follows:


                                                                   (Unaudited)                  December 31,
                                                                    June 30,         ----------------------------------
                                                                      2002                2001               2000
                                                                 ----------------    ----------------    --------------
           Commercial loans                                          $16,206,252          16,298,429        17,746,770
           Consumer loans                                              5,468,692           5,323,090         2,854,192
           Real Estate loans:
                Commercial real estate                                20,941,539          21,192,906        19,167,674
                Residential real estate                               20,447,130          17,038,213        12,122,958
                                                                 ----------------    ----------------    --------------
                                                                      63,063,613          59,852,638        51,891,594
           Unearned income and deferred costs                           (26,297)               7,909           (3,137)
           Allowance for loan losses                                   (729,000)           (781,000)         (670,000)
                                                                 ----------------    ----------------    --------------
                                                                     $62,308,316          59,079,547        51,218,457
                                                                 ================    ================    ==============

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3.  Loans and Allowance for Loan Losses - Continued

      The allowance for loan losses activity for the six months ended June 30, 2002 and the years ended December 31, 2001 and 2000 is as follows:


                                                                (Unaudited)                    December 31,
                                                                  June 30,          ----------------------------------
                                                                   2002                  2001               2000
                                                             ------------------     ---------------    ---------------
         Balance at beginning of period                               $781,000             670,000            500,000

         Add: Provision for loan losses                                 65,594             138,206            171,844

         Recoveries                                                  -                    -                       884

         Less: Loans charged off                                       117,594              27,206              2,728

                                                             ------------------     ---------------    ---------------
         Balance at end of period                                     $729,000             781,000            670,000
                                                             ==================     ===============    ===============



      During 2001 the Bank placed commercial secured loans to companies controlled by one individual totaling $254,015 on non-interest accrual status. During 2002, these loans were considered impaired, as defined, and the carrying value of the loans reduced to $155,450 through charge-offs and collections. Another commercial secured loan with a balance of $78,743 at June 30, 2002 and $81,146 at December 31, 2001 ($95,732 at December 31,
      2000) is not accruing interest but interest is recognized upon collection of funds from the customer. Unrecognized interest on the loans at December 31, 2001 is $14,673 (nominal at December 31, 2000). The Bank is not committed to lend funds to debtors whose loans are on non-interest accrual status or are considered impaired.


      Certain officers and directors (and companies in which they have a 10% or more beneficial ownership) have loans with the Bank. The activity of these loans during 2002, 2001 and 2000 is as follows:


                                                           (Unaudited)              Year Ended           Year Ended
                                                        Six Months Ended           December 31,         December 31,
                                                          June 30, 2002                2001                 2000
                                                     -----------------------    -----------------    -----------------
          Total loans at beginning of period                     $4,400,841            3,518,659            2,508,383
          New loans and funding during the period                    82,915            1,478,580            2,077,487
          Repayments during the period                            (336,778)            (596,398)          (1,067,211)
                                                     -----------------------    -----------------    -----------------
          Total loans at end of period                           $4,146,978            4,400,841            3,518,659
                                                     =======================    =================    =================

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4.  Property, Equipment and Leasehold Improvements

         Property, equipment and leasehold improvements are as follows:


                                                                 (Unaudited)                 December 31,
                                              Useful               June 30,         -------------------------------
                                               Lives                 2002               2001             2000
                                        --------------------    ---------------     -------------    --------------

        Land                            Not applicable                $387,768           387,768           387,768
        Building                        40 years                       521,877           521,877           521,877
        Construction in process         Not applicable                  53,130            31,968                 -
        Leasehold improvements          15 to 40 years               1,731,990         1,731,990         1,731,990
        Furniture and equipment         3 to 15 years                1,926,259         1,984,698         1,891,283
                                                                ---------------     -------------    --------------
                                                                     4,621,024         4,658,301         4,532,918
        Accumulated depreciation and
            amortization                                             1,163,882         1,129,545           789,335
                                                                ---------------     -------------    --------------
        Net                                                         $3,457,142         3,528,756         3,743,583
                                                                ===============     =============    ==============


      The Bank entered into a contract to purchase real property for use as a future branch site. The Bank's obligations under the contract are contingent upon receiving certain permits from local authorities. The stated acquisition price is $550,000.


Note 5.  Deposits

      Deposit balances are summarized below:

                                                               (Unaudited)                    December 31,
                                                                 June 30           -----------------------------------
                                                                   2002                 2001               2000
                                                             -----------------     ---------------    ----------------

          Non-interest bearing accounts                           $23,945,868          19,341,085          18,536,399
          NOW accounts                                              4,529,584           4,700,091           5,272,346
          Money market accounts                                     7,166,316           5,618,462           6,509,205
          Savings accounts                                         19,476,020          19,194,117          17,207,043
          Time deposit accounts:
              Less than $100,000                                   21,889,195          20,873,622          17,158,596
              $100,000 or more                                     12,945,277           8,111,404           5,969,677
                                                             -----------------     ---------------    ----------------
                                                                  $89,952,260          77,838,781          70,653,266
                                                             =================     ===============    ================

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5.  Deposits - Continued

      At June 30 2002, the time deposit accounts mature and/or re-price as follows: within one year - $25,480,532; one to two years - $7,227,017; two to three years - $819,729; three to four years - $695,451; four to five years - $611,743.

      The time deposit accounts mature and/or re-price as follows at December 31, 2001: within one year - $14,921,265; one to two years - $9,709,630;
      two to three years - $3,723,306; three to four years - $615,300; four to five years - $15,525.


Note 6.  Other Borrowed Funds


      The Bank enters into sales of securities under agreements to repurchase the same securities, which mature from one day to thirty days from the transaction date. Securities pledged as collateral for securities sold under agreements to repurchase include various debt securities having an aggregate carrying value of $2,859,462, $1,352,967 and $4,339,199 at June 30, 2002, December 31, 2001 and 2000, respectively. The cost of and fair value of the securities were $2,852,709 and $2,909,084 at June 30, 2002, $1,351,399 and $1,379,275 at December 31, 2001 and $4,315,999 and
      $4,355,439 at December 31, 2000, respectively.


      Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                           (Unaudited)                        December 31,
                                                             June 30,        ------------------------------------------
                                                               2002                   2001                   2000
                                                     --------------------    -------------------    -------------------
          Total outstanding end of period                     $2,904,681              1,377,080              4,311,235
          Average balance during period                        3,221,368              3,261,501              2,691,186
          Average interest rate during period                      1.24%                  3.92%                  5.95%
          Maximum balance during the period                    3,995,336              5,733,457              4,949,201


Note 7.  Capital Stock

      The Company sold warrants to purchase common stock to the Company's organizers. Under the warrants, 343,431 shares of common stock may be issued at the price of $10.00 per share. The warrants may be exercised on or after March 20, 1998 and they expire on March 20, 2006. Proceeds from the sale were $ 3,434.


      The Company provided each common shareholder of record on December 31, 1998 a dividend consisting of a warrant to acquire additional common stock in the Company. The warrants were issued on January 4, 1999. Each share of stock owned entitled the shareholder to a warrant to acquire an additional share of common stock at the price of $12.00 per share. The warrants to

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Capital Stock - Continued


      purchase a total of 860,000 shares of common stock may be exercised on or after January 5, 2000 and they expire on January 5, 2004. No value was assigned to these warrants at their issuance since the $12.00 per share exercise price was well above the then book value of $9.16 per share, there was no ready market for the shares of common stock or the warrants, no sales of the common stock had occurred and the Company was still incurring operating losses.


      The Company is authorized to issue 5,000,000 shares of $.01 par value preferred stock. No preferred stock has been offered or issued.


Note 8.  Commitments

      Commitments to extend credit are agreements to lend funds to customers as long as there are no violations of any condition established in the loan contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment as well as income producing properties.


      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.


      The Bank has not been required to perform on any financial guarantees and has not incurred any losses on its commitments.

      A summary of the Bank's commitments is as follows:

                                                 (Unaudited)
                                                   June 30,          December 31,
                                                     2002                2001
                                                ---------------    ------------------
          Commitments to extend credit              $7,327,788          7,853,211

          Standby letters of credit                 $1,271,238            899,469

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8.  Commitments - Continued

      The Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2001 are as follows:

                    Year Ending
                    December 31,
                    ------------

                        2002                $138,150
                        2003                 143,775
                        2004                 149,400
                        2005                 149,400
                        2006                  68,050


      The related net rent expense was $143,625 and $129,755 in 2001 and 2000, respectively. Rent expense for the six months ended June 30, 2002 and 2001 was $74,564 and $69,307, respectively.


Note 9.  Regulatory Matters

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      The Company and the Bank must maintain minimum capital and other requirements of regulatory authorities when declaring and paying dividends. The Company and the Bank have complied with such capital requirements.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2000 and 2001 and June 30, 2002, that the Bank meets the capital adequacy requirements to which it is subject.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9. Regulatory Matters - Continued

      As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are presented in the table below:


                                                                        To be                           To be
                                                                     "Adequately                        "Well
                                                Actual               Capitalized"                    Capitalized"
                                 -------------------------    --------------------------     ----------------------------
                                    Amount        Ratio          Amount          Ratio          Amount           Ratio
                                    ------        -----          ------          -----          ------           -----
June 30, 2002(unaudited)
------------------------
Total Capital
 (to risk weighted assets)          $9,402,998      13.8%       $5,429,857   >      8.0%       $6,687,321   >      10.0%
Tier I Capital
 (to risk weighted assets)           8,673,998      12.8%        2,714,928   >      4.0%        4,072,393   >       6.0%
Tier I Capital
 (to average assets)                 8,673,998       9.2%        3,944,260   >      4.0%        4,930,325   >       5.0%

December 31, 2001
-----------------
Total Capital
 (to risk weighted assets)          $9,243,415      14.8%       $5,004,332   >      8.0%       $6,255,415   >      10.0%
Tier I Capital
 (to risk weighted assets)           8,462,415      13.5%        2,502,166   >      4.0%        3,753,249   >       6.0%
Tier I Capital
 (to average assets)                 8,462,415       9.7%        3,493,884   >      4.0%        4,367,355   >       5.0%

December 31, 2000
-----------------
Total Capital
 (to risk weighted assets)          $8,794,503      15.5%       $4,546,518   >      8.0%       $5,683,147   >      10.0%
Tier I Capital
 (to risk weighted assets)           8,124,503      14.3%        2,273,259   >      4.0%        3,409,888   >       6.0%
Tier I Capital
 (to average assets)                 8,124,503       9.9%        3,299,352   >      4.0%        4,124,190   >       5.0%

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10. Income Taxes

      The income tax expense consists of the following:

                                                  (Unaudited)                        December 31,
                                                    June 30,            -------------------------------------
                                                      2002                   2001                  2000
                                               --------------------     ----------------      ---------------
                         Current:
                            Federal                       $106,585              176,199             -
                            State                            3,062             -                    -
                                               --------------------     ----------------      ---------------
                                                           109,647              176,199             -
                                               --------------------     ----------------      ---------------

                         Deferred:
                            Federal                        $ 8,530                9,328              161,784
                            State                            1,888             -                      35,816
                                               --------------------     ----------------      ---------------
                                                            10,418                9,328              197,600
                                               --------------------     ----------------      ---------------

                         Total                            $120,065              185,527              197,600
                                               ====================     ================      ===============

      The reasons for the differences between the statutory federal income tax rates are summarized as follows:

                                           (Unaudited)                                   December 31,
                                             June 30,                                 ------------------
                                               2002                           2001                       2000
                                        -------------------          ------------------------     --------------------
                                     Amount           Rate           Amount           Rate          Amount          Rate
                                  --------------    ----------    -------------     ---------     ------------    ---------

    Tax at statutory rates             $118,488      34.0 %            188,175        34.0%        $173,961         34.0%
    Cash surrender value
       of life insurance                (1,776)        (.5%)           -                -              -             -

    State income taxes net
        of federal tax benefit            3,267         .9%            -                -           23,639           4.6%

         Other differences                   86         -              (2,648)         (.5)%           -             -
                                  --------------    ----------    -------------     ----------    ------------    ---------
                                       $120,065       34.4%            185,527        33.5%        $197,600         38.6%
                                  ==============    ==========    =============     ==========    ============    =========

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10. Income Taxes - Continued

      The deferred income tax account is comprised of the following:

                                                             (Unaudited)                      December 31,
                                                              June 30,              -----------------------------
                                                                2002                   2001                2000
                                                         --------------------     ----------------    ----------------
    Deferred tax assets:
         Allowance for loan losses                                  $264,851              275,645             223,287
         Start-up and pre-operating expenses                      -                         3,433              33,887
         Unrealized losses on securities, net                     -                      -                   -
         Other                                                        13,974               14,379              28,719
                                                         --------------------     ----------------    ----------------
                                                                     278,825              293,457             285,893
                                                         --------------------     ----------------    ----------------

    Deferred tax liabilities:
         Accumulated depreciation                                   $160,000              164,194             151,668
         Unrealized gains on securities, net                          25,097                  793              37,051
                                                         --------------------     ----------------    ----------------
                                                                     185,097              164,987             188,719
                                                         --------------------     ----------------    ----------------
                 Net deferred tax assets                             $93,728              128,470              97,174
                                                         ====================     ================    ================

      Federal income taxes payable of $565 at December 31, 2001 (none at June 30, 2002 or at December 31, 2000) are included in accounts payable and accrued expenses. There are no state income taxes payable.


Note 11. Related Party Transaction

      The Bank leases property from an entity controlled by a director and stockholder of the Company. The property is used for the Bank's operations offices and a branch facility. The lease expires in May 2006 but is renewable at the option of the Bank for two additional five year periods. This lease calls for monthly payments of $11,000. Lease payments made for these facilities totaled $128,500 in 2001 and $123,600 in 2000.


Note 12. Profit Sharing Plan

      The Bank has a 401(k) profit sharing plan for those employees who meet the eligibility requirements set forth in the plan. The plan does not require the Bank to match the participants' contributions; however, the Bank expensed $7,929 and $7,676 for the six months ended June 30, 2002 and 2001, respectively, and $14,991 and $14,002 in the years ended December 31, 2001 and 2000, respectively, for matching participants' contributions.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13. Fair Value of Financial Instruments

      The estimated fair values of the Company's financial instruments at June 30, 2002, December 31, 2001 and 2000 are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

                                                        December 31, 2001                     December 31, 2000
                                                        -----------------                     -----------------
                                                   Carrying             Fair             Carrying              Fair
                                                    Amount             Value              Amount              Value
                                              ----------------    ---------------    ---------------     ---------------
    Financial assets:
       Cash and due from banks                     $3,007,814          3,007,814         $3,991,841           3,991,841
       Federal funds sold                           6,113,947          6,113,947          5,606,544           5,606,544
       Certificates of deposit                      2,915,735          2,915,735          3,002,525           3,002,525
       Investment securities (total)               12,498,189         12,604,962         15,083,158          15,078,050
       Loans, net                                  59,079,547         60,435,866         51,218,457          50,559,444

    Financial liabilities:
       Non-interest bearing deposits              $19,341,085         19,341,085        $18,536,399          18,536,399
       Interest bearing deposits                   58,497,696         59,128,431         52,116,867          52,158,429
       Securities sold under agreements
         to repurchase                              1,377,080          1,377,080          4,311,235           4,311,235

                                                          (Unaudited)
                                                         June 30, 2002
                                               -----------------------------------
                                                   Carrying              Fair
                                                    Amount               Value
                                               ----------------    ---------------
    Financial assets:
       Cash and due from banks                      $2,242,078          2,242,078
       Federal funds sold                            8,644,940          8,644,940
       Certificates of deposit                       2,921,092          2,921,092
       Investment securities (total)                20,316,366         20,407,951
       Loans, net                                   62,308,316         62,943,326

    Financial liabilities:
       Non-interest bearing deposits               $23,945,868         23,945,868
       Interest bearing deposits                    66,006,392         66,390,246
       Securities sold under agreements
         to repurchase                               2,904,681          2,904,681

      The fair values of U.S. Treasury and Government agency securities are determined using market quotations.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13. Fair Value of Financial Instruments - Continued

      Loans receivable were discounted using discount rates, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable rate loans is estimated to equal the carrying amount. The valuation of loans is adjusted for possible credit losses. It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.

      The fair value of non-interest bearing deposits, interest-bearing checking, savings, and money market deposit accounts and securities sold under agreements to repurchase are equal to the carrying amounts. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.


Note 14. Pending Acquisition

      The Company signed an agreement to acquire a local thrift. The thrift is a mutual institution located in Pasadena, Maryland. As part of the transaction the thrift will convert to a capital stock charter and become a wholly owned subsidiary. Consummation of the transaction is subject to regulatory approval and approval of the thrift's members. The Company has incurred stock issuance and acquisition costs of approximately $355,000 at June 30, 2002 and $226,000 at December 31, 2001 which are included in other assets.


Note 15. Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141) and No. 142 "Goodwill and Other Intangible Assets (SFAS 142) which are effective for the Company on June 1, 2001 and September 1, 2002, respectively. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. All goodwill and intangible assets will be tested for impairment in accordance with the provisions of SFAS 142.

      In August 2001, FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supersedes SFAS No. 121 and APB Opinion No. 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also requires reporting of discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Statement also eliminates the exception to consolidation for a temporarily controlled subsidiary.

      These Statements do not affect the Company's financial position or its results of operations.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 16. Parent Company Financial Information


    Information as to the financial position of CN Bancorp, Inc. as of June 30, 2002 (unaudited), December 31, 2001 and 2000 and results of operations and cash flow for the periods then ended follows:

                                                         June 30,           December 31,          December 31,
Statements of Financial Condition                          2002                 2001                  2000
                                                        (Unaudited)
--------------------------------------------------    ----------------    -----------------     ------------------

Cash in bank and on hand                                     $ 76,409               76,621                 79,758
Investment in subsidiary                                    8,767,726            8,590,885              8,221,677
Other assets                                                    7,969                8,588                  6,730
                                                      ----------------    -----------------     ------------------
                                                           $8,852,104            8,676,094              8,308,165
                                                      ================    =================     ==================
Stockholders' equity                                       $8,852,104            8,676,094              8,308,165
                                                      ================    =================     ==================

                                                         June 30,            Year ended            Year ended
Statements of Operations                                   2002             December 31,        December 31, 2000
                                                        (Unaudited)             2001
--------------------------------------------------    ----------------    -----------------     ------------------

Equity in earnings of subsidiary                             $228,429              369,208                314,052
Administrative expenses                                           820                1,279                    100
                                                      ----------------    -----------------     ------------------
  Income  before taxes                                        227,609              367,929                313,952
Income taxes                                                        -                    -                      -
                                                      ----------------    -----------------     ------------------
  Net income                                                 $227,609              367,929                313,952
                                                      ================    =================     ==================


                                                         June 30,            Year ended            Year ended
Statements of Cash Flows                                   2002             December 31,        December 31, 2000
                                                        (Unaudited)             2001
--------------------------------------------------    ----------------    -----------------     ------------------
Cash flows from operating activities:
  Net income                                                 $227,609              367,929                313,952
  Equity in earnings of subsidiary                          (228,429)            (369,208)              (314,052)
  Decrease (increase) in other assets                             619              (1,858)                      -
                                                      ----------------    -----------------     ------------------
  Net cash used in operating activities                         (201)              (3,137)                      -

Cash flows from financing activities:
  Dividends received from subsidiary                           51,589                    -                      -
  Dividends paid                                             (51,600)                    -                      -
                                                      ----------------    -----------------     ------------------
  Net cash used by financing activities                          (11)                    -                      -
                                                      ----------------    -----------------     ------------------

Decrease in cash and cash equivalents                           (212)              (3,137)                  (100)

Cash and cash equivalents at beginning of
  period                                                      76,621                79,758                 79,858
                                                      ----------------    -----------------     ------------------
Cash and cash equivalents at end of period                    $76,409               76,621                 79,758
                                                      ================    =================     ==================

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 17. Interim Financial Statements


The financial statements for the six months ended June 30, 2002 and 2001 are unaudited, but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the years ended December 31, 2001 and 2000. These financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations and cash flows for these periods. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.



Note 18. Subsequent Event


In September 2002, the Company charged-off approximately $210,000 of previously capitalized costs incurred in connection with its failed acquisition of the Pasadena, Maryland thrift that it sought to acquire (see note 14). Taking into account an approximately $80,000 tax benefit, this charge-off will result in an approximately $130,000 reduction in the Company's assets and stockholders' equity. The effect of the charge-off will be reflected in the Company's consolidated statements of financial condition and operations as of and for the period ending September 30, 2002.

                                    EXHIBIT A
                                    ---------
                             SUBSCRIPTION AGREEMENT

         This Subscription Agreement is entered into in connection with the offer and sale of up to 344,828 shares of common stock, par value $10.00 per share, of CN Bancorp, Inc., a corporation incorporated under the laws of the State of Maryland, for a purchase price of $14.50 per share.

                                   WITNESSETH:

1. Purchase of Shares. The undersigned agrees to purchase the number of shares of common stock set forth below and tenders the amount required to purchase such number of Shares by check, bank draft or money order drawn to the order of "CN Bancorp, Inc."

2. Acknowledgments. The undersigned acknowledges and agrees that:

      (a) CN Bancorp, Inc. has established a minimum subscription of 345 shares ($5,002.50).

      (b) The undersigned has received a copy of CN Bancorp, Inc.'s prospectus dated _______________. By executing this Subscription Agreement, the undersigned acknowledges and agrees to all of the terms and conditions of the offering as described in the prospectus. This Subscription Agreement is not binding on CN Bancorp, Inc. until accepted by CN Bancorp, Inc. CN Bancorp, Inc. reserves the right to accept or reject, in whole or in part and at its sole discretion, any Subscription Agreement. CN Bancorp, Inc. shall notify the subscriber by mail of its acceptance or rejection, in whole or in part, of this Subscription Agreement.

      (c) Subscriptions are binding on subscribers and may not be revoked by subscribers.

      (d) CN Bancorp, Inc. may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the Shares.

      3. Representations and Warranties. The undersigned represents and warrants that he/she/it is a resident of the State of Maryland.

      THE COMMON STOCK DOES NOT REPRESENT A DEPOSIT ACCOUNT OR OTHER OBLIGATION OF COUNTY NATIONAL BANK. THE COMMON STOCK IS NOT AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED IS NOT WAIVING ANY RIGHTS HE OR SHE OR IT MAY HAVE UNDER THE FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

         IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth below.


Date:
      --------------------------------------------           -----------------------------------------   (SEAL)
                                                             Signature of Subscriber

--------------------------------------------------           -----------------------------------------   (SEAL)
Name of Entity, if applicable                                Signature of Subscriber

Number of Shares Subscribed for:
                                 -----------------           -----------------------------------------
(Minimum Subscription - 345 Shares)                          Printed Name(s) of Subscribers

Total Subscription Price: $
                           -----------------------           -----------------------------------------
($14.50 per Share)                                           Street Address

                                                             -----------------------------------------
                                                             City, State and Zip Code

                                                             -----------------------------------------
                                                             Social Security No./Tax Identification No.

                                                             -----------------------------------------
                                                             Telephone Number and Area Code

Legal Form of Ownership (check one):                         REGISTRATION INFORMATION:
                                                             (if different from above)
[     ]  Individual
[     ]  Joint Tenants with right of survivorship
         (both parties must sign)                            -----------------------------------------
[     ]  Tenants by the Entireties (husband and wife only)   Name(s) of Registered Owner
[     ]  Tenants-in-Common (both parties must sign)
[     ]  Community Property (one signature required if       -----------------------------------------
         interest held in one name, i.e., managing spouse,   Street Address
         two signatures required if interest held in both
         names                                               -----------------------------------------
[     ]  Partnership                                         City, State &  ZIP Code
[     ]  Corporation
[     ]  Limited Liability Company                           -----------------------------------------
[     ]  Employee Benefit Plan                               Social Security No./Tax Identification No.
[     ]  Individual Retirement Account
[     ]  Trust                                               -----------------------------------------
[     ]  Uniform Gift to Minors                              Telephone Number and Area Code
[     ]  Other

                                   ACCEPTANCE

         The foregoing subscription is hereby acknowledged and accepted as to _____________ shares.

Date: __________________, ____

                                               CN Bancorp, Inc.

                                               By:______________________________
                                                      Authorized Officer

========================================================  ===========================================================
No one has been authorized to give any information or to
make any representations in connection with the
subscription or community offering, other than those                            CN Bancorp, Inc.
contained in this prospectus.  You may not assume that we                            [LOGO]
have authorized any other information or                                          Common Stock
representations.  The delivery of this prospectus and the
sale of our common stock does not mean that there has                           $14.50 Per Share
been no change in our affairs since the date of this
prospectus.  This prospectus is not an offer to sell or a
solicitation of an offer to buy securities in any state                       Up to 344,828 Shares
where the offer or sale is not permitted.


         TABLE OF CONTENTS


                                         Page
                                         ----
Prospectus Summary
Summary Historical Consolidated
 Financial Data                                                              ______________________
Recent Developments
Risk Factors                                                                       PROSPECTUS
Special Note Regarding Forward-Looking                                       ______________________
  Statements
The Offering
Dilution
Use of
Proceeds
Common Stock Prices and
Dividends
Business of CN Bancorp, Inc. and
  County National Bank                                                                [Date]
Management's Discussion and Analysis of
  Financial Condition and Results of
Operations
Supervision and
Regulation
Management
Securities Ownership of Certain Beneficial
Owners
Certain Relationships and Related
Transactions
Description of Capital
Stock
Shares Eligible for Future
Sale
Legal
Matters
Experts
How to Find Additional
Information
Index to Financial Statements              F-1
Exhibit A - Subscription Agreement         A-1


Until _____________________________, 2002, all dealers
that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

========================================================  ===========================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Article Ninth of CN Bancorp Inc.'s Amended Articles of Incorporation provides that CN Bancorp, Inc. shall, to the maximum extent permitted by Maryland law, indemnify a present or former director of CN Bancorp, Inc. who is made a party to any proceeding by reason of his service as a director of CN Bancorp, Inc.

The Maryland General Corporation Law provides, in pertinent part, as follows:

2-418 Indemnification of directors, officers, employees and agents.

(a) Definitions. -- In this section the following words have the meanings indicated.

(1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

(3) "Expenses" include attorney's fees.

(4) "Official capacity" means the following:

(i) When used with respect to a director, the office of director in the corporation; and

(ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b) (1) Permitted indemnification of director. -- A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i) The act or omission of the director was material to the matter giving rise to the proceeding; and

1. Was committed in bad faith; or

2. Was the result of active and deliberate dishonesty; or

(ii) The director actually received an improper personal benefit in money, property, or services; or

(iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2) (i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3) (i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.

(4) A corporation may not indemnify a director or advance expenses under this Section for a proceeding brought by that director against the corporation, except:

         (i) For a proceeding brought to enforce indemnification under this section; or

         (ii) If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directions of the corporation to which the corporation is a party expressly provide otherwise.

(c) No indemnification of director liable for improper personal benefit. -- A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Required indemnification against expenses incurred in successful defense. -- Unless limited by the charter:

(1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2) A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

(e) (1) Determination that indemnification is proper. -- Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2) Such determination shall be made:

(i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii) By the stockholders.

(3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f) (1) Payment of expenses in advance of final disposition of action. -- Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

(g) Validity of indemnification provision.--The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) Reimbursement of director's expenses incurred while appearing as witness.-- This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i) Director's service to employee benefit plan.-- For purposes of this section:

(1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

(2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

(3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j) Officer, employee or agent. -- Unless limited by the charter:

(1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

(k) (1) Insurance or similar protection. -- A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

(3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Report of indemnification to stockholders.--Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.


Item 25.  Other Expenses of Issuance and Distribution.

The estimated expenses payable by CN Bancorp, Inc. in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:


SEC Registration Fee                                         $  460
Blue Sky Filing Fees and Expenses
          (Including counsel fees)                           $3,000
*Legal Fees
*Broker-dealer Fees and Expenses
*Printing and Engraving
          (Including Edgar filing expenses)
*Accounting Fees and Expenses
*Other Expenses


          *TOTAL



*To be filed by amendment

Item 26.  Recent Sales of Unregistered Securities.

         None

Item 27.  Exhibits.


*3.1     Amended Articles of Incorporation of CN Bancorp, Inc.
*3.2     Amended and Restated Bylaws of CN Bancorp, Inc.
*4.1 Rights of Holders of Common Stock (as contained in the Amended Articles of Incorporation included herein as Exhibit 3.1)
 4.2     Form of Common Stock Certificate
*4.3     Form of Warrant Exercisable for $10.00 per Share
*4.4     Form of Warrant Exercisable for $12.00 per Share
 5.1 Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to legality of Common Stock
*10.1 Employment Agreement between County National Bank and Jan W. Clark dated December 19, 1996
*10.2 Employment Agreement between County National Bank and John G. Warner dated December 19, 1996
*10.3 Executive Supplemental Retirement Plan Executive Agreement between County National Bank and Jan W. Clark dated June 18, 2002
*10.4 Executive Supplemental Retirement Plan Executive Agreement between County National Bank and John G. Warner dated June 18, 2002
*10.5 Executive Supplemental Retirement Plan Executive Agreement between County National Bank and Michael T. Storm dated June 18, 2002
*10.6 Executive Supplemental Retirement Plan Executive Agreement between County National Bank and Michael L. Derr dated June 18, 2002
*10.7 Ground Lease Agreement dated July 1, 1996 between Tate Dodge, Inc. and County National Bank
*10.8 First Amendment to Ground Lease Agreement dated July 1, 1997 among Tate Dodge, Inc., Tate Properties, L.L.C. and County National Bank
*10.9 Ground Lease Agreement dated September 16, 1996 between Grace Anna Muhl and County National Bank
*21.1    Subsidiaries of CN Bancorp, Inc.
 23.1 Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in their opinion included herein as Exhibit 5.1)
 23.2    Consent of Anderson Associates, LLP
*24      Power of Attorney (contained herein on page II-8)
*99.1    Subscription Agreement (contained herein on page A-1)

* Previously filed.



Item 28.  Undertakings.

The Registrant hereby undertakes that it will:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

(2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this pre-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, in Glen Burnie, Maryland on November 27, 2002.


                                           CN Bancorp, Inc.

                                           By: /s/ Jan W. Clark
                                               ---------------------------------
                                           Jan W. Clark
                                           President and Chief Executive Officer



In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Name                      Position                                                 Date
----                      --------                                                 ----

/s/ Jan W. Clark          Chairman of the Board of Directors,                      November 27, 2002
-----------------------   President, Chief Executive Officer,
Jan W. Clark             (Principal Executive Officer)


/s/ Michael T. Storm      Chief Financial Officer (Principal Financial and         November 27, 2002
-----------------------   Accounting Officer)
Michael T. Storm


       *                  Vice Chairman of the Board of Directors                  November 27, 2002
-----------------------
John E. DeGrange, Sr.


         *                Treasurer and Director                                   November 27, 2002
-----------------------
Carl L. Hein, Jr.


         *                Director                                                 November 27, 2002
-----------------------
Creston G. Tate


/s/ John G. Warner        Executive Vice President and Director                    November 27, 2002
-----------------------
John G. Warner


       *                  Director                                                 November 27, 2002
-----------------------
Gerald V. McDonald



* By:    /s/ Jan W. Clark
         ----------------
         Jan W. Clark
         Attorney-in-fact

         EXHIBIT INDEX


*3.1     Amended Articles of Incorporation of CN Bancorp, Inc.
*3.2     Amended and Restated Bylaws of CN Bancorp, Inc.
*4.1 Rights of Holders of Common Stock (as contained in the Amended Articles of Incorporation included herein as Exhibit 3.1)
 4.2     Form of Common Stock Certificate
*4.3     Form of Warrant Exercisable for $10.00 per Share
*4.4     Form of Warrant Exercisable for $12.00 per Share
 5.1 Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to legality of Common Stock
*10.1 Employment Agreement between County National Bank and Jan W. Clark dated December 19, 1996
*10.2 Employment Agreement between County National Bank and John G. Warner dated December 19, 1996
*10.3 Executive Supplemental Retirement Plan Executive Agreement between County National Bank and Jan W. Clark dated June 18, 2002
*10.4 Executive Supplemental Retirement Plan Executive Agreement between County National Bank and John G. Warner dated June 18, 2002
*10.5 Executive Supplemental Retirement Plan Executive Agreement between County National Bank and Michael T. Storm dated June 18, 2002
*10.6 Executive Supplemental Retirement Plan Executive Agreement between County National Bank and Michael L. Derr dated June 18, 2002
*10.7 Ground Lease Agreement dated July 1, 1996 between Tate Dodge, Inc. and County National Bank
*10.8 First Amendment to Ground Lease Agreement dated July 1, 1997 among Tate Dodge, Inc., Tate Properties, L.L.C. and County National Bank
*10.9 Ground Lease Agreement dated September 16, 1996 between Grace Anna Muhl and County National Bank
*21.1    Subsidiaries of CN Bancorp, Inc.
 23.1 Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in their opinion included herein as Exhibit 5.1)
 23.2 Consent of Anderson Associates, LLP *24 Power of Attorney (contained herein on page II-8)
*99.1    Subscription Agreement (contained herein on page A-1)


* Previously filed.